As Filed with the Securities and Exchange Commission on June 6, 2008
Registration No. 333-149899

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT
NO. 1 TO

FORM S-11
FOR REGISTRATION
Under
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

CAREY WATERMARK INVESTORS INCORPORATED
(Exact Name of Registrant as Specified in Its Governing Instrument)

207 E. Westminster
Suite 200
Lake Forest, IL 60045
(847) 482-8600
(Address Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael G. Medzigian
Chief Executive Officer
207 E. Westminster
Suite 200
Lake Forest, IL 60045
(847) 482-8600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019	Sharon A. Kroupa, Esq. Brian J. O’Connor, Esq. Venable LLP Two Hopkins Plaza, Suite 180 Baltimore, Maryland 21201

Approximate date of commencement of proposed sale to the public: As soon as possible after effectiveness of the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class		Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered	per Unit	Offering Price	Registration Fee
Common Stock	100,000,000 Shares	$10.00	$1,000,000,000	$39,300(2)
Common Stock(1)	25,000,000 Shares	$9.50	$237,500,000	$9333.75(2)

(1)	Represents shares issuable pursuant to the registrant’s Distribution Reinvestment and Stock Purchase Plan.

(2)	Previously paid.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED JUNE 6, 2008

Prospectus

[CAREY WATERMARK INVESTORS INCORPORATED LOGO]
CAREY WATERMARK INVESTORS INCORPORATED
100,000,000 Shares of Common Stock, $10.00 per Share-Maximum Offering
2,000,000 Shares of Common Stock, $10.00 per Share-Minimum Offering
25,000,000 Shares of Common Stock, $9.50 per Share issuable pursuant to our Distribution Reinvestment and Stock Purchase Plan
Minimum Investment: 200 Shares (may be higher in certain states)

Carey Watermark Investors Incorporated, or CWI, was formed in March 2008 for the purpose of acquiring interests in lodging and lodging related properties. We intend to conduct substantially all of our investment activities and own all of our assets through CWI Limited Partnership, our “operating partnership.” Carey Watermark Advisors, LLC, is our advisor and will provide us with overall management of our business, including services related to acquisitions and dispositions of properties. We have not yet identified any of the properties to be acquired with the proceeds from this offering. We expect to qualify as a real estate investment trust, or a REIT, for U.S. federal income tax purposes.

An investment in our shares involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 22 for a discussion of certain factors that you should consider before you invest in the shares being sold with this prospectus, including:

•	We and our advisor are newly organized and have no operating histories.

•	Our advisor may be subject to conflicts of interest. We pay substantial fees to our advisor based on factors other than the quality of services provided. Our fee structure may encourage our advisor to make investments with increased leverage or to make riskier or more speculative investments. In addition, we, our advisor and Carey Financial, LLC, the sales agent, have some common management, and agreements between us and these entities are not arm’s length agreements.

•	We have not had any net income. We do not currently own any properties, we have not identified any properties to acquire with the offering proceeds and we have no operating history or established financing sources. You will be unable to evaluate our investment portfolio prior to your investment. This is sometimes referred to as a “blind pool” offering.

•	There is no public market for our shares. If you have to sell your shares in the initial years of the program, you will most likely receive less than $10.00 per share.

•	There are conflicts of interest with certain of our directors and officers who have duties to W. P. Carey & Co. LLC, Watermark Capital Partners, LLC and entities sponsored or managed by either of them with which we contract or with which we may compete for properties.

•	We will be subject to the risks of operating lodging properties.

•	Our failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

•	Our distributions may exceed our earnings, particularly during the period before we have substantially invested the net proceeds from this offering. Therefore, for U.S. federal income tax purposes, portions of the distributions that we make may represent return of capital to you.

•	As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to your shares’ proportionate share of the costs of the offering.

•	Shares of our common stock are subject to a 9.8% ownership limitation that is intended, among other purposes, to assist us in complying with restrictions imposed on REITs by the Internal Revenue Code.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. Projections and forecasts cannot be used in this offering. No one is permitted to make any written or oral predictions about how much cash you will receive from your investment or the tax benefits that you may receive.

	Maximum			Maximum	Proceeds,
	Aggregate	Maximum Selling	Maximum Selected	Wholesaling	Before Expenses,
	Price to Public	Commissions	Dealer Fee	Fee	to Us(1)
Offering
Maximum Offering	$1,000,000,000	$65,000,000	$20,000,000	$15,000,000	$900,000,000
Minimum Offering	$20,000,000	$1,300,000	$400,000	$300,000	$18,000,000
Per Share	$10.00	$0.65	$0.20	$0.15	$9.00
Distribution Reinvestment Plan
Maximum Offering	$237,500,000	—	—	—	$237,500,000
Minimum Offering	—	—	—	—	—
Per Share	$9.50	—	—	—	$9.50

(1)	The proceeds are calculated before deducting certain organization and offering expenses payable by us. The total of the above fees, plus other organizational and offering expenses and fees are estimated to be approximately $105,500,000 if the maximum of 100,000,000 shares are sold in the offering and approximately $107,000,000 if the maximum of 125,000,000 shares are sold, which includes 100,000,000 shares sold in the offering and 25,000,000 shares sold pursuant to our Distribution Reinvestment and Stock Purchase Plan. The total of the above fees, plus other organizational and offering expenses and fees are estimated to be approximately $2,800,000 if the minimum of 2,000,000 shares are sold in the offering. To the extent that all other organization and offering expenses exceed four percent of the gross offering proceeds, the excess expenses will be paid by our advisor. See “The Offering/Plan of Distribution.”

The sales agent, Carey Financial, LLC, is our affiliate and is not required to sell any specific number or dollar amount of the shares but will use its “best efforts” to sell the shares offered. Until the subscription proceeds equal $20,000,000, funds accepted by the sales agent and selected dealers from the sale of shares will be promptly deposited into an interest-bearing escrow account maintained by Wells Fargo Bank, National Association. After the subscription proceeds exceed $20,000,000, funds accepted by the sales agent and selected dealers from the sale of shares will be promptly deposited into an interest-bearing account at Bank of the West.

Interest earned will be paid to you if your funds are held in the escrow or interest-bearing account for at least 20 days or more. Interest earned, but not payable to you, shall be paid to us. See “The Offering/Plan of Distribution — Arrangements with respect to Money Held in the Escrow Account and the Interest-Bearing Account.” The funds will be transferred to us from time to time. You will become a stockholder once your funds are transferred to us and shares are issued to you. Transfers occur periodically to provide for an orderly flow of funds into our company. See “The Offering/Plan of Distribution.” If a minimum of 2,000,000 shares are not sold within six months after the date of this prospectus, or if we elect to extend it, to a period no later than one year after the date of this prospectus, we will terminate this offering and all money received will be promptly refunded to investors with interest. We will not charge fees on funds returned if the minimum offering is not reached. If Carey Financial, LLC purchases any shares in this offering, we will not count any of the shares purchased by them to reach the minimum offering amount.

We may sell our shares in the offering until the date that is two years after the effective date of the registration statement related to this offering, or until they have been sold, unless we decide to stop selling them sooner.

This prospectus is dated          , 2008

SUITABILITY STANDARDS

The shares we are offering are suitable only as a long-term investment for persons of adequate financial means. There is currently no public market for the shares, and there is no assurance that one will develop. This means that it may be difficult to sell your shares. You should not invest in these shares if you need to sell them in the near term or will need to sell them quickly in the future.

In consideration of these factors, we have established suitability standards for initial stockholders in this offering and subsequent transferees. These suitability standards require that a purchaser of shares have either:

•	a gross annual income of at least $70,000 and a net worth (excluding the value of a purchaser’s home, furnishings and automobiles) of at least $70,000; or

•	a net worth of at least $250,000.

With respect to the gross annual income requirement, a purchaser must have had during the last two years, or estimate that he, she or it will have during the current tax year, a minimum of $70,000 annual gross income.

California, Iowa, Kansas, Kentucky, Massachusetts, Michigan, Missouri, New Hampshire, Ohio and Pennsylvania have established suitability standards different from those we have established. Shares will be sold only to investors in these states who meet the suitability standards set forth below:

California — Each investor’s maximum investment in CWI may not be more than 10% of their liquid net worth. Liquid net worth is defined as net worth excluding the value of the purchaser’s home, home furnishings and automobile.

Iowa — The maximum investment in CWI and its affiliated programs cannot exceed 10% of an Iowa resident’s net worth.

Kansas — Kansas recommends that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and other similar investments. Liquid net worth is defined as the portion of net worth which consists of cash and cash equivalents and readily marketable securities.

Kentucky — Each investor in Kentucky must have a liquid net worth of $250,000, or a combined liquid net worth of $70,000 and annual income of $70,000. Each investor’s total investment in CWI may not be more than 10% of their liquid net worth. Liquid net worth is defined as net worth excluding the value of the purchaser’s home, home furnishings and personal automobile.

Massachusetts — The maximum investment in CWI and its affiliated programs cannot exceed 10% of a Massachusetts resident’s net worth.

Michigan — Investors must also have a liquid net worth of at least ten times their investment in CWI. The maximum investment in CWI and its affiliated programs cannot exceed 10% of a Michigan resident’s net worth.

Missouri — Investors must have a liquid net worth of at least ten times their investment in CWI.

New Hampshire — Investors must have either: (i) a net worth of $250,000, or (ii) a net worth exclusive of home, home furnishings, and automobiles of $125,000, and taxable income of $50,000.

Ohio — The maximum investment in CWI and its affiliated programs cannot exceed 10% of an Ohio resident’s net worth.

Pennsylvania — In addition to our suitability requirements, investors must have a net worth of at least ten times their investment in CWI.

i

New York and North Carolina impose a higher minimum investment requirement than we require. In New York and North Carolina, individuals must purchase at least 250 shares (not applicable to IRAs).

In the case of sales to fiduciary accounts, these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the shares, or by the beneficiary of the account. These suitability standards are intended to help ensure that, given the long-term nature of an investment in CWI, our investment objectives and the relative illiquidity of the shares, a purchase of shares is an appropriate investment. The sponsor and each person selling shares on behalf of CWI must make every reasonable effort to determine that the purchase of shares is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. Each person selling shares on behalf of CWI is required to maintain records for six years of the information used to determine that an investment in the shares is suitable and appropriate for a stockholder.

Additionally, investors should consult their financial advisors as to their suitability, as the minimum suitability standards may vary from broker-dealer to broker-dealer.

ii

Dealer Prospectus Delivery Requirement

Until          , 2008 (90 days after the initial date of the prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information, including under the caption “Risk Factors,” and our balance sheet and notes thereto, included elsewhere in this prospectus. References in this prospectus to the “initial offering date” refer to the first day our common shares are sold to the public pursuant to this offering. This prospectus will be used in connection with the continuous offering of our shares, as supplemented from time to time.

Unless the context otherwise requires or indicates, references in this prospectus to “we,” “the corporation,” “our”, “us” and “CWI” refer to Carey Watermark Investors Incorporated, together with our subsidiary, CWI Limited Partnership, a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership.” References to “our sales agent” refer to Carey Financial, LLC, or “Carey Financial.” References to “our advisor” refer to Carey Watermark Advisors, LLC, or “CW Advisors,” which is the entity named as the advisor under our advisory agreement, together with the affiliates of W. P. Carey & Co. LLC and Watermark Capital Partners, LLC that perform services on its behalf in connection with the advisory agreement. References to “Carey Watermark Holdings” or “our special general partner” refers to Carey Watermark Holdings, LLC, the special general partner in our operating partnership. References to “W. P. Carey” refer to W. P. Carey & Co. LLC (or any of its predecessors), which holds an indirect interest in CWA Management, LLC, a member of our advisor, and the parent company of Carey Financial and Carey Asset Management Corp. and holds an indirect interest in Carey Watermark Holdings. References to “Watermark Capital Partners” refer to Watermark Capital Partners, LLC, which is the sole member of CWA, LLC, the other member of our advisor. References to “TRS lessees” refer to CWI TRS, our wholly-owned taxable REIT subsidiary, one of its subsidiaries, or one or more wholly-owned taxable REIT subsidiaries that we may form in the future. Unless indicated otherwise, the information included in this prospectus assumes the effectiveness of our articles of amendment and restatement, the limited partnership agreement of our operating partnership, the limited liability company agreement of our advisor and our advisory agreement.

Carey Watermark Investors Incorporated

Overview

We have been formed to acquire, own, dispose of and, through our advisor, manage and seek to enhance the value of, interests in lodging and lodging related properties. This is our initial offering of securities. We do not currently own any assets. We intend to conduct substantially all of our investment activities and own all of our assets through CWI Limited Partnership, our “operating partnership.” We are both a general partner and a limited partner, and will initially own a 99.97% capital interest, in our operating partnership. Carey Watermark Holdings, an entity substantially all of which is owned by CW Advisors Holdings, LLC, an indirect subsidiary of W. P. Carey and CWA, LLC, a subsidiary of Watermark Capital Partners, will hold a special general partner interest in our operating partnership. We expect to qualify as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 2008.

Under the provisions of the Internal Revenue Code, as a REIT we are allowed to own lodging properties but are prohibited from operating these properties. In order to comply with applicable REIT qualification rules, we will enter into leases with the TRS lessees. The TRS lessees will in turn contract with independent property operators that will manage day-to-day operations of our properties. Our advisor will manage our overall portfolio, including providing oversight and strategic guidance to the independent property operators that manage our properties.

We are externally advised by our advisor, Carey Watermark Advisors, LLC, a recently-formed joint venture between CWA Management, LLC, an indirect subsidiary of W. P. Carey, and CWA, LLC, a subsidiary of Watermark Capital Partners.

W. P. Carey is a New York Stock Exchange listed real estate advisory and investment company that has sponsored and advised nine partnerships and seven real estate investment trusts under the Corporate

Property Associates and Carey Institutional Properties brand names during W. P. Carey’s 35 year history. We refer to these entities throughout this prospectus as the “CPA® Programs.” Of the 16 CPA® Programs, 12 have completed their investment and liquidation phases and four continue to operate as entities advised by W. P. Carey. One of those entities, Corporate Property Associates 17 — Global Incorporated, or CPA®:17 — Global, is actively seeking investment opportunities, two other entities, Corporate Property Associates 15 Incorporated, or CPA®:15 and Corporate Property Associates 16 — Global Incorporated, or CPA®:16 — Global, have funds available that may be used to make additional investments and the fourth entity, Corporate Property Associates 14 Incorporated, or CPA®:14, has fully invested its offering proceeds and is principally focused on managing its existing portfolio of properties; however, none of them is focused on lodging and lodging related properties. We refer to CPA®:14, CPA®:15, CPA®:16 — Global and CPA®:17 — Global throughout this prospectus as the “CPA® REITs.”

Watermark Capital Partners is a private investment firm formed in May 2002 that focuses its investment activities on assets that benefit from specialized marketing strategies and demographic shifts, including hotels and resorts, resort residential products, recreational projects including golf and club ownership programs, and new-urbanism and mixed-use projects. The principal of Watermark Capital Partners, Michael G. Medzigian, has over 25 years of experience in the lodging and real estate industries, including as the Chief Executive Officer of Lazard Freres Real Estate Investors, a real estate private equity management organization, and as a senior partner of Olympus Real Estate Corporation, the real estate fund management affiliate of Hicks, Muse, Tate and Furst Incorporated.

Our office is located at 207 East Westminster, Suite 200, Lake Forest, IL 60045. Our phone number is (847) 482-8600, and our web address will be www.careywatermarkinvestors.com. The information on our website does not constitute a part of this prospectus. We were organized as a Maryland corporation on March 10, 2008 with the filing of our initial charter. We intend to amend and restate our initial charter, substantially in the form attached as an exhibit to this registration statement prior to the commencement of this offering. Our charter and bylaws will remain operative throughout our existence, unless they are amended or we are dissolved.

Investment Objectives and Policies

Our objective is to generate attractive risk adjusted returns for our stockholders through a combination of current distributions and capital appreciation. We will seek to create a portfolio with the potential to generate attractive risk adjusted returns across varying economic cycles, including by taking advantage of opportunities to acquire assets at attractive prices in a disrupted economic environment.

Our advisor will actively manage our portfolio and supervise our independent property operators, with a goal of enhancing our profitability and the value of our assets. We believe that an experienced asset manager can improve the performance of a lodging asset by actively overseeing brand and management changes, market positioning, revenue and expense management, strategic capital expenditures and enhancement of operating efficiencies. We expect to qualify as a REIT and will undertake our asset management in the manner necessary to qualify as a REIT.

Our chief executive officer has extensive experience acquiring, managing, developing, repositioning and disposing of lodging assets on behalf of sophisticated institutional investors in real estate private equity funds. We expect to benefit from Mr. Medzigian’s institutional-quality approach and we believe that our strategy will entail lower risk when compared with such funds because we expect to incur moderate levels of leverage and generally expect to have longer holding periods.

We believe that the following attributes of the lodging sector and our investment model are particularly important to our ability to meet our investment objective:

•	The lodging industry has grown significantly over the past two decades and should continue to benefit from demographic and macroeconomic trends, including the following:

•	growth in international trade and commerce, opening of emerging markets, exposure of consumers through the media to various travel alternatives and the expansion of travel infrastructure;

•	the “baby boomer” generation’s increased interest in lodging and leisure pursuits as members of that generation approach retirement; and

•	increased travel to and within the United States due to a weakened United States dollar.

•	Lodging properties provide investors with a potentially attractive blend of current cash flow, primarily from daily property operations, and the opportunity for capital appreciation through employment of active asset management strategies. Further, the ability of hotel operators to adjust room rates on nearly a daily basis, reflecting real-time market conditions, provides a potentially effective inflation hedge.

•	Our investment model is designed to be effective across business cycles. While we expect to benefit over the long-term from growth in the lodging sector resulting from advantageous demographics, in the near-term we may be able to acquire assets at attractive returns due to economic dislocation. If a more disciplined lending and capital markets environment results from the current economic dislocation, it should have the impact of moderating prices of existing properties by reducing competition from highly leveraged investors and curtailing development of new properties, which should benefit us during our investment period.

•	As compared with certain other types of real estate assets, the lodging sector provides a broad range of value creation opportunities that can enhance returns. These value-enhancing strategies may include brand and management changes, revenue and expense management, strategic capital expenditures, repositioning, facility reuse and reuse or sale of excess land. We also expect to benefit from technology and process-driven developments.

•	We can offer lodging industry owners and operators a reasonably priced, long-term capital solution that differentiates us from other sources of capital. We expect to operate with moderate levels of leverage and longer holding periods than many real estate private equity funds. In addition, we will not be subject to the pressures of having to meet quarterly earnings estimates and near-term share price targets, which will enable us to take a longer-term view when making acquisitions and implementing operational strategies.

See “Investment Objectives, Procedures and Policies-General” for a detailed discussion of the attributes of the lodging sector and our investment model noted above.

The lodging properties we acquire may include full-service branded hotels located in urban settings, resort properties, high-end independent urban and boutique hotels, select-service properties and mixed-use projects with non-lodging components. Full-service hotels generally provide a full complement of guest amenities, including food and beverage services, meeting and conference facilities, concierge and room service, porter service or valet parking, among others. Select-service hotels typically do not include these amenities. Resort properties may include smaller boutique hotels and large-scale integrated resorts. We generally intend to acquire fee ownership of our properties but may consider leasehold interests.

At this time we are unable to predict what percentage of our assets may consist of investments in any one category of the target lodging portfolio. As opportunities arise, we may seek to expand our portfolio to include other types of real estate-related investments in the lodging sector, such as loans secured by lodging properties, mezzanine loans related to lodging properties, subordinated interests in loans secured by lodging properties and equity and debt securities issued by companies engaged in the lodging sector. We may invest in the securities of other issuers for the purpose of exercising control. Further, except in opportunistic situations, we do not currently plan to make material investments in new developments, suburban properties where there are insufficient barriers to entry and hotel properties that are considered budget hotels.

We expect to make investments primarily in the United States. However, we may consider investments outside the United States and we are not prohibited under our organizational documents from making investments outside the United States. Our advisor will evaluate potential acquisitions on a case-by-case basis. We are not required to meet any diversification standards and have no specific policies or restrictions regarding the geographic areas where we make investments or on the percentage of our capital that we may invest in a particular asset.

As we seek to implement our business strategy and achieve our investment objective, we believe that we will benefit from the following:

•	The combined capabilities and resources of W. P. Carey and Watermark Capital Partners;

•	W. P. Carey, founded by Wm. Polk Carey in 1973, has a 35-year history of commercial real estate investment and management, primarily involving long-term net leases, both directly and on behalf of the CPA® Programs. Mr. Carey is the Chairman of W. P. Carey and of the CPA® REITs.

•	The long experience of Mr. Medzigian, our Chairman and Chief Executive Officer, as an active and successful lodging industry investor and asset manager. Mr. Medzigian has particular expertise in investing in and managing lodging properties, having been responsible for investments in, or management of, over $2.4 billion of lodging and related investments over 25 years.

•	An independent board that will include individuals with substantial experience in the lodging industry.

In the past, W. P. Carey and Watermark Capital Partners have worked together to complete two lodging transactions. In September 2007, affiliates of W. P. Carey and Watermark Capital Partners acquired the Doubletree Hotel Memphis Downtown, an urban full-service hotel located in downtown Memphis, Tennessee in a privately negotiated transaction. The incumbent third party property management company prior to the acquisition continued in its management role with oversight by Watermark Capital Partners as asset manager. This 280-unit hotel has experienced growth in revenue since it was renovated and converted from a Radisson into a Doubletree franchise in 2005. The hotel was acquired for approximately $39.3 million or $140,000 per room, which included an acquisition cost of approximately $35.5 million and $3.8 million for capital expenditures, working capital and transaction costs. In addition, in 2005, affiliates of W. P. Carey and Watermark Capital Partners entered into an agreement to redevelop and reposition the Holiday Inn — Livonia West, a 226-unit full-service hotel located in Livonia, Michigan. This property was owned by an affiliate of W. P. Carey since 1987. Watermark Capital Partners assumed property management as well as development and construction management responsibilities and implemented an aggressive asset management program with the goals of value maximization through revenue enhancement, operational cost containment and improved customer service. The venture implemented a $12 million renovation program and re-branded the property as a Radisson Hotel & Conference Center. Neither of these investments will be included in our portfolio.

Investment Program

While we intend primarily to acquire fee ownership of lodging facilities and lodging related properties, as opportunities arise, we may invest in other types of real estate-related investments in the lodging sector, subject to the following guidelines:

•	We will not purchase any real property when the contractual purchase price of the property plus all acquisition fees, but excluding acquisition expenses, payable to our advisor is in excess of its appraised value. We will not make or invest in mortgage loans unless an appraisal is obtained on the underlying property. The appraisals may take into consideration, among other things, the terms and conditions of the particular transaction and they may exceed the construction cost or replacement cost of the property.

•	We will not make or invest in mortgage loans on any one property, or in one borrower, which would exceed 20% of the proceeds raised from this offering.

•	We will not make or invest in mortgage loans in any one property if the aggregate amount of all mortgage loans outstanding on the property that are senior to or pari passu with our loan, together with our loan, would exceed 85% of the appraised value of the property at the time that we make the investment, unless such investment is justified by the presence of other underwriting criteria such as the credit rating of the borrower, a collateral that is adequate to justify the waiver of this limitation or the guarantee of the mortgage by a government agency. For this purpose, we do not treat commercial mortgage backed securities, or CMBS, as mortgage loans.

•	Any purchase from, sale to or joint venture with an affiliate must be approved or ratified by at least a majority of our independent directors.

•	We may invest no more than 10% of our net equity in unimproved or non-income-producing real property or mortgage loans on unimproved or non-income-producing property.

The maximum leverage that our advisor may arrange for us to incur in the aggregate on our portfolio, without the need for further approval, is limited to the lesser of 75% of the total costs of our investments, or 300% of our net assets. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. Any excess must be approved by a majority of our independent directors. Our charter and bylaws do not restrict the form of indebtedness we may incur (for example, we may incur either recourse or non-recourse debt or cross collateralized debt).

Our intention is to consider alternatives for providing liquidity for our stockholders beginning generally after eight years following the investment of substantially all of the net proceeds from this offering. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion in an automated quotation system, a merger (which may include a merger with one or more entities managed by our advisor in the future or currently managed by W. P. Carey or Watermark Capital Partners) or another transaction approved by our board of directors. While our intention is to seek to complete a liquidity transaction generally within eight to twelve years following the investment of “substantially all” of the proceeds from this offering, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. Alternatively, we may seek to complete a liquidity transaction earlier than eight years. Investment of “substantially all” of the proceeds means the equity investment of 90% or more of the net proceeds from this offering. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that, in light of our expected life at that time, it is in our stockholders’ best interests for us to make new investments.

Any proceeds of the offering not invested or committed for investment within the later of two years after commencement of this offering or one year after the termination of this offering, other than necessary working capital, will be distributed to our stockholders.

Risk Factors

An investment in our shares has risks.  The “Risk Factors” section of this prospectus contains a detailed discussion of the most important risks. Please refer to the “Risk Factors” section for a more detailed discussion of the risks summarized below and other risks of investment in us.

Risks Related to this Offering

•	We are newly incorporated and have no operating history; therefore, there is no assurance that we will be able to achieve our investment objectives.

•	Our advisor is newly formed and has no operating history; the past performance of programs sponsored by or affiliated with W. P. Carey is not an indicator of our future performance.

•	The offering price for shares being offered in this offering and through our distribution reinvestment plan was determined by our board of directors and may not be indicative of the price at which the shares would trade if they were listed on an exchange or were actively traded by brokers.

•	A delay in investing funds may adversely affect or cause a delay in our ability to deliver expected returns to investors and may adversely affect our performance.

•	As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to the offering costs associated with your shares.

•	Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

•	If we only sell the minimum offering amount, we will invest in very few assets and our stockholders may recognize greater risk and a lower return.

•	Since this is a “best-efforts” offering, there is neither any requirement, nor any assurance, that more than the minimum offering amount will be raised.

Risks Related to Our Relationship with Our Advisor

•	We own no properties at this time and our success will be dependent on the performance of our advisor.

•	The decision by either of the members of our advisor to transfer or sell its interest in the advisor, or the sale of the advisor to a third party, could materially adversely affect the ability of our advisor to continue to perform services for us.

•	W. P. Carey & Carey Financial have recently settled an SEC investigation relating to, among other things, payments made by certain CPA® REITs to broker-dealers that distributed their shares. If other actions are brought against W. P. Carey or Carey Financial, we could be adversely affected.

•	The termination of our advisor and its replacement with an entity that is not an affiliate of the advisor or the resignation of our advisor for good reason, all after two years from the start of operations of our operating partnership, would give our operating partnership the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, which could be prohibitively expensive. If we do not exercise such election, we may be unable to retain another advisor.

•	Payment of fees to our advisor, and distributions to our special general partner, will reduce cash available for investment and distribution.

•	Our advisor may be subject to conflicts of interest.

•	There are conflicts of interest with certain of our directors and officers who have duties to W. P. Carey and/or to Watermark Capital Partners and entities sponsored or managed by either of them with which we contract or with which we may compete for properties.

•	We have limited independence from our advisor, and there are potential conflicts between our advisor and our stockholders.

•	We may face competition from entities managed by our advisor and its affiliates in the purchase, sale and ownership of properties.

•	The termination of the services agreement by W. P. Carey may materially adversely affect the ability of our advisor to fulfill its obligations under the advisory agreement.

Risks Related to Our Operations

•	We are subject, in part, to the risks of real estate ownership which could reduce the value of our properties.

•	We may have difficulty selling our properties, and this lack of liquidity may limit our ability to quickly change our portfolio in response to changes in economic or other conditions.

•	Potential liability for environmental matters could adversely affect our financial condition.

Risks Related to Investments in the Lodging Industry

•	We will be subject to the risks of operating lodging properties.

•	We do not have control over market and business conditions, and adverse changes in one or more such conditions may reduce the value of our properties.

•	Adverse trends in the lodging industry may affect our properties.

•	An economic downturn or concern about terrorist activities could adversely affect the travel and lodging industries and may affect operations for the lodging properties that we acquire.

•	Seasonality of certain lodging properties may cause quarterly fluctuations in results of operations of our properties.

•	We are subject to the risk of potentially significant tax penalties in case our leases with the TRS lessees do not qualify for tax purposes as arm’s length.

•	Our results of operations, financial position, cash flows and ability to service debt and to make distributions to stockholders will depend on the ability of the independent property operators to operate and manage the hotels.

•	There may be operational limitations associated with management and franchise agreements affecting our properties and these limitations may prevent us from using these properties to their best advantage for our stockholders.

•	We will face competition in the lodging industry, which may limit our profitability and return to our stockholders.

Risks Related to an Investment in Our Shares

•	The lack of a public market for our shares combined with the limit on the number of our shares a person may own may discourage a takeover and make it difficult for stockholders to sell shares quickly.

•	Failing to qualify as a REIT would adversely affect our operations and ability to make distributions.

•	The amount of any distributions we may make is uncertain. Our distributions may exceed our earnings, particularly during the period before we have substantially invested the net proceeds from this offering. Therefore, for U.S. federal income tax purposes, portions of the distributions that we make may represent return of capital to you. If our distributions exceed our available cash from operations, we may need to sell properties or other assets, incur indebtedness or use offering proceeds to make distributions.

•	Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income.

•	Possible legislative or other actions affecting REITs could adversely affect our stockholders and us.

•	The power of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

•	Conflicts of interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.

Our Advisor

We will be externally managed and advised by Carey Watermark Advisors, LLC, which is responsible for managing our overall portfolio and for identifying and making acquisitions on our behalf. The advisor is also responsible for providing oversight and strategic guidance to the independent property operators that manage day-to-day operations of our properties.

Our advisor is a joint venture between CWA Management, LLC and CWA, LLC and is governed by a limited liability company agreement. CWA Management, LLC is an indirect subsidiary of W. P. Carey and CWA, LLC is a subsidiary of Watermark Capital Partners. Our special general partner will also provide management assistance to our operating partnership.

Several of the officers and directors of the advisor are also our officers and directors, including Mr. Medzigian, Gordon F. DuGan and Thomas E. Zacharias. Several of our officers are officers of W. P. Carey, including Mark J. DeCesaris and Thomas J. Ridings. In addition, W. P. Carey and Watermark Capital Partners own indirect interests in our special general partner which will entitle them to distributions and allocations of income and loss. Our advisor has responsibility for all aspects of our operations, including:

•	selecting the investments that we will acquire, formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of the investment, subject to the approval of the chief investment officer and/or the investment committee;

•	negotiating the terms of any borrowing, including lines of credit and any long-term financing;

•	managing our operations, including accounting, asset management and investor relations;

•	arranging for and negotiating the sale of assets; and

•	providing asset management services, including oversight and strategic guidance to the independent property operators.

Our advisor will enter into a services agreement with W. P. Carey as described in this prospectus, pursuant to which W. P. Carey will provide the advisor with certain personnel and various administrative, accounting, cash management and other services until such time the advisor hires additional personnel to perform directly all or a portion of such duties under the advisory agreement.

See the “Management” section of this prospectus for a description of the business background of the individuals who are responsible for the management of our operations and our advisor, as well as for a description of the services our advisor provides. In payment for these services, our advisor receives substantial fees.

Our Structure

The following chart shows our ownership structure and our relationship with our advisor, Carey Watermark Holdings, W. P. Carey and Watermark Capital Partners upon commencement of our offering. We do not currently own any assets. We intend to acquire and hold our assets through our operating partnership. Our structure is often referred to as an “UPREIT” structure. We believe this structure will enable us to offer sellers of real properties the opportunity to achieve tax deferral on their sale, which may give us a competitive edge in acquiring real properties when compared with buyers who are not able to offer consideration that will result in tax deferral for the seller. However, we may not have a competitive edge when compared with publicly-traded UPREITs because they can offer sellers of real property the opportunity to achieve tax deferral and the ability to convert operating partnership units into publicly-traded common stock. See “The Operating Partnership.”

(1)	We will initially own a 99.97% capital interest in the operating partnership consisting of general and limited partnership interests. We are the managing general partner of the operating partnership and, therefore, our board of directors controls substantially all decisions of our operating partnership. Our board has delegated authority for our management and the management of our operating partnership to our advisor subject to the terms of the advisory agreement.

(2)	Each of Watermark Capital Partners and W. P. Carey owns its interest in our advisor and in Carey Watermark Holdings through subsidiaries. Watermark Capital Partners owns an interest in our advisor and Carey Watermark Holdings through its subsidiary CWA, LLC. W. P. Carey owns an interest in our advisor through its subsidiaries, CWA Management, LLC and Carey Asset Management Corp. W. P. Carey owns an interest in Carey Watermark Holdings through its subsidiaries CW

Advisors Holdings, LLC and Carey REIT II, Inc. In order to qualify as a REIT, Carey REIT II, Inc., has issued 120 shares of six percent cumulative redeemable non-voting preferred stock to 120 individuals, including to certain of our officers.

(3)	The special general partner interest may entitle Carey Watermark Holdings to receive a special allocation of our operating partnership’s profits as well as certain operating partnership distributions. See “Management Compensation.”

Our REIT Qualification

We expect to elect and qualify to be treated as a REIT beginning with our tax year ending December 31, 2008. Under the Internal Revenue Code of 1986, as amended, referred to as the “Internal Revenue Code” or the “Code,” REITs are subject to numerous organizational and operational requirements including limitations on certain types of gross income. As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute to our stockholders as long as we meet the REIT requirements, including that we distribute at least 90% of our net taxable income (excluding net capital gains) on an annual basis. If we fail to qualify for taxation as a REIT initially or in any year, our income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for the following four years. Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to U.S. federal, state, local and foreign taxes on our income and property and to income and excise taxes on our undistributed income. See “Risk Factors — Risks Related to an Investment in Our Shares” for a description of risks associated with our election to be subject to taxation as a REIT.

Conflicts of Interest

Entities with which we may potentially have conflicts of interest are W. P. Carey, which is the owner of an indirect interest in our advisor and the parent company of Carey Financial; CWA Management, LLC, which is a member of our advisor; Carey Asset Management Corp., which is the sole member of CWA Management, LLC, Carey Financial, which is the sales agent for this offering; CWA, LLC, the other member in our advisor; other entities or programs sponsored or managed by our advisor or its members or their affiliates now or in the future; and those of our officers and directors who have ownership interests in W. P. Carey and Watermark Capital Partners.

Our advisor and its members may experience conflicts in the management of our operations with respect to matters related to:

•	the advisor’s compensation;

•	allocation of new investments and management time and services between us and various other affiliates;

•	the timing and terms of the investment in or sale of an asset;

•	investments with our affiliates, our advisor or its members and their affiliates;

•	purchases of assets from, sales of assets to, or business combination transactions involving, other programs or entities sponsored or managed by our advisor or its members or their affiliates;

•	pre-existing lodging interests owned and/or managed by W. P. Carey, Watermark Capital Partners and their affiliates which are not being contributed to us;

•	the termination of our advisory agreement; and

•	our relationship with the sales agent, Carey Financial, which is an affiliate of W. P. Carey.

Furthermore, our duties as general partner to our operating partnership and its limited partners may come into conflict with the duties of our directors and officers to us and to our stockholders. See also “Risk Factors — Risks Related to an Investment in Our Shares — Conflicts of interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.”

Pursuant to an exclusivity agreement between W. P. Carey and Watermark Capital Partners, W. P. Carey and Watermark Capital Partners have agreed that they and their affiliates will not directly or indirectly acquire, lease, own or manage lodging facilities. The exclusivity arrangement is subject to certain exceptions, including an exception for future REITs sponsored and managed by our advisor with objectives similar to our objectives. The exclusivity agreement will terminate as to both of W. P. Carey and Watermark Capital Partners if, among other things, either of them directly or indirectly transfers its interest in the advisor (whether to the other member of the advisor or an unrelated third party).

The “Conflicts of Interest” section discusses in more detail the more significant of these potential conflicts of interest, as well as the procedures that have been established to resolve a number of these potential conflicts.

Prior Programs

The “Prior Programs” section of this prospectus contains a narrative discussion of the public and private real estate programs sponsored by affiliates of W. P. Carey in the past, including nine public limited partnerships and seven unlisted public REITs. During the ten-year period from January 1, 1998 through December 31, 2007, these entities, which invest in commercial properties that are leased on a net basis, purchased 634 properties, including 213 properties outside the United States. Statistical data relating to the historical experience of prior CPA® Programs are contained in “Annex A — Prior Performance Tables.” Information in the “Prior Programs” section and in “Annex A — Prior Performance Tables” should not be considered as indicative of how we will perform. In particular, none of the prior programs included in these sections held significant investments in lodging properties. Watermark Capital Partners has never sponsored a prior public program or a prior private program with investment objectives similar to our objectives.

The Offering

Maximum Offering Amount	$1,000,000,000 of common shares

Maximum Amount Issuable Pursuant to Our Distribution Reinvestment Plan	$237,500,000 of common shares

Minimum Offering Amount	$20,000,000 of common shares

Minimum Investment	200 shares. (The minimum investment amount may vary from state to state. Please see the “Suitability Standards” section for more details.)

Suitability Standards for Initial Purchasers in this Offering and Subsequent Transferees	Net worth of at least $70,000 and annual gross income of at least $70,000 (For this purpose, net worth excludes home, home furnishings and personal automobiles);

OR

Net worth of at least $250,000.

Suitability standards may vary from state to state and by broker-dealer to broker-dealer. Please see the “Suitability Standards” section for more details.

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to distribute at least 90% of our net taxable income each year. We intend to accrue and pay distributions on a quarterly basis and we will calculate our distributions based upon daily record and distribution declaration dates so investors will be able to earn distributions immediately upon purchasing common stock.

Our Advisor	Carey Watermark Advisors, LLC manages our overall portfolio, selects our investments and provides asset management services, including oversight and strategic guidance to the independent property operators we select to manage our lodging properties.

Estimated Use of Proceeds	Approximately 88% (maximum offering) or approximately 84% (minimum offering) — to acquire investments. Approximately 12% (maximum offering) or approximately 16% (minimum offering) — to pay fees and expenses of the offering.

If you choose to purchase stock in this offering, you will fill out an enrollment form, like the one attached to this prospectus as Annex B, for a specific number of shares and pay for the shares at the time of your order. Until subscription proceeds reach $20,000,000, funds received will be placed into escrow with Wells Fargo Bank, National Association, our Escrow Agent, along with those of other investors, in an interest-bearing escrow account until the time you are admitted by us as a stockholder. Promptly upon reaching the minimum offering, subscription proceeds will be released to us from the escrow account and investors with subscription funds held in the escrow account will be admitted as stockholders. As soon as practicable after the date a stockholder is admitted to CWI, we will pay to such stockholder whose funds had been held in escrow for at least 20 days, its share of interest earned. Interest earned, but not payable to a stockholder, will be paid to us. After subscription proceeds exceed $20,000,000, funds received will be placed in an interest-bearing account at Bank of the West. After the initial admission of stockholders in connection with the sale of the minimum offering amount, interest will be payable only to those stockholders whose funds have been held in the interest-bearing account maintained by Bank of the West for at least 20 days. Interest earned, but not payable to a stockholder, will be paid to us. It is our intention to admit stockholders generally every 20 days or sooner after we reach the minimum offering amount. We may not transfer your funds to us until at least five business days have passed since you received a final prospectus. The sale of shares pursuant to the enrollment form will not be complete until we issue a written confirmation of purchase to you. At any time prior to the date the sale is completed, referred to as the settlement date, you may withdraw your order by notifying your broker-dealer.

No shares of common stock will be sold in the offering unless subscriptions for at least 2,000,000 shares have been received within six months after the date of this prospectus, or if we elect to extend it, to a period no later than one year after the date of this prospectus or, the Extended Period. If the minimum offering amount has not been received and accepted by [ • ], 2009, or by the Extended Period, the escrow agent will promptly notify us and this offering will be terminated and investors’ funds will be returned promptly.

The offering of the maximum amount of shares is on a “best efforts” basis. When shares are offered to the public on a “best efforts” basis, we are not guaranteeing that any minimum number of shares will be sold. Any purchases of shares by W. P. Carey, Watermark Capital Partners, or their respective affiliates, any officers or directors of these entities, or any of our affiliates for the explicit purpose of meeting the minimum offering amount must be made for investment purposes only, and not with a view toward redistribution. However, none of our affiliates expects to purchase any shares for the purpose of meeting the minimum offering amount. If Carey Financial purchases any shares in this offering, we will not count any of the shares purchased by it to reach the minimum offering amount.

We may sell our shares in the offering until the date that is two years after the effective date of the registration statement related to this offering, or until they have been sold, unless we decide to stop selling them sooner.

Compensation

We will pay our advisor fees for its services and will reimburse our advisor for some expenses. In addition, our special general partner will be entitled to receive distributions from our operating partnership based upon our available cash and the performance of our portfolio. Pursuant to our 2008 Equity Incentive Plan, our officers and officers and employees of our advisor and its affiliates who perform services on our behalf, non-director members of the investment committee and our independent directors are eligible to receive equity incentive awards. Outlined below are the material items of compensation. Investors should note that when we refer to certain fees and distributions payable to the advisor or the special general partner as being subordinated to the “six percent preferred return rate,” we mean that such fees and distributions will accrue but will not be paid to the advisor or the special general partner if we have not paid distributions at an average, annualized, non-compounded rate of at least six percent on a cumulative basis from our initial issuance of shares pursuant to this offering through the date of calculation. Once we have achieved the six percent preferred return rate, we may commence paying accrued, subordinated fees and distributions for so long as the six percent preferred return rate is maintained. We will calculate the six percent preferred return rate based on the proceeds from the sale of our shares, as adjusted for redemptions and distributions of the proceeds from sales and refinancing of assets.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

Organization and Offering Stage
CW Advisors	Reimbursement for organization and offering expenses; provided that the advisor shall bear all organization and offering expenses that exceed in the aggregate four percent of the gross proceeds from this offering and our distribution reinvestment plan.	These expenses are estimated to be $7,000,000 if the maximum of 125,000,000 shares are sold in the offering and pursuant to our distribution reinvestment plan.
Carey Financial	Selling commissions will be paid to Carey Financial of up to a maximum of $0.65 per share sold. Carey Financial will, in turn, re-allow all selling commissions to selected dealers.	The maximum amount payable to Carey Financial is $65,000,000 if 100,000,000 shares are sold in the offering, all of which will be re-allowed to the selected dealers. The estimated amounts payable to Carey Financial take into consideration volume discounts and sales made net of commissions in connection with the offering only.
Carey Financial	A selected dealer fee will be paid to Carey Financial of up to a maximum of $0.20 per share sold. Carey Financial will, in turn, re-allow all or a portion of the selected dealer fee to selected dealers for shares sold by the selected dealers.	The amount payable to Carey Financial is $20,000,000 if 100,000,000 shares are sold in the offering, all or a portion of which will be re-allowed to the selected dealers. The estimated amounts payable to Carey Financial take into consideration volume discounts and sales made net of commissions in connection with the offering only.
Carey Financial	A wholesaling fee of $0.15 per share sold will be paid to Carey	The amount payable to Carey Financial is $15,000,000 if

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

	Financial for wholesaling expenses.	100,000,000 shares are sold in this offering.
Acquisition Stage
CW Advisors	We will pay the advisor an acquisition fee in an amount equal to 1.25% of the total investment cost of the properties acquired and loans originated by us. We will also reimburse the advisor for acquisition expenses.

Total investment cost means, with respect to a property acquired or a loan originated, an amount equal to the sum of the contract purchase price of such investment plus the acquisition fees and acquisition expenses paid in connection with the investment.

	The total of all acquisition fees (including interest thereon) payable by sellers, borrowers or us to our advisor and unaffiliated third parties on all investments, and the total amount of acquisition expenses we pay, must be reasonable and together may not exceed six percent of the aggregate contract purchase price of all investments we purchase and the principal amount of loans we originate.	If the investments we make or acquire from the proceeds of this offering, are, on average, 65% leveraged, the acquisition fees payable to CW Advisors are estimated to be approximately $31,946,429 if 100,000,000 shares are sold in the offering. If the maximum offering of 100,000,000 shares are sold and the investment portfolio is 75% leveraged (the maximum allowable), acquisition fees payable to CW Advisors as a result of the offering (assuming an aggregate total cost of all investments of approximately $3,510,018,000) are estimated to be approximately $44,725,000.
Operational Stage
All fees, expenses and distributions on the special general partner interest payable during the operational stage are subject to the 2%/25% Guideline. The 2%/25% Guideline is the requirement that, in the twelve- month period ending on the last day of any fiscal quarter, operating expenses not exceed the greater of 2% of the average invested assets during such twelve-month period or 25% of our adjusted net income over the same twelve- month period. Average invested

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

assets means the average aggregate book value of our investments, before deducting non-cash items, computed by taking the average of such values at the end of each month during such period. Adjusted net income means our total consolidated revenues less its total consolidated expenses, excluding non-cash items and gains, losses or writedowns from the sale of our assets.
CW Advisors	Our advisor will be paid an annual asset management fee equal to 0.30% of the aggregate average market value of our investments. Average market value is equal to the aggregate purchase price paid by us for the investment unless a later appraisal by an independent appraiser is obtained, in which case that later appraised value will become the average market value.	If the maximum number of 100,000,000 shares is sold in the offering and the investments we make or acquire from the proceeds of this offering are 65% leveraged, the average market value as a result of the offering would be approximately $2,507,155,714. The annual asset management fee on these assets would be approximately $7,521,467.

CW Advisors	We will reimburse CW Advisors for various expenses incurred in connection with its provision of services to us. In addition to reimbursement of third party expenses that will be paid by our advisor (including property-specific costs, professional fees, office expenses and business development expenses), we will reimburse our advisor for the allocated costs of personnel and overhead in providing management of our day- to-day operations, including accounting services, stockholder services, corporate management and operations, except that we will not reimburse our advisor for the cost of personnel to the extent such personnel are used in transactions (acquisitions, dispositions and refinancings) for which our advisor receives a transaction fee. CW Advisors must absorb, or reimburse us	Not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

for, the amount in any twelve-month period ending on the last day of any fiscal quarter by which our operating expenses, including asset management fees and distributions paid on the special general partner interest during the operational stage, exceed the 2%/25% Guideline. Such reimbursement must be made within 60 days after the end of the applicable twelve-month period. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, CW Advisors may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the 2%/25% Guideline in the twelve-month period ending on the last day of such quarter.
Carey Watermark Holdings	Carey Watermark Holdings has a special general partner profits interest in our operating partnership which will entitle Carey Watermark Holdings to receive up to 10% of distributions of available cash. Available cash means the cash generated by operating partnership operations and investments excluding cash from sales and refinancings, after the payment of debt and other operating expenses, but before distributions to partners. Distributions of available cash will be paid quarterly.	Not determinable at this time.
Officers of CWI and Officers and Employees of CW Advisors and Non- Director Members of the Investment Committee	We have established the 2008 Equity Incentive Plan pursuant to which our officers and officers and employees of CW Advisors and its affiliates who perform services on our behalf and non-director members of the	Equity awards under our two equity incentive plans may not exceed, on a combined basis, four percent of our outstanding shares of common stock on a fully diluted basis, up to a

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

	investment committee may be granted incentive awards in the form of restricted stock units.	maximum amount of 4,000,000 shares.
Independent Directors	We will pay each independent director (i) an annual fee of $34,000 and (ii) an annual fee of $10,000 to serve on the investment committee. In addition, the Chairman of the Audit Committee will receive an annual fee of $5,000.	The estimated aggregate compensation payable to the independent directors as a group for a full fiscal year is approximately $181,000.
	Each independent director is also entitled to receive an award of 1,000 restricted stock units under our 2008 Equity Incentive Plan when he or she joins the board and at each annual stockholders’ meeting thereafter. The restricted stock units will be fully vested on grant.	Equity awards under our two equity incentive plans may not exceed, on a combined basis, four percent of our outstanding shares of common stock on a fully diluted basis, up to a maximum amount of 4,000,000 shares.
Non-Director Members of the Investment Committee	We will pay any non-director member of the investment committee who is not one of our officers an annual fee of $10,000 and an annual award of 500 fully vested restricted stock units to serve on the investment committee.	The estimated aggregate compensation currently payable for a full fiscal year is approximately $10,000.
Dispositions/Liquidation Stage
CW Advisors	If CW Advisors provides a substantial amount of services in the sale of an investment, subordinated disposition fees shall accrue in an amount equal to the lesser of: (i) 50% of the competitive real estate commission and (ii) 1.5% of the contract sales price of a property. The total real estate commissions and the subordinated disposition fees we pay shall not exceed an amount equal to the lesser of: (i) six percent of the contract sales price of a property or (ii) the commission paid in a competitive market for the purchase or sale of a property that is reasonable and competitive in light of the size, type, location or other relevant characteristics of the property. The fee will only be paid if and when the six percent preferred return rate has been achieved	Not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

through the end of the prior fiscal quarter. The fee will bear interest at the rate of five percent per annum from the date of disposition of the investment until it is paid. This will increase the amount received by CW Advisors beyond the amount accrued.
	If the advisory agreement is terminated, other than for cause, or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any payment of subordinated fees, earned prior to termination or non-renewal of the advisory agreement. If our advisory agreement is terminated for cause, we will pay our advisor unpaid expense reimbursements.	Not determinable at this time.
Carey Watermark Holdings	Interest in Disposition Proceeds. Carey Watermark Holdings’ special general partner interest will also entitle it to receive distributions of up to 15% of the net proceeds from the sale, exchange or other disposition of operating partnership assets remaining after the corporation has received a return of 100% of its initial investment in the operating partnership (which will be equivalent to the initial investment by our stockholders in our shares) (through certain liquidity events or distributions) plus the six percent preferred return rate. W. P. Carey and Watermark Capital Partners may award their employees or employees of their affiliates (some of whom may also serve as our directors or officers) interests in such distributions.	The incentive profits interest is dependent on our operations and the amounts received upon the sale or other disposition of the assets and is not determinable at this time.
	If we terminate or do not renew the advisory agreement (including as a result of a merger, sale of substantially all of our assets or a liquidation), if our advisor resigns for good reason, all after two years from the start of operations of our operating partnership, our	Not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser.

There are many conditions and restrictions on the payment of fees to our advisor. For a more complete explanation of the fees and expenses and an estimate of the dollar amount of these payments, as well as commission and other fees that are re-allowed to selected dealers, please see the “Management Compensation” section of this prospectus.

CW Advisors may choose on an annual basis to take its fees in cash or restricted shares, or a combination thereof. Carey Watermark Holdings may choose on an annual basis to reinvest the distributions from its special general partnership interest in our operating partnership in exchange for partnership units.

Our Status Under the Investment Company Act

We do not believe that we are required and do not intend to register as an investment company under the Investment Company Act. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates;

•	compliance with reporting, record keeping, voting and proxy disclosure requirements; and

•	other rules and regulations that would significantly increase our operating expenses.

See “Risk Factors — Risks Related to Our Operations — Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.”

ERISA Considerations

The section of this prospectus entitled “ERISA Considerations” describes the effect the purchase of shares will have on retirement plans and individual retirement accounts, referred to as IRAs, subject to the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA, and/or the Internal Revenue Code.

ERISA is a federal law that regulates the operation of certain pension and other employee benefit plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or IRA or any other employee benefit plan subject to ERISA should read this section very carefully.

Description of Shares

General

We will not issue stock certificates. A stockholder’s investment will be recorded on our books as held by Phoenix American Financial Services Inc., or Phoenix American, our transfer agent. If you wish to sell your shares, you will be required to comply with the transfer restrictions and send an executed transfer form to Phoenix American. Transfer fees will apply in certain circumstances.

Stockholder Voting Rights and Limitations

Stockholders will meet each year for the election of directors. Other business matters may be presented at the annual meeting or at special stockholder meetings. You are entitled to one vote for each share you own. All stockholders are bound by the decision of the majority of stockholders who vote on each question voted upon or, in certain instances, by the decision of a majority of all stockholders entitled to vote.

Limitation on Share Ownership

Our charter restricts ownership by one person and their affiliates to no more than 9.8% of the value of our issued and outstanding shares of common stock and no more than 9.8% in value or number, whichever is greater, of our issued and outstanding shares of common stock. See “Description of Shares — Restriction on Ownership of Shares.” These restrictions are designed, among other purposes, to assist us in complying with restrictions imposed on REITs by the Internal Revenue Code.

Sale of Shares

Our shares are not listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if a public market will ever develop prior to a liquidity event. As a result, you may find that it is difficult to sell your shares unless you sell them at a substantial discount.

Beginning one year after shares are issued to you, you may request that we redeem those shares in accordance with our redemption plan. The redemption procedures are described in the “Description of Shares — Redemption of Shares” section of this prospectus.

For a more complete description of the shares, including limitations on the ownership of shares, please refer to the “Description of Shares” section of this prospectus.

Reports to Stockholders

You will receive periodic updates on the performance of your investment in us, including:

•	Four quarterly distribution reports;

•	An annual report; and

•	A Form 1099 that will be mailed by January 31 of each year.

Distribution Reinvestment Plan

Prior to the commencement of the offering, we will adopt the distribution reinvestment plan in which investors can reinvest their distributions in additional shares. For information on how to participate in our distribution reinvestment plan, see the section of the prospectus entitled “Description of Shares — Summary of Our Distribution Reinvestment and Stock Purchase Plan.”

If you have more questions about this offering or
if you would like additional copies of this prospectus,
you should contact your registered representative or:

Carey Watermark Investors Incorporated
207 E. Westminster
Suite 200
Lake Forest, IL 60045
1-800-[ • ]
www.careywatermarkinvestors.com

RISK FACTORS

Before you invest in our securities, you should be aware that there are various risks. The material risks are described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.

Risks Related to This Offering

We are newly incorporated and have no operating history; therefore, there is no assurance that we will be able to achieve our investment objectives.

We were incorporated in March 2008 and have no operating history and no assets. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives as described in this prospectus and that the value of your investment could decline substantially. Our financial condition and results of operations will depend on many factors including the availability of opportunities for the acquisition of assets, readily accessible short and long-term financing, conditions in the lodging industry specifically and financial markets and economic conditions generally and the performance of our advisor and the independent property operators managing our properties. There can be no assurance that we will be able to generate sufficient cash flow over time to pay our operating expenses and make distributions to stockholders.

Our advisor is newly formed and has no operating history; the past performance of programs sponsored by or affiliated with W. P. Carey is not an indicator of our future performance.

CW Advisors is newly formed and has no operating history. You should not rely upon the past performance of the programs sponsored by or affiliated with W. P. Carey as an indicator of our future performance. This is particularly true since we will make investments that are different from net leased properties of the type that were the focus of prior programs sponsored by W. P. Carey. None of the prior programs sponsored by W. P. Carey has made significant investments in lodging properties or lodging assets and Watermark Capital Partners has never sponsored a prior public program or a prior private program with investment objectives similar to our objectives. We cannot guarantee that we will be able to find suitable investments. Our failure to timely invest the proceeds of this offering, or to invest in quality assets, could diminish returns to investors and our ability to pay distributions to our stockholders.

The offering price for shares being offered in this offering and through our distribution reinvestment plan was determined by our board of directors and may not be indicative of the price at which the shares would trade if they were listed on an exchange or were actively traded by brokers.

The offering price of the shares being offered in this offering and through our distribution reinvestment plan was determined by our board of directors in the exercise of its business judgment. This price may not be indicative of the price at which shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that a stockholder would receive if we were liquidated or dissolved or of the value of our portfolio at the time you purchase shares.

A delay in investing funds may adversely affect or cause a delay in our ability to deliver expected returns to investors and may adversely affect our performance.

We have not yet identified the assets to be purchased with the proceeds of this offering and our distribution reinvestment plan; therefore, there could be a substantial delay between the time you invest in shares and the time substantially all the proceeds are invested by us. We currently expect that, if the entire offering is subscribed for, it may take up to two years after commencement of the offering or one year after the termination of this offering, if later, until our capital is substantially invested.

Pending investment, the balance of the proceeds of this offering will be invested in permitted temporary investments, which include short term U.S. government securities, bank certificates of deposit and other short-term liquid investments. The rate of return on those investments, which affect the amount of cash available to make distributions to stockholders, has fluctuated in recent years and most likely will be less than the return obtainable from real property or other investments. Therefore, delays in our ability to invest the proceeds of this offering could adversely affect our ability to pay distributions to our stockholders and adversely affect your total return. If we fail to timely invest the net proceeds of this offering or to invest in quality assets, our ability to achieve our investment objectives could be materially adversely affected.

Stockholders’ equity interests may be diluted.

Our stockholders do not have preemptive rights to any shares of common stock issued by us in the future. Therefore, if we (1) sell shares of common stock in the future, including those issued pursuant to the distribution reinvestment plan, (2) sell securities that are convertible into our common stock, (3) issue common stock in a private placement to institutional investors, (4) issue shares of common stock to our directors and to the advisor and its affiliates for payment of fees in lieu of cash, or (5) issue common stock under our 2008 Equity Incentive Plan, then existing stockholders and investors purchasing shares in this offering will experience dilution of their percentage ownership in us. Depending on the terms of such transactions, most notably the offer price per share, which may be less than the price paid per share in this offering, and the value of our properties and our other investments, existing stockholders might also experience a dilution in the book value per share of their investment in us.

As a new investor, you will experience substantial dilution in the net tangible book value of your shares equal to the offering costs associated with your shares.

If you purchase our common shares in this offering, you will incur immediate dilution equal to the costs of the offering associated with your shares. This means that the investors who purchase common shares will pay a price per share that substantially exceeds the per share value of our assets after subtracting our liabilities. The costs of this offering are currently unknown and cannot be precisely estimated at this time. The costs will be substantial.

Our board of directors may change our investment policies without stockholder approval, which could alter the nature of your investment.

Our charter requires that our independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of our stockholders. These policies may change over time. The methods of implementing our investment policies may also vary, as new investment techniques are developed. Our investment policies, the methods for their implementation, and our other objectives, policies and procedures may be altered by a majority of the directors (including a majority of the independent directors), without the approval of our stockholders. As a result, the nature of your investment could change without your consent. A change in our investment strategy may, among other things, increase our exposure to interest rate risk and commercial real property market fluctuations, all of which could materially adversely affect our ability to achieve our investment objectives.

If we only sell the minimum offering amount, we will invest in very few assets and our stockholders may recognize greater risk and a lower return.

In the event we sell only the minimum offering of 2,000,000 shares, we estimate that approximately $17,200,000 would be available for investment in properties after the payment of offering and organizational fees and expenses and provision for working capital reserve and, therefore, we will invest in fewer properties. The fewer properties purchased, the greater the potential adverse effect of a single unproductive property upon our profitability. In addition, the returns on the shares of stock sold will be reduced as a result of allocating our expenses among the smaller number of shares of stock.

Since this is a “best-efforts” offering, there is neither any requirement, nor any assurance, that more than the minimum offering amount will be raised.

This is a “best-efforts,” as opposed to a “firm commitment” offering. This means that the sales agent is not obligated to purchase any shares of stock, but has only agreed to use its “best efforts” to sell the shares of stock to investors. So long as the minimum of 2,000,000 shares priced at $10 per share (representing $20,000,000 in gross proceeds) is sold within six months after the date of this prospectus, or if we elect to extend it, to a period no later than one year after the date of this prospectus, or the Extended Period, these proceeds may be released from escrow to us and used by us for acquisitions, operations and the other purposes described generally in this prospectus. There is no requirement that any shares of commons stock above the minimum offering amount be sold, and there is no assurance that any shares of common stock above the minimum offering amount will be sold. Thus, aggregate gross proceeds from the offering made by this prospectus could be as low as $20,000,000. This relatively small amount of net offering proceeds available for investment would limit flexibility in implementation of our business plans and result in minimal, if any, diversification in property ownership.

As a general matter, at any point during the offering of our shares of common stock after the minimum offering is sold, there can be no assurance that more shares of common stock will be sold than have already been sold. Accordingly, investors purchasing such shares should not assume that the number of shares sold, or gross offering proceeds received, by us will be greater than the number of shares sold or the gross offering proceeds received by us to that point in time. No investor should assume that we will sell the maximum offering made by this prospectus, or any other particular offering amount. See “The Offering/Plan of Distribution” and “Estimated Use of Proceeds.”

Investors may wait up to one year before receiving their stocks or a refund of their money if the minimum offering is not achieved.

Until the minimum offering of 2,000,000 shares of common stock is achieved, investors will not receive their shares. If at least 2,000,000 shares of common stock have not been sold within six months after the date of this prospectus, or within the Extended Period, we will terminate this offering. If the minimum offering is sold within six months, or within the Extended Period, investors will receive their shares of common stock plus the applicable interest on their subscription monies at the time of closing. If the offering is terminated, investors will have their money promptly refunded with interest. See “The Offering/Plan of Distribution.”

We make forward-looking statements in this prospectus which may prove to be inaccurate.

This prospectus contains forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors created by those laws. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds. These forward-looking statements are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

Risks Related to Our Relationship with Our Advisor

We own no properties at this time and our success will be dependent on the performance of our advisor.

We have not committed to purchasing any specific properties with the proceeds of this offering as of the date of this prospectus. This is a “blind pool” offering and, therefore, our ability to achieve our investment objectives and to pay distributions will be dependent upon the performance of our advisor in the acquisition of investments, the determination of any financing arrangements, and the management of our assets. Uncertainty and risk is increased to you because investors will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus. You must rely entirely on the management ability of our advisor and the oversight of our board of directors. The past performance of W. P. Carey or Watermark Capital Partners or partnerships and programs sponsored or managed by W. P. Carey, including the CPA® Programs, may not be indicative of our advisor’s performance with respect to us. We cannot guarantee that our advisor will be able to successfully manage and achieve liquidity for us to the extent it has done so in the past.

The decision by either of the members of our advisor to transfer or sell its interest in the advisor, or the sale of the advisor to a third party, could materially adversely affect the ability of our advisor to continue to perform services for us.

Our advisor is a joint venture between CWA Management, LLC and CWA, LLC. If a member transfers its interest in the advisor to another member or to a third party, or if the advisor’s business is sold to a third party, the ability of our advisor to perform its services under the advisory agreement may be materially adversely affected.

The relationship between CWA Management, LLC and CWA, LLC is governed by a limited liability company agreement. In general, the limited liability company agreement prohibits each member from transferring its interest in the advisor to a third party for five years from the date on which this registration statement on Form S-11 is filed, or filing date, without the consent of the other member, except in the case of a termination of Mr. Medzigian’s employment. If Mr. Medzigian’s employment with the advisor is terminated for cause, CWA Management, LLC may transfer its interest in the advisor to a third party. If Mr. Medzigian voluntarily resigns prior to the fifth anniversary of the filing date, dies or becomes permanently disabled, or is terminated for cause, CWA Management, LLC will have the option to purchase, and CWA, LLC will have the option to sell to CWA Management, LLC, CWA, LLC’s interest in the advisor. In addition, prior to the fifth anniversary of the filing date, both members may make transfers of all or a portion of their interest to certain controlled affiliates. Beginning on the fifth anniversary of the filing date, either member may exercise a buy-sell right to require the other member either to buy the triggering member’s interest or to sell its interest in the advisor to the triggering member. Further, after the fifth anniversary of the filing date, either member may transfer its entire interest to a third party subject to the other member’s right of first refusal.

If either or both members were to sell or otherwise dispose of its or their interests in the advisor, we would lose the benefit of one or both members’ expertise and services, which could materially adversely affect our advisor’s ability to continue to perform its obligations under the advisory agreement.

If our advisor is unable to continue to perform its duties, we will be required to spend time and money in finding a replacement. No assurance can be given that in the event we are required to find a new advisor, we will be able to do so timely and on terms favorable to us and to you. In extreme circumstances, we may be forced to cease our capital raising efforts or to liquidate prior to the time we may otherwise choose to do so.

We are dependent upon our advisor and the decision by our advisor to terminate the advisory agreement will materially adversely affect our ability to meet our investment objectives.

We are subject to the risk that our advisor will terminate the advisory agreement and that no suitable replacement will be found to manage us. We have no employees and have no separate facilities and are substantially reliant on our advisor which has significant discretion as to the implementation and execution of our business strategies. We can offer no assurance that our advisor will remain our external manager or that we will continue to have access to our advisor’s, W. P. Carey’s or Watermark Capital Partners’ professionals or their information or deal flow. If our advisor terminates the advisory agreement, we will not have access to our advisor’s, W. P. Carey’s or Watermark Capital Partners’ professionals or their information or deal flow and will be required to expend time and money to seek a replacement all of which may impact our ability to execute our business plan and meet our investment objectives.

Moreover, lenders for certain of our assets may request change of control provisions in the loan documentation that would make the termination or replacement of CW Advisors as our advisor, or the dissolution of CW Advisors, events of default or events requiring the immediate repayment of the full outstanding balance of the loan. While we will attempt to negotiate to not include such provisions, lenders may require such provisions. If an event of default or repayment event occurs with respect to any of our assets, our revenues and distributions to our stockholders may be adversely affected.

W. P. Carey and Carey Financial have recently settled an SEC investigation. If other actions are brought against W. P. Carey or Carey Financial, we could be adversely affected.

In 2004, following a broker-dealer examination of Carey Financial, a wholly-owned broker-dealer subsidiary of W. P. Carey and the sales agent for this offering, the staff of the Securities and Exchange Commission, or the SEC, commenced an investigation into compliance with the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, in connection with the public offerings of CPA®:15’s shares during 2002 and 2003. The matters investigated by the staff of the SEC principally included whether, in connection with a public offering of CPA®:15’s shares, Carey Financial and its retail distributors sold certain securities without an effective registration statement; specifically, whether the delivery of the investor funds into escrow after completion of the first phase of the offering, completed in the fourth quarter of 2002, but before a registration statement with respect to the second phase of the offering became effective in the first quarter of 2003, constituted sales of securities in violation of Section 5 of the Securities Act. The investigation was later expanded to include matters relating to payments by certain CPA® REITs during 2002-2003 to broker-dealers that distributed their shares. See also “Description of Shares-Promoter.”

In March 2008, W. P. Carey and Carey Financial entered into a settlement with the SEC, with respect to all matters relating to them in connection with the above-described investigations.

In connection with the settlement, a federal court injunction has been entered against W. P. Carey and Carey Financial enjoining them from violating a number of provisions of the federal securities laws. Specifically, W. P. Carey is enjoined from violating Section 5 of the Securities Act, in connection with the offering of shares of CPA®:15, and Section 17(a) of the Securities Act and Sections 10(b), 13(a), 13(b)(2)(A) and 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 14a-9 thereunder, among others, in connection with the above-described payments to broker-dealers and related disclosures by the CPA® REITs. Carey Financial is enjoined from violating, Section 5 of the Securities Act. Any further violation of these laws by W. P. Carey or Carey Financial could result in civil remedies, including sanctions, fines and penalties, which may be more severe than if the violation had occurred without the injunction being in place. Additionally, if W. P. Carey or Carey Financial breaches the terms of the injunction, the SEC may petition the court to vacate the settlement and restore the SEC’s original action to the active docket for all purposes. As part of the settlement, W. P. Carey made cash payments of approximately

$20,000,000, including interest, to the affected CPA® REITs and paid a civil monetary penalty of $10,000,000.

The settlement is not binding on other regulatory authorities, including FINRA, which regulates Carey Financial, state securities regulators, or other regulatory organizations, which may seek to commence proceedings or take action against W. P. Carey or its affiliates on the basis of the settlement or otherwise. Any actions that adversely affect W. P. Carey or Carey Financial may also have a material adverse effect on us because of our dependence on our advisor and Carey Financial for a broad range of services.

Exercising our right to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership upon certain termination events could be prohibitively expensive and could deter us from terminating the advisory agreement.

The termination of CW Advisors as our advisor, including by non-renewal of the advisory agreement, and replacement with an entity that is not an affiliate of the advisor, or the resignation of our advisor for good reason, all after two years from the start of operations of our operating partnership, would give our operating partnership the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. This repurchase could be prohibitively expensive, could require the operating partnership to have to sell assets to raise sufficient funds to complete the repurchase and could discourage or deter us from terminating the advisory agreement. Alternatively, if our operating partnership does not exercise its repurchase right and Carey Watermark Holdings’ interest is converted into a special limited partnership interest, we might be unable to find another entity that would be willing to act as our advisor while Carey Watermark Holdings owns a significant interest in the operating partnership. If we do find another entity to act as our advisor, we may be subject to higher fees than the fees charged by CW Advisors.

The repurchase of Carey Watermark Holdings’ special general partner interest in our operating partnership upon the termination of Carey Watermark Advisors, LLC as our advisor may discourage a takeover attempt if our advisory agreement would be terminated and Carey Watermark Advisors, LLC not replaced by an affiliate of Carey Watermark Advisors, LLC as our advisor in connection therewith.

In the event of a merger in which our advisory agreement is terminated and CW Advisors is not replaced by an affiliate of W. P. Carey and/or Watermark Capital Partners, as our advisor, the operating partnership must either repurchase all or a portion of Carey Watermark Holdings’ special general partner interest in our operating partnership or obtain the consent of Carey Watermark Holdings to the merger. This obligation may deter a transaction that could result in a merger in which we are not the survivor. This deterrence may limit the opportunity for stockholders to receive a premium for their common shares that might otherwise exist if an investor attempted to acquire us through a merger.

Payment of fees to our advisor, and distributions to our special general partner, will reduce cash available for investment and distribution.

Our advisor will perform services for us in connection with the offer and sale of our shares, the selection and acquisition of our investments, the management and leasing of our properties and the administration of our other investments. Unless our advisor elects to receive our common stock in lieu of cash compensation, we will pay our advisor substantial cash fees for these services. In addition, our special general partner is entitled to certain distributions from our operating partnership. The payment of these fees and distributions will reduce the amount of cash available for investments or distribution to our stockholders.

Our advisor may be subject to conflicts of interest.

Our advisor manages our overall business and selects our investments. Our advisor has some conflicts of interest in its management of us which arise with respect to matters relating to the following:

•	the receipt of compensation by our advisor for acquisitions of investments, leases, sales and financing for us, which may cause our advisor to engage in transactions that generate higher fees, rather than transactions that are more appropriate or beneficial for our business;

•	agreements between us and our advisor, including agreements regarding compensation, will not be negotiated on an arm’s length basis as would occur if the agreements were with unaffiliated third parties;

•	acquisitions of single assets or portfolios of assets from affiliates, including other entities that may in the future be sponsored and/or managed by our advisor, its members or their affiliates or the CPA® REITs, which may take the form of a direct purchase of assets, a merger or another type of transaction;

•	competition with certain affiliates for investment acquisitions, which may cause our advisor, its member and their affiliates to direct investments suitable for us to other related entities;

•	a decision by our advisor (on our behalf) of whether to hold or sell an asset. This decision could impact the timing and amount of fees payable to our advisor as well as allocations and distributions payable to Carey Watermark Holdings pursuant to its special general partner interests. On the one hand, our advisor receives asset management fees and may decide not to sell an asset. On the other hand, Carey Watermark Holdings will be entitled to certain profit allocations and cash distributions based upon sales of assets as a result of its operating partnership profits interest;

•	a recommendation by our advisor that we declare distributions at a particular rate because our advisor and Carey Watermark Holdings may begin collecting subordinated fees and subordinated distributions once the applicable preferred return rate has been met; and

•	disposition fees based on the sale price of assets and interests in disposition proceeds based on net cash proceeds from sale, exchange or other disposition of assets, may cause a conflict between the advisor’s desire to sell an asset and our plans to hold or sell the asset. See “Conflicts of Interest.”

There are conflicts of interest with certain of our directors and officers who have duties to W. P. Carey and/or to Watermark Capital Partners and entities sponsored or managed by either of them with which we contract or with which we may compete for properties.

Several of the officers and certain of the directors of the advisor are also our officers and directors, including Mr. Medzigian, Gordon F. DuGan and Thomas E. Zacharias. Several of our officers are also officers of W. P. Carey, including Mark J. DeCesaris and Thomas J. Ridings. Our advisor will enter into contracts with us to provide us with asset management, property acquisition and disposition services. Messrs. Medzigian, DuGan and Zacharias will not receive a salary from us but will benefit from the fees paid to our advisor.

In addition, Mr. Medzigian is and will be a principal in other real estate investment transactions or programs that may compete with us. Currently, Mr. Medzigian is the Chairman and Managing Partner of Watermark Capital Partners. Watermark Capital Partners is a private investment and management firm that specializes in real estate private equity transactions involving hotels and resorts, resort residential products, recreational projects including golf and club ownership programs and new-urbanism and mixed-use projects. Watermark Capital Partners through its affiliates, currently owns interests in and/or manages five lodging properties within the United States, including the two which are part of a joint venture with W. P. Carey. Messrs. DuGan and Zacharias are directors and officers of W. P. Carey which is a real estate advisory and investment company that has been sponsoring and advising real estate programs primarily engaged in long term net leased investments for 35 years. W. P. Carey and the CPA® REITs own five investments in 16 lodging properties located within the United States, including the two which are part of a joint venture with Watermark Capital Partners. None of W. P. Carey’s or Watermark Capital Partners’ pre-existing lodging investments will be contributed to us. W. P. Carey, the CPA® REITs and Watermark Capital Partners, therefore, have an economic interest in other transactions, including in such pre-existing lodging investments, and Messrs. Medzigian, DuGan and Zacharias, by virtue of their position in Watermark Capital Partners, W. P. Carey and the CPA® REITs, as applicable, may be subject to conflicts of interests.

Furthermore, the CPA® REITs are not bound by the exclusivity arrangement between W. P. Carey and Watermark Capital Partners whereby they have agreed that, subject to certain exceptions, they and their affiliates will not directly or indirectly acquire, lease, own or manage lodging facilities. Therefore, the CPA® REITs are not prohibited from making future investments in lodging properties.

As a result of the interests described in this section, our advisor and the directors and officers who are common to us, the CPA® REITs, W. P. Carey and Watermark Capital Partners, will experience conflicts of interest.

We have limited independence from our advisor, and there are potential conflicts between our advisor and our stockholders.

Substantially all of our management functions are performed by officers of our advisor pursuant to our contract with the advisor. Additionally, some of the directors of W. P. Carey and Watermark Capital Partners or entities managed by them, will also be members of our board of directors upon consummation of this offering. This limited independence, combined with our advisor’s and Carey Watermark Holdings’ interests in us, may result in potential conflicts of interest described in this prospectus because of the substantial control that our advisor has over us and because of its economic incentives that may differ from those of our stockholders. See “Conflicts of Interest — We have limited independence from our advisor.”

We may face competition from entities managed by our advisor and its affiliates in the purchase, sale and ownership of properties.

Entities managed by our advisor in the future, and entities separately managed now or in the future by W. P. Carey and Watermark Capital Partners, may compete with us with respect to properties, potential purchasers, sellers of properties; and mortgage financing for properties. See “Risk Factors — Risks Related to Our Relationship with Our Advisor — There are conflicts of interest with certain of our directors and officers who have duties to W. P. Carey and/or to Watermark Capital Partners and entities sponsored or managed by either of them with which we contract or with which we may compete for properties.” If in the future some of the entities formed and managed by a member of our advisor focus specifically on lodging investments, they may receive preference in the allocation of those types of investments. See “Conflicts of Interest — We may enter into transactions with or take loans from our advisor, its members or their affiliates,” and “There may be competition from our advisor, its members and their affiliates for the time and services of officers and directors.”

The sales agent’s affiliation with our advisor may cause a conflict of interest and may hinder the performance of its due diligence obligations.

Carey Financial will receive selling commissions and a selected dealer fee, all or a portion of which it may re-allow to other dealers, as well as a wholesaling fee in connection with this offering. As sales agent, Carey Financial has certain obligations under the federal securities laws to undertake a due diligence investigation with respect to the parties involved in this offering, including our advisor. Carey Financial’s affiliation with W. P. Carey may cause a conflict of interest for Carey Financial in carrying out its due diligence obligations. While we make certain representations to Carey Financial on which it may rely, Carey Financial has not requested and will not obtain from counsel an opinion to the effect that the prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the prospectus, in the light of the circumstances under which they were made, not misleading. The absence of an independent due diligence review by Carey Financial may increase the risk and uncertainty you face as a potential investor in our common shares. See also “Conflicts of Interest — Our sales agent’s affiliation with W. P. Carey, its parent, may cause conflicts of interest.”

The termination of the services agreement by W. P. Carey may materially adversely affect the ability of our advisor to fulfill its obligations under the advisory agreement.

In order to fulfill its obligations under the advisory agreement, our advisor will enter into a services agreement with W. P. Carey pursuant to which W. P. Carey will provide our advisor with certain personnel and various administrative, accounting, cash management and other services until such time the advisor hires additional personnel to perform directly all or a portion of such services. Therefore, until the advisor has successfully built its operations and hired additional personnel, the advisor will rely on W. P. Carey for such personnel and services. Our advisor’s decision to hire its own personnel may be affected by the pace and volume of our fundraising efforts. As such, there may be conflicts in prioritizing work that would not exist if such employees were exclusively employed by the advisor. In addition, the services agreement will not be negotiated on an arm’s length basis as would occur if the agreement was entered into with an unaffiliated third party.

If the services agreement is terminated, our advisor may be materially adversely affected in satisfying its responsibilities toward us under the advisory agreement. The advisor may have to replace these people and/or services in a manner or on terms, including cost and level of expertise, that may not be as favorable to the advisor as those under the services agreement. In the event our advisor fails to replace these individuals and services in a timely and cost effective manner, it may be unable to continue as our advisor and we may need to expend money and effort to locate an advisor with comparable skills and expertise.

Risks Related to Our Operations

We may incur material losses on some of our investments.

Our objective is to generate attractive risk adjusted returns which means that we will take on risk in order to achieve higher returns. We expect that we will incur losses on some of our investments. Some of those losses could be material.

Liability for uninsured losses could adversely affect our financial condition.

Losses from disaster-type occurrences (such as wars, terrorist activities, floods or earthquakes) may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, we could lose our capital investment and/or anticipated profits and cash flow from one or more investments, which in turn could cause the value of the shares and distributions to our stockholders to be reduced.

Our net tangible book value may be adversely affected if we are required to adopt the fair value accounting provisions of SOP 07-1.

In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide “Investment Companies” must be applied by an entity and whether investment company accounting must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. In February 2008, FSP SOP 07-1-1 was issued to delay indefinitely the effective date of SOP 07-1 and prohibited adoption of SOP 07-1 for any entity that has not early adopted SOP 07-1 before issuance of the final FSP. We are currently assessing the potential impact that the adoption of SOP 07-1 may have on the presentation of our financial position and results of operations.

While we maintain an exemption from the Investment Company Act of 1940, as amended and are therefore not regulated as an investment company, we may be required to adopt the fair value accounting provisions of SOP 07-1. Under these provisions our investments would be recorded at fair value with changes in value reflected in our earnings, which may result in significant fluctuations in our results of operations and net tangible book value. In addition to the immediate substantial dilution in net tangible book value per share equal to the costs of the offering, as described earlier, net tangible book value per share may be further reduced by any declines in the fair value of our investments.

Our participation in joint ventures creates additional risk because, among other things, we cannot exercise sole decision making power and our partners may have different economic interests than we have.

From time to time we may participate in joint ventures and purchase assets jointly with the other entities sponsored or managed by our advisor, W. P. Carey or Watermark Capital Partners and with third parties. There are additional risks involved in joint venture transactions. As a co-investor in a joint venture, we may not be in a position to exercise sole decision-making authority relating to the property, joint venture or other entity. In addition, there is the potential of our joint venture partner becoming bankrupt and the possibility of diverging or inconsistent economic or business interests of us and our partner. These diverging interests could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. Further, the fiduciary obligation that our advisor or members of our board may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We do not intend to register as an investment company under the Investment Company Act of 1940, as amended. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that impose, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

In general, we expect to be able to rely on the exemption from registration provided by Section 3(c)(5)(C) of the Investment Company Act. In order to qualify for this exemption, at least 55% of our portfolio must be comprised of real property and mortgages and other liens on an interest in real estate (collectively, “qualifying assets”) and at least 80% of our portfolio must be comprised of real estate-related assets. Qualifying assets include mortgage loans, mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and other interests in real estate. In order to maintain our exemption from regulation under the Investment Company Act, we must continue to engage primarily in the business of buying real estate, and these investments must be made within a year after this offering ends. If we are unable to invest a significant portion of the proceeds of this offering in properties within one year of the termination of this offering, we may be able to avoid being required to register as an investment company by temporarily investing any unused proceeds in government securities with low returns. This would reduce the cash available for distribution to stockholders and possibly lower your returns.

To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income or loss generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy. If we were required to register as an investment company we would be prohibited from engaging in our business as currently contemplated because the Investment Company Act imposes significant limitations on leverage. In addition, we would have to seek to restructure the advisory agreement because the compensation that it contemplates would not comply with the Investment Company Act. Criminal and civil actions could also be brought against us if we failed to comply with the Investment Company Act. In addition, our contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Compliance with the Americans with Disabilities Act may require us to spend substantial amounts of money which could adversely affect our operating results.

We must comply with the Americans with Disabilities Act and fire and safety regulations, which can require significant expenditures. All of our properties must comply with the applicable portions of the Americans with Disabilities Act and the related regulations, rules and orders, commonly referred to as the ADA, or similar applicable foreign laws. The ADA, for example, has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to persons with disabilities. If we fail to comply with the ADA and other applicable laws, the United States, or in case we invest outside the United States, a foreign government might impose fines on us and award damages to individuals affected by the failure. In addition, we must operate our properties in compliance with numerous local and, if we invest outside the United States, with foreign fire and safety regulations, building codes and other land use regulations. Compliance with these requirements could require us to spend substantial amounts of money, which could adversely affect our operating results. Failure to comply with these requirements may also affect the marketability of the properties.

We will incur debt to finance our operations, which may subject us to an increased risk of loss.

We will incur debt to finance our operations. The leverage we employ will vary depending on our ability to obtain credit facilities, the loan-to-value and debt service coverage ratios of our assets, the yield on our assets, the targeted leveraged return we expect from our investment portfolio and our ability to meet ongoing covenants related to our asset mix and financial performance. Our return on our investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that we can derive from the assets we acquire.

Debt service payments may reduce the net income available for distributions to our stockholders. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. Our charter or bylaws do not restrict the form of indebtedness we may incur.

We are subject, in part, to the risks of real estate ownership which could reduce the value of our properties.

Our performance and asset value is, in part, subject to risks incident to the ownership and operation of real estate, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

We may have difficulty selling our properties, and this lack of liquidity may limit our ability to quickly change our portfolio in response to changes in economic or other conditions.

Real estate investments generally have less liquidity compared to other financial assets and this lack of liquidity may limit our ability to quickly change our portfolio in response to changes in economic or other conditions. The real estate market is affected by many factors that are beyond our control, including general economic conditions, availability of financing, interest rates and other factors, such as supply and demand.

We may be required to spend funds to correct defects or to make improvements before a property can be sold. We may not have funds available to correct those defects or to make those improvements. In acquiring a lodging property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the lodging industry or the performance of our properties could have a material adverse effect on our results of operations and financial condition, as well as our ability to pay distributions to stockholders.

Our inability to sell properties that we have identified as held for sale may result in us owning lodging facilities which no longer fit within our business strategy. Holding these properties or selling these properties for losses may affect our earnings and, in turn, could adversely affect our value. Some of the other factors that could result in difficulty selling properties include, but are not limited to:

•	Inability to agree on a favorable price;

•	Inability to agree on favorable terms;

•	Restrictions imposed by third parties such as inability to transfer franchise or management agreements;

•	Lender restrictions;

•	Environmental issues; and/or

•	Property condition.

Potential liability for environmental matters could adversely affect our financial condition.

Although we will subject our properties to an environmental assessment prior to acquisition, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.

Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:

•	Responsibility and liability for the costs of removal or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants.

•	Liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of those substances.

•	Potential liability under common law claims by third parties based on damages and costs of environmental contaminants.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.

Risks Related to Investments in the Lodging Industry

We will be subject to the risks of operating lodging properties.

Our lodging facilities will be subject to all of the risks common to the lodging industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses, and generally include:

•	increases in supply of hotel rooms that exceed increases in demand;

•	increases in energy costs and other travel expenses that reduce business and leisure travel;

•	reduced business and leisure travel due to geo-political uncertainty, including terrorism;

•	obsolescence of building, location or brand;

•	adverse effects of declines in general and local economic activity; and

•	risks generally associated with the ownership of hotels and real estate, as discussed below.

We do not have control over market and business conditions, and adverse changes in one or more such conditions may reduce the value of our properties.

Changes in general or local economic or market conditions, increased costs of energy, increased costs of insurance, increased costs of products, increased costs and shortages of labor, competitive factors, fuel shortages, quality of management, the ability of a lodging chain to fulfill any obligations to operators of its lodging business, limited alternative uses for the building, changing consumer habits, condemnation or uninsured losses, changing demographics, changing traffic patterns, inability to remodel outmoded buildings as required by the franchise or lease agreement and other factors beyond our control may reduce the value of properties that we may own in the future and cash available to make distributions to our stockholders may be reduced.

Our lodging properties will be subject to the effects of rising energy costs and gasoline prices which could reduce our operating results and funds available for distributions to stockholders.

The lodging industry is subject to the operating risk of increases in energy and transportation costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists. The high prices of gasoline may have an effect on vacations plans and leisure travel by making them more expensive. In periods of economic difficulties, business and leisure travelers may seek to reduce travel costs by limiting travel or seeking to reduce cost on their trips. If any lodging facility is not occupied at a level sufficient to cover our operating expenses, then we could be required to spend additional funds for that lodging property’s operating expenses, which could reduce our cash flow and funds available for future distributions to stockholders. In addition, our operating performance may be adversely affected.

In addition, we expect to use significant amounts of electricity, natural gas and other forms of energy to operate our lodging facilities. A shortage in supply or a period of sustained high energy costs could negatively affect our results of operations, reduce our cash flow and funds available for distributions to our stockholders. Increases in operating costs due to high energy cost may not be necessarily offset by increased room rates. The local, regional and national lodging markets may limit the extent to which room rates may be increased to meet increased operating expenses without decreasing occupancy rates. Thus, if we are unable to adjust room rates to cover these additional costs, our operating results and financial condition may be adversely impacted.

Adverse trends in the lodging industry may affect our properties.

The success of our properties will depend largely on the property operators’ ability to adapt to dominant trends in the lodging industry as well as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The success of a particular lodging brand, the ability of a lodging brand to fulfill any obligations to operators of its business, and trends in the lodging industry may affect our income and the funds we have available to distribute to our stockholders.

An economic downturn or concern about terrorist activities could adversely affect the travel and lodging industries and may affect operations for the lodging properties that we acquire.

As part of the effects of an economic downturn and a decline in consumer and business spending, the lodging industry could experience a decline in business caused by a reduction in travel for both business and pleasure. The lodging industry may experience declines in occupancy and average daily rates due to the decline in travel. Any kind of terrorist activity within the United States, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could also lessen travel by the public, which could have a negative effect on our operations.

Any terrorist act directly against or affecting any of our properties would also negatively affect our operations. Our property insurance will typically cover losses for property damage to our properties if there are terrorist attacks against our properties. However, we will not be insured for losses arising from terrorist attacks against other properties or against modes of public transportation (such as airlines, trains or buses), even though such terrorist attacks may curtail travel generally and negatively affect our operations.

United States military operations or other significant military or possible terrorist activity could have adverse effects on the economy, including the travel and lodging industry and could have a material adverse effect on the value of the assets we acquire.

Significant future declines in property values after our acquisition period could adversely impact our business.

In the first quarter of 2008, the United States economy witnessed a sharp decline due to the effects of a severe housing weakness and attendant problems like high household debts, rate hikes and the tightening of credit availability resulting from the collapse of the sub-prime mortgage industry beginning in early 2007. While our investment strategy is not predicated on purchasing assets from distressed sellers, we may benefit from the economic dislocation of distressed sellers as we expect to make investments in distressed situations on opportunistic terms during our initial acquisition period. However, significant future declines in property values and a persistently weak economy could effect our investment objectives as consumers cut back on costs. Demand for lodging properties and the value of lodging properties may decline if the economy continues to falter which could have an adverse impact on our business. Furthermore, a continued general reduction in available financing for real-estate related investments may impact our financial condition by increasing our cost of borrowing, reducing our overall leverage (which may reduce our returns on investment) and making it more difficult for us to obtain financing for ongoing acquisitions. These effects could in turn adversely affect our ability to make distributions to our stockholders.

Seasonality of certain lodging properties may cause quarterly fluctuations in results of operations of our properties.

Certain lodging properties are seasonal in nature. Generally, occupancy rates and revenues are greater in the second and third quarters than in the first and fourth quarters. As a result of the seasonality of certain of the lodging properties, there may be quarterly fluctuations in results of operations of our properties. Quarterly financial results may be adversely affected by factors outside our control, including weather conditions and poor economic factors. As a result, we may need to enter into short-term borrowing in certain periods in order to offset these fluctuations in revenues, to fund operations or to make distributions to our stockholders.

We may not have control over properties under construction.

We may acquire sites under development, as well as sites which have existing properties, including properties which require renovation. If we acquire a property for development or renovation, we may be subject to the risk that we cannot control construction costs and the timing of completion of construction or a developer’s ability to build in conformity with plans, specifications and timetables.

We are subject to the risk of increased lodging operating expenses.

We are subject to the risk of increased lodging operating expenses, including, but not limited to, the following cost elements:

•	wage and benefit costs;

•	repair and maintenance expenses;

•	employee liabilities;

•	energy costs;

•	property taxes;

•	insurance costs; and

•	other operating expenses.

Any increases in one or more of these operating expenses could have a significant adverse impact on our results of operations, cash flows and financial position.

We are subject to the risk of potentially significant tax penalties in case our leases with the TRS lessees do not qualify for tax purposes as arm’s length.

Our TRS lessees will incur taxes or accrue tax benefits consistent with a “C” corporation. If the leases between us and our TRS lessees were deemed by the Internal Revenue Service to not reflect arm’s length transactions for tax purposes, we may be subject to severe tax penalties as the lessor that will increase our lodging operating expenses and adversely impact our profitability and cash flows.

Our results of operations, financial position, cash flows and ability to service debt and to make distributions to stockholders will depend on the ability of the independent property operators to operate and manage the hotels.

Under the provisions of the Internal Revenue Code, as a REIT, we are allowed to own lodging properties but are prohibited from operating these properties. In order for us to satisfy certain REIT qualification rules, we will enter into leases with the TRS lessees for each of our lodging properties. The TRS lessees will in turn contract with independent property operators that will manage day-to-day operations of our properties. Although we will consult with the property operators with respect to strategic business plans, we may be limited, depending on the terms of the applicable operating agreement and the applicable REIT qualification rules, in our ability to direct the actions of the independent property operators, particularly with respect to daily operations. Thus even if we believe that our lodging properties are being operated inefficiently or in a manner that does not result in satisfactory occupancy rates, revenue per available room, average daily rates or operating profits, we may not have sufficient rights under a particular property operating agreement to enable us to force the property operator to change its method of operation. We can only seek redress if a property operator violates the terms of the applicable property operating agreement with the TRS lessee, and then only to the extent of the remedies provided for under the terms of the property operating agreement. Our results of operations, financial position, cash flows and ability to service debt and to make distributions to stockholders shall, therefore, be substantially dependent on the ability of the property operators to operate our properties successfully. Some of our operating agreements may have lengthy terms, may not be terminable by us before the agreement’s expiration and may require the payment of substantial termination fees. In the event that we are able to and do replace any of our property operators, we may experience significant disruptions at the affected hotels, which may adversely affect our ability to make distributions to our stockholders.

There may be operational limitations associated with management and franchise agreements affecting our properties and these limitations may prevent us from using these properties to their best advantage for our stockholders.

The TRS lessees will lease and hold some of our properties and may enter into franchise or license agreements with nationally recognized lodging brands. These franchise agreements may contain specific standards for, and restrictions and limitations on, the operation and maintenance of our properties in order to maintain uniformity within the franchiser system. We expect that franchisors will periodically inspect our properties to ensure that we maintain their standards. We do not know whether those limitations may restrict our business plans tailored to each property and to each market.

The standards are subject to change over time, in some cases at the direction of the franchisor, and may restrict our TRS lessee’s ability, as franchisee, to make improvements or modifications to a property without the consent of the franchisor. Conversely, as a condition to the maintenance of a franchise license, a franchisor could also require us to make capital expenditures, even if we do not believe the capital improvements are necessary, desirable, or likely to result in an acceptable return on our investment. Action or inaction on our part or by our TRS lessees could result in a breach of those standards or other terms and conditions of the franchise agreements and could result in the loss or termination of a franchise license.

In connection with terminating or changing the franchise affiliation of a property, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the property covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. A loss of a franchise license for one or more lodging properties could materially and adversely affect our results of operations, financial condition and cash flows, including our ability to service debt and make distributions to our stockholders.

We will face competition in the lodging industry, which may limit our profitability and return to our stockholders.

The lodging industry is highly competitive. This competition could reduce occupancy levels and rental revenues at our properties, which would adversely affect our operations. We expect to face competition from many sources. We will face competition from other lodging facilities both in the immediate vicinity and the geographic market where our lodging properties will be located. In addition, increases in operating costs due to inflation may not be offset by increased room rates. We will also face competition from nationally recognized lodging brands with which we will not be associated.

We will also face competition for investment opportunities. These competitors may be other real estate investment trusts, national lodging chains and other entities that may have substantially greater financial resources than we do. If our advisor is unable to compete successfully in the acquisition and management of our lodging properties, our results of operation and financial condition may be adversely affected and may reduce the cash available for distribution to our stockholders.

As to our properties that will be operated by independent property operators, our revenues will depend on the ability of such independent property operators to compete successfully with other hotels and resorts in their respective markets. Some of our competitors may have substantially greater marketing and financial resources than us. If the independent property operators are unable to compete successfully or if our competitors’ marketing strategies are effective, our results of operations, financial condition and ability to service debt may be adversely affected and may reduce the cash available for distribution to our stockholders.

Risks Related to an Investment in Our Shares

The lack of a public market for our shares combined with the limit on the number of our shares a person may own may discourage a takeover and make it difficult for stockholders to sell shares quickly.

There is no current, and we do not expect there ever will be, a public market for our shares. Our charter also prohibits the ownership of more than 9.8% in value of our stock or more than 9.8% in value or number, whichever is greater, of our common stock, unless exempted by our board of directors, to assist us in meeting the REIT qualification rules, among other things. This limit on the number of our shares a person may own may discourage a change of control of us and may inhibit individuals or large investors from desiring to purchase your shares by making tender offer for your shares through offers financially attractive to you. Moreover, you should not rely on our redemption plan as a method to sell shares promptly because our redemption plan includes numerous restrictions that limit your ability to sell your shares to us, and our board of directors may amend, suspend or terminate our redemption plan. In particular, the redemption plan provides that we may redeem shares only if we have sufficient funds available for redemption and to the extent the number of shares for which redemption is requested does not exceed five percent of the total number of our shares outstanding on a rolling 12-month period, measured from the beginning of the redemption period. See “Description of Shares — Redemption of Shares” for a description of our redemption program. Therefore, it will be difficult for you to sell your shares promptly or at all. In addition, the price received for any shares sold prior to a liquidity event is likely to be less than the proportionate value of the real estate we own. Investor suitability standards imposed by certain states may also make it more difficult to sell your shares to someone in those states. The shares should be purchased as a long-term investment only.

Failing to qualify as a REIT would adversely affect our operations and ability to make distributions.

If we fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax on our net taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year we lost our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability, and we would no longer be required to make distributions. We might be required to borrow funds or liquidate some investments in order to pay the applicable tax. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements regarding the composition of our assets and the sources of our gross income. Also, we must make distributions to our stockholders aggregating annually at least 90% of our net taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for U.S. federal income tax purposes or the desirability of an investment in a REIT relative to other investments. See “United States Federal Income Tax Considerations — Requirements for Qualification — General.”

If our distributions exceed our available cash from operations, we may have difficulty funding distributions solely from available cash from operations, which could reduce the funds we have available for investments and your overall return.

The amount of any distributions we may make is uncertain. It is possible that we could make distributions in excess of our earnings and profits and, accordingly, that such distributions could constitute a return of capital for U.S. federal income tax purposes. It is also possible that we will make distributions in excess of our income as calculated in accordance with generally accepted accounting principles, as adjusted for non-cash expenses such as depreciation and amortization. We expect to fund distributions principally from available cash from operations, however, during periods before we have substantially invested the net proceeds from this offering, if our lodging properties are not generating sufficient cash flow or our other expenses require it, we may need to sell properties or other assets, incur indebtedness or use offering proceeds if necessary to satisfy the REIT requirement that we distribute at least 90% of our net taxable income, excluding net capital gains, and to avoid the payment of income and excise taxes. If we fund distributions from financings, then such financings will need to be repaid and if we fund distributions from offering proceeds, then we will have fewer funds available for the acquisition of properties which may affect our ability to generate future cash flows from operations and, therefore, reduce your overall return. In addition, since there may be a delay between the raising of offering proceeds and their investment in lodging or lodging related properties, if we fund distributions from offering proceeds during the stages of the offering prior to the investment of a material portion of the offering proceeds, persons who acquire shares relatively early in this offering, as compared with later stockholders, may receive a greater return of offering proceeds as part of the earlier distributions to our stockholders.

Dividends payable by REITs generally do not qualify for reduced U.S. federal income tax rates because qualifying REITs do not pay U.S. federal income tax on their net income.

The maximum U.S. federal income tax rate for dividends payable by domestic corporations to taxable U.S. stockholders (as such term is defined under “United States Federal Income Tax Considerations” below) is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates, except to the extent that they are attributable to dividends paid by a taxable REIT subsidiary or a C corporation, or relate to certain other activities. This is because qualifying REITs receive an entity level tax benefit from not having to pay U.S. federal income tax on their net income. As a result, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock. In addition, the relative attractiveness of real estate in general may be adversely affected by the reduced U.S. federal income tax rates applicable to corporate dividends, which could negatively affect the value of our properties.

Possible legislative or other actions affecting REITs could adversely affect our stockholders and us.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service, or IRS, and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders or us. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to our stockholders or us will be changed.

The power of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our organizational documents permit our board of directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is not in our best interest to qualify as a REIT. In such a case, we would become subject to U.S. federal income tax on our net taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Conflicts of interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.

Our directors and officers have duties to us and to our stockholders under Maryland law in connection with their management of us. At the same time, we, as general partner will have fiduciary duties under Delaware law to our operating partnership and to the limited partners in connection with the management of our operating partnership. Our duties as general partner of our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and our stockholders.

Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of our operating partnership provides that, for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees, will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, our operating partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that: (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (2) the indemnified party actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. These limitations on liability do not supersede the indemnification provisions of our charter.

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties.

Maryland law could restrict change in control which could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ interest.

Provisions of Maryland law applicable to us prohibit business combinations with:

•	any person who beneficially owns 10% or more of the voting power of outstanding shares, referred to as an interested stockholder;

•	an affiliate who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our outstanding shares, also referred to as an interested stockholder; or

•	an affiliate of an interested stockholder.

These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting shares and two-thirds of the votes entitled to be cast by holders of our voting shares other than voting shares held by the interested stockholder or by an affiliate or associate of the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder. In addition, a person is not an interested stockholder if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Our charter permits our board of directors to issue stock with terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our board of directors may determine that it is in our best interest to classify or reclassify any unissued stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of such stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock. However, the issuance of preferred stock must also be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel. In addition, the board of directors, with the approval of a majority of the entire board and without any action by the stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue. If our board of directors determines to take any such action, it will do so in accordance with the duties it owes to holders of our common stock.

ESTIMATED USE OF PROCEEDS

The following table presents information about how the proceeds raised in this offering will be used. Information is provided assuming (i) the sale of the minimum number of shares in the offering, and (ii) the sale of the maximum number of shares in the offering based on the $10.00 per share offering price. Many of the numbers in the table are estimates because all fees and expenses cannot be determined precisely at this time. The actual use of the capital we raise is likely to be different than the figures presented in the table, because we may not raise the entire offering amount of $1,000,000,000. Raising less than the full $1,000,000,000 in the offering will alter the amounts of commissions, fees and expenses set forth below. We expect that approximately 88% of the proceeds of the $1,000,000,000 offering will be used for investments, while the remaining 12% will be used to pay expenses and fees, including the payment of fees to Carey Financial and the payment of fees and reimbursement of expenses to our advisor. If we raise the minimum offering amount only, we expect that approximately 84% of the proceeds of the $20,000,000 minimum offering will be used for investments, while the remaining 16% will be used to pay expenses and fees, including the payment of fees to Carey Financial and the payment of fees and reimbursement of expenses to our advisor.

	Minimum Sale of		Maximum Sale
	2,000,000 Shares		100,000,000 Shares
	in the Offering		in the Offering
		Percent of		Percent of
	Amount	Public Offering		Public Offering
	($)	Proceeds	Amount ($)	Proceeds

Gross Public Offering Proceeds	20,000,000	100%	1,000,000,000	100%
Less Public Offering Expenses
Selling Commissions(1)	1,300,000	6.5%	65,000,000	6.50%
Selected Dealer Fee(2)	400,000	2.0%	20,000,000	2.00%
Wholesaling Fee(3)	300,000	1.5%	15,000,000	1.50%
Other Organization and Offering Expenses(4)	800,000	4.0%	5,500,000	0.55%

Total Organization and Offering Expenses(5)	2,800,000	14.00%	105,500,000	10.55%

Amount of Public Offering Proceeds Available for Investment(6)	17,200,000	86.00%	894,500,000	89.45%

Acquisition Fees(7)	215,000	1.08%	11,181,250	1.12%
Acquisition Expenses(8)	130,000	0.65%	6,500,000	0.65%
Working Capital Reserve(9)	0	0	0	0

Total Proceeds to be Invested	16,855,000	84.28%	876,818,750	87.68%

(1)	We will generally pay a selling commission in connection with the offering of $0.65 per share sold, equivalent to six and one half percent of the $10.00 offering price. Sales which qualify for volume discounts and net of commission sales will reduce the aggregate overall selling commissions. See “The Offering/Plan of Distribution” for a description of volume discounts. The offering proceeds are calculated as if all shares are sold at $10 per share and do not take into account any reduction in selling commissions.

(2)	We will pay a selected dealer fee of up to $0.20 per share sold, equivalent to two percent of the $10.00 offering price to Carey Financial. All or portion of this fee will be re-allowed to any selected dealer which enters into an addendum to the selected dealer agreement with Carey Financial. See “The Offering/Plan of Distribution.”

(3)	We will pay Carey Financial a wholesaling fee of $0.15 per share sold, equivalent to one and one half percent of the price of each share sold. This fee will be used by Carey Financial towards its wholesaling expenses.

(4)	“Other Organization and Offering Expenses” represent all expenses incurred in connection with our qualification and registration of our shares including registration fees paid to the SEC, the Financial Industry Regulatory Authority, or FINRA, (formerly known as the National Association of Securities Dealers, Inc.) and state regulatory authorities, issuer legal and accounting expenses, due diligence costs, advertising, sales literature, fulfillment, escrow agent, transfer agent and other miscellaneous costs. Amounts of certain of the “Other organization and Offering Expenses” are not determinable at this time. To the extent “Other Organization and Offering Expenses” exceed four percent of the gross proceeds of this offering and our distribution reinvestment plan, the excess will be paid by CW Advisors with no recourse to us. See “Management Compensation.”

(5)	The total underwriting compensation in connection with this offering, including selling commissions, the selected dealer fee and wholesaling fee, cannot exceed the limitations prescribed by FINRA. However, an additional one half percent of gross proceeds of this offering and our distribution reinvestment plan may be paid for bona fide due diligence expenses. The “Total Organization and Offering Expenses” shall be reasonable and shall in no event exceed an amount equal to 15% of the gross proceeds of this offering and our distribution reinvestment plan. In addition, our advisor will be responsible for other organization and offering expenses in excess of four percent of the gross proceeds of this offering and our distribution reinvestment plan.

(6)	While we cannot say with certainty how many properties we would purchase if only the minimum offering amount is raised, we would hope to purchase a minimum of three to four properties if we only raise the minimum offering amount. See “Risk Factors — If we only sell the minimum offering amount, we will invest in very few assets and our stockholders may recognize greater risk and a lower return” and “Risk Factors — Since this is a “best-efforts” offering, there is neither any requirement, nor any assurance that more than the minimum offering amount will be raised” for a discussion of the risks associated with raising only the minimum offering amount. The above estimate is based on the assumption that we will tend to invest in smaller and less expensive properties if we were to raise the minimum offering amount only. However, the actual number of lodging investments will be based in large part on the size, pricing and leverage utilized for each investment. As we continue to raise offering proceeds in excess of our minimum offering amount, we expect to increase the diversification of our lodging properties, including with respect to the size and type of lodging properties we invest in.

(7)	Acquisition fees include all fees and commissions (including interest thereon) paid by us in connection with the making of investments, including the purchase, development or construction of properties. However, acquisition fees exclude any development fee or construction fee paid to a person who is not an affiliate of our sponsor in connection with the actual development and construction of a project after our acquisition of the property. The presentation in the table is based on the assumption that we will not borrow any funds to make investments. The presentation in the table also assumes that all investments are in lodging properties. If we raise the maximum amount of the offering of $1,000,000,000 and all of our investments are 65% leveraged, the total acquisition fees payable will be $31,946,429. See “Management Compensation” for a complete description of the terms, conditions and limitations of the payment of fees to our advisor.

(8)	“Acquisition Expenses” are expenses related to our selection and acquisition of investments, whether or not the investments are ultimately acquired or originated. These expenses include but are not limited to travel and communications expenses, the cost of appraisals, title insurance, non-refundable option payments on investments not acquired, legal fees and expenses, accounting fees and expenses and miscellaneous expenses, related to selection and acquisition of investments whether or not ultimately acquired or originated. “Acquisition Expenses” do not include acquisition fees.

(9)	The advisor may, but is not required to, establish reserves from offering proceeds, operating funds or the available proceeds of any sales of our assets.

Once we receive minimum gross proceeds of $20,000,000 in this offering and thereafter on an ongoing basis, we intend to contribute the net proceeds of this offering and the distribution reinvestment plan to our operating partnership. Our operating partnership will use the net proceeds received from us: (1) to fund acquisitions and investments in accordance with our investment guidelines; (2) for working capital purposes; (3) to fund our ongoing operations and pay our expenses; (4) to fund redemptions of our common shares and interests in the operating partnership; and/or (5) repay indebtedness incurred under various financing instruments.

The following table presents information about proceeds raised under our distribution reinvestment plan, assuming we sell all of the shares available under the plan in one case, and half of the available shares in the other case. Over the life of our company, we generally expect that the amount of proceeds received under our distribution reinvestment plan will be used to fund requests for redemptions by our stockholders. In the early years of our program, when we expect to receive fewer redemption requests, the proceeds from our distribution reinvestment plan will likely exceed redemption requests. Any such excess proceeds will not be reserved, but will be available for other purposes, which may include funding investments or for working capital. In the later years of our program, redemption requests may exceed the amount of proceeds received under our distribution reinvestment plan, in which event we may use other funds, to the extent available, to fund such redemptions.

	Maximum Sale of	Sale of 12,500,000
	25,000,000 Shares in	Shares in
	the Distribution Plan	the Distribution Plan

Gross Proceeds	$237,500,000	$118,750,000
Less — Other Organization and Offering Expenses(1)	1,500,000	1,500,000

Net Proceeds Available For Redemptions, Investments and Working Capital Purposes	236,000,000	117,250,000

(1)	“Other Organization and Offering Expenses” represents expenses primarily related to the qualification and registration of our shares including registration fees paid to the SEC, FINRA and state regulatory authorities, issuer legal and accounting expenses. No selling commissions, selected dealer fees or wholesaling fees will be paid in connection with purchases from us through our distribution reinvestment plan.

MANAGEMENT COMPENSATION

The following table sets forth the type and, to the extent possible, estimates of the amounts of all fees, compensation, income, partnership distributions and other payments that our advisor, Carey Financial and their affiliates will be entitled to receive in connection with (1) our organization and offering stage, (2) our acquisition and operational stage and (3) our liquidation stage. These payments will result from non-arm’s length bargaining. See “Conflicts of Interest.” The estimated amounts of fees listed in the following table are based on the assumptions that (a) all investments are made in lodging properties and (b) the maximum net proceeds of the offering available for investment are $876,818,750 and the minimum net proceeds of the offering available for investment are $16,855,000 as discussed under “Estimated Use of Proceeds.” The following table also sets forth equity awards to be granted to our officers and directors, non-director members of our investment committee and to officers and employees of our advisor.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

Organization and Offering Stage

CW Advisors	Reimbursement for organization and offering expenses.(1) Our advisor will be responsible for other organization and offering expenses in excess of four percent of the gross proceeds of this offering and our distribution reinvestment plan.	These expenses are estimated to be (i) $800,000 if 2,000,000 shares are sold in the offering (ii) $5,500,000 if 100,000,000 shares are sold in the offering and (iii) $7,000,000 if the maximum of 125,000,000 shares are sold in the offering and pursuant to our distribution reinvestment plan. Amounts that maybe reimbursed to broker-dealers and certain other costs are not determinable at this time.

Carey Financial	Selling commissions paid in connection with the offering: Selling commissions will be paid to Carey Financial up to a maximum of $0.65 per share sold. Carey Financial will, in turn, re-allow all selling commissions to selected dealers.	The maximum amount payable to Carey Financial is (i) $1,300,000 if 2,000,000 shares are sold in the offering and (ii) $65,000,000 if 100,000,000 shares are sold in the offering, all of which will be re-allowed to the selected dealers. The estimated amounts payable to Carey Financial take into consideration volume discounts and sales made net of commissions in connection with the offering only.

Selling commissions paid in connection with purchases pursuant to our distribution reinvestment plan: We will not pay selling commissions related to the purchases of shares through our distribution reinvestment plan. We will pay administrative fees related to the purchase of shares through our distribution reinvestment plan.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

Carey Financial	A selected dealer fee will be paid to Carey Financial of up to a maximum of $0.20 per share sold, all or a portion of which will be re-allowed to selected dealers for shares sold by the selected dealers.	The amount payable to Carey Financial is (i) $400,000 if 2,000,000 shares are sold in the offering and (ii) $20,000,000 if 100,000,000 shares are sold in the offering, all or a portion of which will be re-allowed to the selected dealers. The estimated amounts payable to Carey Financial take into consideration volume discounts and sales made net of commissions in connection with the offering only.

Selected dealer fee paid in connection with purchases pursuant to our distribution reinvestment plan:
We will not pay selected dealer fees in connection with purchases of shares made pursuant to our distribution reinvestment plan.

Carey Financial	A wholesaling fee of $0.15 per share sold will be paid to Carey Financial for wholesaling expenses. This fee will cover the cost of wholesaling activities including travel and entertainment expenses, compensation of Carey Financial employees performing wholesaling activities and expenses incurred in coordinating broker-dealer seminars and meetings.	The amount payable to Carey Financial is (i) $300,000 if 2,000,000 shares are sold in the offering and (ii) $15,000,000 if 100,000,000 shares are sold in this offering.

Acquisition Stage

CW Advisors	Total acquisition fees payable to CW Advisors by us (which fees may include real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees), will equal 1.25% of the total investment cost of the properties acquired and loans originated by us. We will also reimburse CW Advisors for acquisition expenses.

	Total investment cost means, with respect to a property acquired or a loan originated, an amount equal to the sum of	The actual amount to be paid to CW Advisors will depend upon the aggregate total cost of the investments we make or acquire, which in turn is dependent upon the gross offering proceeds and the amount of leverage we use to implement our investment strategy, and accordingly is not determinable at this time. If the investments we make or acquire from the proceeds of this offering are, on average, 65% leveraged, the acquisition fees payable to CW Advisors are estimated to be approximately

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

the contract purchase price of such investment plus the acquisition fees and acquisition expenses paid in connection with the investment.

	The total of all acquisition fees (including interest thereon) payable by sellers, borrowers or us to CW Advisors and unaffiliated third parties on all investments, and the total amount of acquisition expenses we pay, must be reasonable and together may not exceed six percent of the aggregate contract purchase price of all investments we purchase and the principal amount of loans we originate. A majority of the directors (including a majority of the independent directors) not otherwise interested in any transaction may approve fees in excess of these limits if they find the excess commercially competitive, fair and reasonable to us.(3)(4)	(i) $614,286 if 2,000,000 shares are sold in the offering and (ii) $31,946,429 if 100,000,000 shares are sold in the offering.(2) See “Conflicts of Interest.”

Operational Stage

All fees, expenses and distributions on the special general partner interest payable during the operational stage are subject to the 2%/25% Guideline.

CW Advisors	An asset management fee is payable to CW Advisors by us equal to 0.30% of the aggregate average market value of our investments.

Average market value is equal to the aggregate purchase price paid by us for the investment unless a later appraisal by an independent appraiser is obtained, in which case that later appraised value will become the average market value.	If the minimum number of 2,000,000 shares is sold in the offering and the investments we make or acquire from the proceeds of this offering are 65% leveraged, the average market value as a result of the offering would be approximately $48,209,143. The annual asset management fee on these assets would be approximately $144,627.(2)

If the maximum number of 100,000,000 shares is sold in the offering and the investments we make or acquire from the proceeds of this offering are 65% leveraged, the

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

average market value as a result of the offering would be approximately $2,507,155,714. The annual asset management fee on these assets would be approximately $7,521,467.(2)

CW Advisors	We shall not borrow funds from CW Advisors, its members and their affiliates unless (A) the transaction is approved by a majority of the independent directors and a majority of the directors who are not interested in the transaction as being fair, competitive and commercially reasonable, (B) the interest and other financing charges or fees received by the advisor, its members or their affiliates do not exceed the amount which would be charged by non-affiliated lending institutions and (C) the terms are not less favorable than those prevailing for, comparable arm’s length loans for the same purpose. We will not borrow on a long-term basis from the advisor, its members and their affiliates unless it is to provide the debt portion of a particular investment and we are unable to obtain a permanent loan at that time or in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by the advisor, its members and their affiliates.	The number and amounts of loans, and the amount of interest we may pay, is not determinable at this time.

CW Advisors	We will reimburse CW Advisors for various expenses incurred in connection with its provision of services to us. In addition to reimbursement of third party expenses that will be paid by our advisor (including property-specific costs, professional fees, office expenses and business development expenses), we will reimburse our advisor for the allocated	Not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

costs of personnel and overhead in providing management of our day- to-day operations, including accounting services, stockholder services, corporate management and operations, except that we will not reimburse our advisor for the cost of personnel to the extent such personnel are used in transactions (acquisitions, dispositions and refinancings) for which our advisor receives a transaction fee. CW Advisors must absorb, or reimburse us for, the amount in any twelve-month period ending on the last day of any fiscal quarter by which our operating expenses, including asset management fees and distributions paid on the special general partner interest during the operational stage, exceed the 2%/25% Guideline. Such reimbursement must be made within 60 days after the end of the applicable twelve-month period. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, CW Advisors may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the 2%/25% Guideline in the twelve-month period ending on the last day of such quarter.(3)(4)(5)

Carey Watermark Holdings	Carey Watermark Holdings has a special general partner profits interest in our operating partnership which will entitle Carey Watermark Holdings to receive up to 10% of distributions of available cash. Available cash means the cash generated by operating	Not determinable at this time. The actual amount to be paid to Carey Watermark Holdings is limited to the 2%/25% Guideline.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

partnership operations and investments excluding cash from sales and refinancings, after the payment of debt and other operating expenses, but before distributions to partners. Distributions of available cash will be paid quarterly.(6)

Officers of CWI and Officers and Employees of CW Advisors and Non-Director Members of the Investment Committee	Our officers and officers and employees of CW Advisors and its affiliates who perform services on our behalf and non-director members of the investment committee may be granted awards in the form of restricted stock units under our 2008 Equity Incentive Plan.	Equity awards under our two equity incentive plans may not exceed, on a combined basis, four percent of our outstanding shares of common stock on a fully diluted basis, up to a maximum amount of 4,000,000 shares.

Independent Directors	We will pay to each independent director (i) an annual fee of $34,000, and (ii) an annual fee of $10,000 to serve on the investment committee. In addition, the Chairman of the Audit Committee will receive an annual fee of $5,000.	The estimated aggregate compensation payable to the independent directors as a group for a full fiscal year is approximately $181,000.

	Each independent director is also entitled to receive an award of 1,000 restricted stock units under our 2008 Equity Incentive Plan when he or she joins the board and at each annual stockholders’ meeting thereafter. The restricted stock units will be fully vested on grant.	Equity awards under our two equity incentive plans may not exceed, on a combined basis, four percent of our outstanding shares of common stock on a fully diluted basis, up to a maximum amount of 4,000,000 shares.

Non-Director Members of the Investment Committee	We will pay any non-director member of the investment committee who is not one of our officers an annual fee of $10,000 and an annual award of 500 fully vested restricted stock units to serve on the investment committee.	The estimated aggregate compensation currently payable for a full fiscal year is approximately $10,000.

Dispositions/ Liquidation Stage

CW Advisors	If CW Advisors provides a substantial amount of services in the sale of an investment, subordinated disposition fees shall accrue in an amount equal to the lesser of: (i) 50% of the competitive real estate	Not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

commission and (ii) 1.5% of the contract sales price of a property. The total real estate commissions and the subordinated disposition fees we pay shall not exceed an amount equal to the lesser of: (i) six percent of the contract sales price of a property or (ii) the commission paid in a competitive market for the purchase or sale of a property that is reasonable and competitive in light of the size, type and location of the property. (3)(4) The fee will only be paid if and when the six percent preferred return rate has been achieved through the end of the prior fiscal quarter. The fee will bear interest at the rate of five percent per annum from the date of disposition of the investment until it is paid. This will increase the amount received by CW Advisors beyond the amount accrued.

	If the advisory agreement is terminated, other than for cause, or not renewed, we will pay CW Advisors accrued and unpaid fees and expense reimbursements, including any payment of subordinated fees, earned prior to termination or non-renewal of the advisory agreement. If our advisory agreement is terminated for cause, we will pay CW Advisors unpaid expense reimbursements.	Not determinable at this time.

Carey Watermark Holdings	Interest in Disposition Proceeds. Carey Watermark Holdings’ special general partner interest will also entitle it to receive distributions of up to 15% of the net proceeds from the sale, exchange or other disposition of operating partnership assets remaining after the corporation has received a return of 100% of its initial investment in the operating partnership (which will be equivalent to the initial investment by our stockholders in our shares) (through certain	The incentive profits interest is dependent on our operations and the amounts received upon the sale or other disposition of the assets and is not determinable at this time.

Entity Receiving Compensation	Form and Method of Compensation	Estimated Amount

liquidity events or distributions) plus the six percent preferred return rate. W. P. Carey and Watermark Capital Partners may award their employees or the employees of their affiliates (some of whom may also serve as our directors or officers) interests in such distributions.

	If we terminate or do not renew the advisory agreement (including as a result of a merger, sale of substantially all of our assets or a liquidation), if our advisor resigns for good reason, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser.(4)(5)	Not determinable at this time.

(1)	“Organization and offering expenses” represents all expenses incurred in connection with our qualification and registration of our shares including registration fees paid to the SEC, the FINRA and state regulatory authorities, issuer legal and accounting expenses, due diligence costs, advertising, sales literature, fulfillment, escrow agent, transfer agent and other miscellaneous costs.

(2)	We currently estimate that we will borrow, on average, approximately 65% of the fair market value of our investment portfolio. The actual leverage percentage we experience will affect the amount of acquisition fees earned by CW Advisors and the amount available for investment will be affected by the amount we borrow (i.e. the more that is borrowed, the more funds available for investment in properties). If the minimum offering of 2,000,000 shares are sold and the investment portfolio is 75% leveraged (the maximum allowable), acquisition fees payable to CW Advisors as a result of the offering (assuming an aggregate total cost of all investments of approximately $67,492,800) are estimated to be approximately $860,000. If the maximum offering of 100,000,000 shares are sold and the investment portfolio is 75% leveraged (the maximum allowable), acquisition fees payable to CW Advisors as a result of the offering (assuming an aggregate total cost of all investments of approximately $3,510,018,000) are estimated to be approximately $44,725,000. If the minimum offering of 2,000,000 shares are sold and the investment portfolio is 75% leveraged (the maximum allowable), asset management fees payable to CW Advisors as a result of the offering are estimated to be approximately $202,478. If the maximum offering of 100,000,000 shares are sold and the investment portfolio is 75% leveraged (the maximum allowable), asset management fees payable to CW Advisors as a result of the offering are estimated to be approximately $10,530,054. We do not expect all of our investments to be 75% leveraged.

(3)	CW Advisors may choose on an annual basis to take the acquisition fee, asset management fee and subordinated disposition fee in cash or restricted shares, or a combination thereof. For purposes of calculating the value per share of restricted stock given for payment of a fee, the price per share shall be the net asset value per share as determined by the most recent appraisal performed by an independent appraiser or, if an appraisal has not yet been performed, $10.00 per share.

(4)	If at any time the shares become listed on a national securities exchange or are included for quotation on Nasdaq, we will negotiate in good faith with CW Advisors a fee structure appropriate for an entity with a perpetual life. A majority of the independent directors must approve the new fee structure negotiated with CW Advisors. In negotiating a new fee structure, the independent directors shall consider the following factors and any other factors they deem relevant:

•	the size of the advisory fee in relation to the size, composition and profitability of our portfolio;

•	the success of CW Advisors in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by CW Advisors and its affiliates through their relationship with us whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by CW Advisors;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio in relationship to the investments generated by CW Advisors for the account of other clients.

The board, including a majority of the independent directors, may not approve a new fee structure that is, in its judgment, more favorable to CW Advisors than the then-current fee structure.

(5)	If the advisory agreement is terminated, other than for cause, or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any subordinated fees, earned prior to termination or non-renewal of the advisory agreement.

(6)	Carey Watermark Holdings may choose on an annual basis to reinvest the distributions from its special general partnership in our operating partnership in exchange for partnership units.

CONFLICTS OF INTEREST

There are various conflicts of interest in the operation of our business. The independent directors have an obligation to function on our behalf in all situations in which a conflict of interest arises and have a fiduciary obligation to act on behalf of the stockholders. Possible conflicts of interest include the following:

Our advisor may realize substantial compensation.  A transaction involving the purchase, financing, or sale of any investment by us may result in the realization by our advisor of substantial compensation and by Carey Watermark Holdings, which owns a special general partnership interest in our operating partnership, of substantial distributions. Substantially all of both our advisor and Carey Watermark Holdings are owned indirectly by W. P. Carey and Watermark Capital Partners. In most cases, our advisor has discretion with respect to all decisions relating to any such transaction. Acquisition fees are based upon the purchase price of the assets acquired, rather than the quality or suitability of the investments. Asset management fees are based initially on the purchase price of the investments and later on an appraisal by an independent appraiser. Distributions on the special general partnership interest are based on available cash flow and gains from dispositions of our investments. While compensation based on the total amount or value of the investment may create an incentive for the advisor to use more leverage to invest in assets, the maximum total overall leverage the advisor may arrange for us to incur without the need for further approval is the lesser of 75% of the total cost of all our investments, or 300% of our net assets. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. Notwithstanding the leverage cap, a conflict still exists in that fees based on the total amount or value of the investment increase as leverage increases and more assets are purchased using leverage. Potential conflicts may also arise in connection with a decision by our advisor (on our behalf) of whether to hold or sell an asset. Subordinated disposition fees, Carey Watermark Holdings’ right to certain distributions pursuant to its special general partnership profits interest and the advisor’s interest in our operating partnership’s available cash may create a conflict between the advisor and us regarding the timing and terms of the sale of such assets. Alternatively, because our advisor receives asset management fees, it may have an incentive not to sell a property. These conflicts are mitigated in part by the subordination of certain of such fees to certain levels of investor return. However, our advisor may also face a conflict in recommending the rate at which we pay distributions because our advisor will begin collecting disposition fees once the six percent preferred return rate has been met. In addition, the special general partner will be entitled to distributions in respect of realized gains on the disposition of assets once stockholders have received a return of 100% of their initial investment and the six percent percent preferred return rate has been met.

Agreements between us and our advisor, W. P. Carey, Watermark Capital Partners or entities sponsored or managed by them or our advisor are not arm’s length agreements.  Such agreements and arrangements will not be the result of arm’s length negotiations. In addition, as a result of the fact that we have some common management with our advisor, W. P. Carey and Watermark Capital Partners, our board of directors may encounter conflicts of interest in enforcing our rights against them in the event of a default by, or disagreement with, any of them, or in invoking powers, rights or options pursuant to any agreement between any of them and us. Certain provisions of our charter require that compensation to our advisor be approved by a majority of the independent directors and that terms of transactions with our advisor, its members and their affiliates be no less favorable to us than terms which could be obtained from unaffiliated entities. In making such determinations our directors will use their judgment and may, but are not required to, retain the services of advisors, professional service providers or other third parties to assist them. We may enter into transactions, such as real estate joint ventures or investments in real estate funds with entities that are sponsored and/or managed by our advisor, W. P. Carey or Watermark Capital Partners. We may also purchase assets from, sell assets to, or enter into mergers or other business combination transactions with one or more entities managed by our advisor in the future or managed now by

W. P. Carey or Watermark Capital Partners. Although all such transactions must be approved on our behalf by our independent directors, and in some cases by our stockholders, conflicts may arise in the event of a disagreement between us and any such entity, or because certain of our directors serve on the boards of W. P. Carey and Watermark Capital Partners or entities managed by them, and may serve on the boards of other entities sponsored and/or managed in the future by W. P. Carey or Watermark Capital Partners or other entities, or in enforcing our rights against such entities under agreements we have with them.

We have limited independence from our advisor.  A substantial portion of our management functions are performed by officers of CW Advisors or W. P. Carey or Watermark Capital Partners pursuant to the advisory agreement. Additionally, some of the members of the board of directors of W. P. Carey and Watermark Capital Partners or entities managed by them, will also be members of our board of directors upon consummation of this offering. Further, our independent directors were initially selected by our advisor. As a result of the foregoing, we have limited independence from our advisor, its members and their affiliates. This limited independence, combined with our advisor’s and Carey Watermark Holdings’ interest in us, may exacerbate the conflicts of interest described in this section by giving our advisor substantial control over us while having different economic incentives than our stockholders.

Several of our officers and certain of our directors have ownership interests in W. P. Carey or Watermark Capital Partners.  Several of our officers and certain of our directors own shares in W. P. Carey or Watermark Capital Partners. W. P. Carey is also the parent company of Carey Financial. These ownership interests may result in conflicts by creating an incentive for members of our management to make decisions or enter into transactions on our behalf, that may be beneficial to W. P. Carey or Watermark Capital Partners and not necessarily beneficial to us.

The following table sets forth as of June 2, 2008 certain information regarding ownership interest in W. P. Carey and Watermark Capital Partners of our directors and officers.

	Percentage Interest
	of Watermark Capital	Number of Shares
	Partners Beneficially	of W. P. Carey
Name	Owned	Beneficially Owned(1)

Michael G. Medzigian	99.9	0
Gordon F. DuGan	0	691,817(2)(3)
Thomas E. Zacharias	0	182,819(3)(4)
Mark J. DeCesaris	0	52,869(5)
Thomas J. Ridings	0	13,725(6)

(1)	Information regarding ownership interest has been determined in accordance with the rules of the SEC.

(2)	The amount shown includes 101,269 shares which Mr. DuGan has the right to acquire through the exercise of stock options within 60 days under W. P. Carey’s 1997 Listed Share Incentive Plan.

(3)	The amount shown includes 1,000 shares which the listed executive officer has the right to acquire through the exercise of warrants within 60 days.

(4)	The amount shown includes 137,500 shares which Mr. Zacharias has the right to acquire through the exercise of stock options within 60 days under W. P. Carey’s 1997 Listed Share Incentive Plan.

(5)	The amount shown includes 31,250 shares which Mr. DeCesaris has the right to acquire through the exercise of stock options within 60 days under W. P. Carey’s 1997 Listed Share Incentive Plan.

(6)	The amount shown includes 3,500 shares which Mr. Ridings has the right to acquire through the exercise of stock options within 60 days under W. P. Carey’s 1997 Listed Share Incentive Plan.

Our officers and directors who are employees of the advisor or its affiliates, may also receive interests in distributions paid to the special general partner upon certain disposition transactions. The ability to participate in such distributions may result in conflicts by creating an incentive for those officers and directors who participate in them to enter into disposition transactions on our behalf for the sale of our assets which may not necessarily be to our benefit. See “Management Compensation.”

Certain of our independent directors provide advisory services to hotel investors and developers and invest in lodging assets, including lodging facilities, which may give rise to potential conflicts of interest. Mr. Robert E. Parsons is the Executive Vice President and the chief financial officer of Exclusive Resorts, LLC, a leading luxury destination club; Mr. Michael C. Shindler is the President of Four Corners Advisors, Inc. which provides advisory services relating to hospitality transactions; Mr. Michael D. Johnson has consulted for various entities, including in the lodging sector focusing on matters like service management and customer satisfaction measurement; and Mr. H. Cabot Lodge is engaged in real estate advisory activities, including in the lodging sector. While we believe that we will benefit from the substantial experience of our independent directors, they may from time to time have interests in transactions which we are considering due to their other business affiliations. If an independent director has an interest in a matter under review by the board of directors, he or she will recuse himself or herself from considering the matter and the matter will be subject to approval by a majority of our disinterested directors.

We may enter into transactions with or take loans from our advisor, its members or their affiliates.  We may borrow funds or purchase properties from our advisor or its members or their affiliates if doing so is consistent with the investment procedures, our objectives and policies and if other conditions are met. See “Investment Objectives, Procedures and Policies.” We may borrow funds from our advisor or its members or their affiliates to provide the debt portion of a particular investment or to facilitate refinancings if we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by our advisor or its members or their affiliates.

See “Investment Objectives, Procedures and Policies.” We may borrow funds on a short-term basis from W. P. Carey or Watermark Capital Partners or their affiliates at any time.

We may also acquire assets from entities sponsored or managed by our advisor or its members and their affiliates, including the CPA® REITs, if we believe that doing so is consistent with our investment objectives and we comply with our investment policies and procedures. We may acquire single assets or portfolios of assets. Like us, the CPA® REITs intend to consider alternatives for providing liquidity for their stockholders some years after they have invested substantially all of the net proceeds from their public offerings. We may seek to purchase assets from another CPA® REIT that is entering its liquidation phase. These transactions may take the form of a direct purchase of assets, a merger or another type of transaction. We may invest in other vehicles, such as real estate opportunity funds, that are formed, sponsored or managed by our advisor or its members and their affiliates.

Except as provided in our charter, we may not invest in other REITs advised or managed, directly or through affiliates, by the advisor and with respect to which the advisor, it members and their subsidiaries or affiliates receive separate fees.

Our advisor and its members and their affiliates are engaged in or will engage in additional management or investment activities that have and may have in the future overlapping objectives with us.  Subject to their ability to sponsor a REIT managed by our advisor with objectives similar to our objectives, W. P. Carey and Watermark Capital Partners have agreed with each other that they and their affiliates will not directly or indirectly acquire, lease, own or manage lodging facilities. The exclusivity arrangement will terminate as to both W. P. Carey and Watermark Capital Partners if, among other things, (i) either of them directly or indirectly transfers its interest in our advisor (whether to the other member of the advisor or an unrelated third party) or (ii) all investment vehicles managed by our advisor, including us, have invested at least 90% of the net offering proceeds raised by such vehicles. The exclusivity agreement also permits W. P. Carey and Watermark Capital Partners to acquire non-controlling interests in entities that own lodging facilities, retain interests in lodging properties owned prior to the commencement of this offering, and make investments that are rejected by the investment committee and that are not in direct competition with any of our material assets. The CPA® REITs are not bound by this exclusivity agreement; therefore, the CPA® REITs are not prohibited from making future investments in lodging properties. In addition, none of W. P. Carey’s, the CPA® REITs or Watermark Capital Partners’ pre-existing lodging investments will be contributed to us. Therefore, our advisor and the directors and officers who are common to us, W. P. Carey, the CPA® REITs and Watermark Capital Partners, will experience conflicts of interest. In addition, our advisor and its members and their affiliates may establish in the future other investment vehicles that will invest in commercial real estate related assets, including lodging properties. To the extent that these entities have similar investment objectives, our advisor may face conflicts of interest in allocating investment, purchase and sale, and financing opportunities among itself, its members or their affiliates.

The conflicts described in the preceding paragraph may be affected by variations in the economic benefits to our advisor and such entities from different allocations of such opportunities. Our advisor will use its best efforts to present suitable investments to us consistent with our investment procedures, objectives and policies. If our advisor or any of its direct or indirect members is presented with a potential investment in an asset which might be made by a member or by more than one investment entity which it advises or manages, including a future REIT managed by the advisor with objectives similar to ours, the decision as to the suitability of the asset for investment by a particular entity will be made by the chief investment officer of our advisor based upon a variety of factors which may include:

•	cash flow from the asset;

•	effect of the acquisition of the asset on the diversification of each entity’s portfolio;

•	the amount of equity required to make the investment;

•	the policies of each entity relating to leverage;

•	the funds of each entity available for investment;

•	the estimated income tax effects of the purchase on each entity;

•	the length of time the funds have been available for investment and the manner in which the potential investment can be structured by each entity; and

•	whether a particular entity has been formed specifically for the purpose of making particular types of investments (in which case it will generally receive preference in the allocation of those types of investments).

Consideration will be given to joint ownership (e.g., tenancy-in-common or joint venture arrangement) of a particular asset determined to be suitable for more than one investment entity in order to achieve diversification of each entity’s portfolio and efficient completion of an entity’s portfolio. Our directors (including the independent directors) must approve any investment in which we invest jointly with an entity sponsored and/or managed by members of our advisors or their affiliates.

There may be competition from our advisor, its members and their affiliates for the time and services of officers and directors.  We depend on the board and our advisor for our operations and for the acquisition, operation and disposition of our investments. CW Advisors has entered into the advisory agreement with us pursuant to which it will perform certain functions relating to the investment of our funds and our overall portfolio management, including overseeing and guiding independent property operators that carry out day-to-day management of our properties. See “Management — Advisory Agreement.” Our advisor will be performing similar services for other entities it manages in the future. W. P. Carey and Watermark Capital Partners currently also perform such services for programs they sponsored or manage, and may perform these services for REITs, partnerships or other investment entities in the future. Subject to Watermark Capital Partners’ ability to engage in other activities as permitted under the limited liability company agreement between the members of our advisor, and subject to certain other conditions, Mr. Medzigian has agreed to devote substantially all of his business time and effort to the performance of his duties on behalf of our advisor after the time that we first accept funds from our investors. Our advisor, W. P. Carey and Watermark Capital Partners generally, however, are not required to devote any minimum amount of time and attention to us as opposed to the other entities managed or to be managed by them. They will devote the time to our affairs as they, within their sole discretion, exercised in good faith, determine to be necessary for our benefit and that of our stockholders. See “Management.” CW Advisors, its members and Carey Financial are not restricted from acting as general partner, advisor, underwriter, selling agent or broker-dealer in public or private offerings of securities in REITs, real estate partnerships or other entities which may have objectives similar to ours and which are sponsored by affiliated or non-affiliated persons.

Our UPREIT Structure.  Our directors and officers have duties to us and to our stockholders under Maryland law in connection with their management of us. At the same time, we, as general partner, have fiduciary duties under Delaware law to our operating partnership and to the limited partners in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to us and to our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s partnership agreement. The partnership agreement of our operating partnership provides that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders.

Additionally, the partnership agreement expressly limits our liability by providing that we and our officers, directors, agents and employees, will not be liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, our operating partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law from and against any and all claims arising from operations of our operating partnership, unless it is established that (1) the act or omission was committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty; (2) the indemnified party actually received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. These limitations on liability do not supersede the indemnification provisions of our charter, which are discussed under “Management — Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents.”

The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties. See “Risk Factors — Risks Related to an Investment in Our Shares — Conflicts of interest may arise between holders of our common shares and holders of partnership interests in our operating partnership.”

Our sales agent’s affiliation with W. P. Carey, its parent, may cause conflicts of interest.  Carey Financial, a subsidiary of W. P. Carey will receive, selling commissions, a selected dealer fee and wholesaling fees for each share sold, subject to certain exceptions, and will receive reimbursement for bona fide due diligence expenses. See “The Offering/Plan of Distribution.” As sales agent, Carey Financial has certain obligations to undertake a due diligence investigation with respect to the parties involved in this offering, including W. P. Carey. This need to investigate its parent may cause a conflict of interest for Carey Financial in carrying out its due diligence obligations.

MANAGEMENT

We operate under the direction of a board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Prior to the initial offering date, our directors will have reviewed and approved our amended and restated charter. The board of directors is responsible for the management and control of our affairs. The board of directors has retained CW Advisors to manage our overall portfolio, acquire and dispose of investments and to provide management oversight to our independent property operators, subject to the board’s supervision. We have no employees. We must have at least three directors and may have no more than nine directors.

A majority of the board of directors must be comprised of independent directors, except for a period of up to 90 days after the death, removal or resignation of an independent director. An independent director is a director who is not and has not for the last two years been associated with the advisor or any of its affiliates. A director is deemed to be associated with the advisor if he or she, directly or indirectly (including through a member of his or her immediate family), owns any interest in, is employed by, has any material business or professional relationship with, or serves as an officer or director of the advisor or any of its affiliates, except as a director or trustee for not more than three other REITs organized by or advised by the advisor or W. P. Carey or Watermark Capital Partners. An independent director may not perform material services for us, except to carry out the responsibilities of a director.

Each director holds office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified. Although the number of directors may be increased or decreased by a majority of the existing directors, a decrease shall not have the effect of shortening the term of any incumbent director. Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors (in case of election of an independent director, by a vote of a majority of the remaining independent directors) and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

The directors are not required to devote all of their time to us and are only required to devote the time to our affairs as their duties require. The directors will generally meet quarterly or more frequently if necessary. It is not expected that the directors will be required to devote a substantial portion of their time to discharge their duties as directors. Consequently, in the exercise of their fiduciary responsibilities, the directors will be relying heavily on our advisor. The board is empowered to fix the compensation of all officers that it selects and may pay remuneration to directors for services rendered to us in any other capacity. We will pay to each independent director (i) an annual fee of $34,000, and (ii) an annual fee of $10,000 to serve on the investment committee. In addition, the Chairman of the Audit Committee will receive an additional annual fee of $5,000. It is estimated that the aggregate compensation payable to the independent directors as a group for a full fiscal year will be approximately $181,000. Further, under our 2008 Equity Incentive Plan, each non-employee director will receive an award of 1,000 restricted stock units when he or she joins the board and at each annual stockholders’ meeting thereafter. The restricted stock units will be fully vested on grant. We will not pay any compensation to our officers or directors who also serve as officers or directors of our advisor. However, we reimburse our advisor for the actual cost of personnel allocable to their time devoted to providing administrative services to us. See “Management — Advisory Agreement” for a more complete discussion of these reimbursements. The board may change the compensation of directors.

Our general investment and borrowing policies are set forth in this prospectus. The directors may establish further written policies on investments and borrowings and shall monitor the administrative procedures, investment operations and performance of us, our advisor and the independent property operators to assure that the policies are in the best interest of the stockholders and are fulfilled. We will follow the policies on investments and borrowings set forth in this prospectus unless and until they are modified by the directors.

The board is also responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the fees and expenses incurred are reasonable in light of our investment performance, our net assets, net income, and the fees and expenses of other comparable unaffiliated REITs. In addition, a majority of the independent directors and a majority of directors not otherwise interested in the transaction must approve all transactions with our advisor, its members or their affiliates (other than other publicly-registered entities, in which case only the allocation of interests in the transaction must be approved by the independent directors). The independent directors also will be responsible for reviewing the performance of our advisor and determining that the compensation to be paid to our advisor is reasonable in relation to the nature and quality of services to be performed and that the provisions of the advisory agreement are being carried out. Specifically, the independent directors will consider factors such as:

•	the amount of the fee paid to our advisor in relation to the size, composition and performance of our investment portfolio;

•	the success of our advisor in generating investment opportunities that meet our investment objectives;

•	rates charged to other REITs and investment entities other than REITs by advisors performing the same or similar services;

•	additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the quality and extent of service and advice furnished by our advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio relative to the investments generated by our advisor for itself.

The advisor may not vote any shares it now owns or hereafter acquires in any vote for the removal of our directors or any vote regarding the approval or termination of any contract with itself or any of its affiliates and any shares owned by the advisor will not be included in determining the requisite percentage in interest in shares necessary to take action on any such matter.

Directors and Executive Officers of the Company

Our directors, director nominees and executive officers are as follows:

Name	Office

Michael G. Medzigian	Chairman, Chief Executive Officer and Director Nominee
Gordon F. DuGan	Director Nominee
Michael D. Johnson	Independent Director Nominee
H. Cabot Lodge III	Audit Committee Member and Independent Director Nominee
Robert E. Parsons	Chairman of the Audit Committee and Independent Director Nominee
Michael C. Shindler	Audit Committee Member and Independent Director Nominee
Thomas E. Zacharias	Director
Mark J. DeCesaris	Chief Financial Officer

The director nominees will be elected to our board at the time the registration statement of which this prospectus is a part is declared effective. The initial directors will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified. The following is a biographical summary of the experience of our directors, director nominees and executive officers.

Michael G. Medzigian, age 48, a Director Nominee, has been Chairman and Managing Partner of Watermark Capital Partners, LLC since its formation in 2002. Watermark Capital Partners, LLC is a private real estate investment firm focused on hotels and resorts, golf, resort residential, fractional and club programs, and new-urbanism and mixed-use projects. Through 2001, Mr. Medzigian was President and Chief Executive Officer of Lazard Freres Real Estate Investors and a Managing Director of Lazard where he was recruited to oversee the repositioning of Lazard’s real estate private equity fund operations, one of the largest real estate repositionings in history. At Lazard, the real estate portfolio for which Mr. Medzigian was responsible included the ownership of three lodging operating companies, InTown Suites and Suburban Lodge in the United States and Cliveden/Destination Europe in the United Kingdom. From 1994 to 1999, Mr. Medzigian was a Founding Partner of Olympus Real Estate Corporation, the real estate fund management affiliate of Hicks, Muse, Tate and Furst Incorporated. At Olympus he acquired and oversaw an extensive portfolio of lodging assets that included, among others, such properties as the Boca Raton Resort & Club, Boca Raton, FL, the Cheeca Lodge & Spa, Islamorada, FL, the Inn at Laguna Beach, Laguna Beach, CA, La Posada de Santa Fe Resort & Spa, Santa Fe, NM, the Ritz Carlton Rancho Mirage, Rancho Mirage, CA, the Algonquin, New York, NY, Equinox Resort & Spa, Manchester, VT, and the Fairmont Copley Plaza, Boston, MA as well as lodging operating companies that included RockResorts, Park Plaza International and Chalet Susse. Earlier in his career, Mr. Medzigian was President of Cohen Realty Services, a Chicago-based real estate investment services firm, he founded and was National Director of the Hospitality Consulting Practice at Deloitte & Touche, and he held various management positions with Marriott Corporation. Mr. Medzigian has served as Chairman and a Director of Atria, Inc., Chairman and a Director of Kapson Senior Quarters Corp., President, CEO and a Director of Park Plaza International, President, CEO and a Director of RockResorts, and as a Director of American Apartment Communities, the American Seniors Housing Association, Arnold Palmer Golf Management, the Assisted Living Federation of America, Dermody Properties, iStar Financial (NYSE: SFI, including serving in its audit and compensation committees), Kemayan Hotels and Leisure (Australian ASX), and the Rubenstein Company. He is or has been a member of the Cornell Hotel Society, the Cornell Real Estate Council, Pension Real Estate Association, the Urban Land Institute (Chairman, Hotel Development Council), and Young President’s Organization (Executive Committee Member). Mr. Medzigian received a Bachelor of Science from Cornell University.

Gordon F. DuGan, age 41, a Director Nominee, also serves as a Director, President and Chief Executive Officer of W. P. Carey and Carey Asset Management. Mr. DuGan serves as a Director and Chief Executive Officer of CPA®:17 — Global, CPA®:16 — Global, CPA®:15 and CPA®:14. Mr. DuGan joined W. P. Carey as Assistant to the Chairman in 1988. From October 1995 until February 1997 he was chief financial officer of a Colorado-based wireless communications equipment manufacturer. Mr. DuGan rejoined W. P. Carey as Deputy Head of Investments in February 1997, and was elected to Co-Chief Executive Officer in 2002 and Chief Executive Officer in 2005. In his role as the Chief Executive Officer of W. P. Carey, Mr. DuGan was actively involved in the acquisition and management of the lodging properties that W. P. Carey acquired and managed on behalf of the CPA® REITs. He serves as Trustee of the W. P. Carey Foundation and served on the Boards of the National Association of Real Estate Investment Trusts (“NAREIT”), the New York Pops and the Hewitt School, and is a member of the Young Presidents Organization and the Counsel on Foreign Relations. Mr. DuGan received his B.S. in Economics from the Wharton School of the University of Pennsylvania.

Michael D. Johnson, age 52, a Director Nominee, has been the Dean of Cornell University’s School of Hotel Administration since July 2006 and holds the E.M. Statler Professorship of Hotel Administration. Prior to joining Cornell University in 2006, Professor Johnson was the D. Maynard Phelps Collegiate Professor of Business Administration from 1998 and a Professor of Marketing from 1995 at the University of Michigan’s Ross School of Business. In addition, he served as the Director of the Center for Customer-Focused Management in Executive Education at the University of Michigan’s Ross School of Business from 2004 to 2006. Professor Johnson also served as a member of the Executive Committee of the University of Michigan’s Ross School of Business from 1996 to 1998. Professor Johnson has consulted for a diverse range of companies and public agencies, including Promus Hotels, Northwest Airlines, the National Association of Convenience Stores, Dell Corporation, Dow Chemical, Schering Pharmaceutical and Volvo focusing on, among other things, marketing strategy, service management, customer portfolio management and customer satisfaction measurement and relationship management. Professor Johnson is a founding member of the University of Michigan’s National Quality Research Center where he was instrumental in the development of the American Customer Satisfaction Index. He has authored over a hundred academic articles and industry reports over his career and his five books have been published in six different languages. His most recent books include Competing in a Service Economy: How to Create a Competitive Advantage through Service Development and Innovation (Jossey-Bass, 2003) and the award winning Improving Customer Satisfaction, Loyalty and Profit: An Integrated Measurement and Management System (Jossey-Bass, 200). Professor Johnson has served as associate editor of the Journal of Consumer Research and served on the editorial boards of the Journal of Marketing, the International Journal of Research in Marketing, the Journal of Service Research, and the International Journal of Service Industry Management. Professor Johnson holds a Ph.D. and M.B.A. from the University of Chicago and a Bachelor of Science degree with honors from the University of Wisconsin.

H. Cabot Lodge III, age 52, a Director Nominee, is a Managing Partner of ARC Global Partners LLC, an international real estate merchant bank, which he co-founded in July 2006. Mr. Lodge has served as a member of the Board of Directors of Rand Logistics since June 2006 and he served on the Board of Meristar Hospitality Corporation, one of the nation’s largest property REITs, from its inception until the time of its sale in 2006. From 2000 to 2006, Mr. Lodge served as an Executive Vice President of iStar Financial Inc., a provider of financing to private and corporate owners of real estate and corporate net lease financing. At iStar, Mr. Lodge co-headed the $3.5 billion credit tenant lease financing business and served as a member of iStar’s Board of Directors. From 1996 to 2000, Mr. Lodge led his own corporate net lease fund, American Corporate Real Estate which was acquired by iStar in 2000. Prior to that Mr. Lodge was a Managing Director and member of the Board of Directors of W. P. Carey, where he was responsible for forming and managing nine of the CPA® Programs, as well as for managing $500 million in equity special accounts business for CalPERS. Mr. Lodge graduated from Harvard College in 1978 and from Harvard Business School in 1983.

Robert E. Parsons, Jr., age 52, a Director Nominee, has been the Executive Vice President and Chief Financial Officer of Exclusive Resorts, LLC, the preeminent destination club, since 2004, shortly after its founding. From 2002 until 2004, Mr. Parsons was Managing Director of Wasatch Investments, a privately held consulting and investment firm. He was the chief financial officer of Host Marriott Corporation from 1995 to 2002. He began his career with Marriott Corporation in 1981, and continued to work in various strategic planning and treasury capacities at the company until it split into Marriott International and Host Marriott Corporation in 1993. After the split, Mr. Parsons served as treasurer of Host Marriott Corporation, a company with over $9 billion in total lodging assets, before being promoted to chief financial officer. Mr. Parsons served as an independent director of CNL Hotels & Resorts, Inc. from 2003 to 2007, where he was the lead independent director and chaired the audit committee. He also served as chairman of the Hotel Development Council of the Urban Land Institute and as a member of the National Advisory Counsel of the Graduate School of Management at Brigham Young University. Mr. Parsons received his MBA from Brigham Young University and earned his bachelor’s degree from the same alma mater in Accounting.

Michael C. Shindler, age 56, a Director Nominee, has been the President of Four Corners Advisors, Inc., a hospitality transactions consultancy and advisory firm he established since June 2007. Prior to forming Four Corners Advisors, from May 2006 until June 2007, Mr. Shindler was Vice President — Development & Asset Management for Las Vegas Sands Corp. with responsibility, among other things, for negotiating third party management contracts for Macau’s Cotai Strip. Before joining Las Vegas Sands, he had rejoined Hyatt Hotels Corporation in November 2003 as Senior Vice President — Acquisitions and Development. In this role, he had responsibility for transactions on behalf of Hyatt International Corporation, as well as handling departmental administrative processes and other special projects. Immediately prior to rejoining Hyatt, Mr. Shindler was Vice President of Development for RockResorts International, LLC/Vail Resorts Lodging from May 2002 to October 2003. Previously Mr. Shindler also held senior development positions with Mandarin Oriental Hotel Group from July 1999 to May 2002, and with a hospitality brokerage and consulting boutique from October 1996 to June 1999. From 1986 to 1996, he worked for Hyatt Development Corporation in a variety of roles, beginning in October 1986 as Associate General Counsel and ending in October 1986 as Senior Vice President, where he headed the domestic Development group and was a member of the Hyatt Hotels Corporation Managing Committee. Mr. Shindler practiced law in Chicago from 1976 to 1984. Mr. Shindler is Chairman of the Board of Hyatt Gaming Management, Inc. He is a member of the Board of Directors of IFF, a not-for-profit established to provide real estate development services and funding for acquisition and rehabilitation of real estate facilities, including day care centers and charter schools, for use by organizations serving low- and moderate-income communities in five states throughout the Midwest, and is a member of the Board and President/Treasurer of the Foundation for Human Potential. He received his Juris Doctor degree from Washington University in St. Louis, and he obtained an AB in Political Science from University of North Carolina.

Thomas E. Zacharias, age 54, a Director, joined W. P. Carey in April 2002. He currently serves as Chief Operating Officer and Managing Director, Asset Management for W. P. Carey, CPA®:17 — Global, CPA®:15, CPA®:14 and President of CPA®:16-Global. In his role as the Chief Operating Officer of W. P. Carey, Mr. Zacharias was actively involved in the acquisition and management of the lodging properties that W. P. Carey acquired and managed on behalf of the CPA® REITs. Prior to joining W. P. Carey, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise capitalized for the development of internet data centers. Prior to joining MetroNexus in October 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998, Mr. Zacharias was a senior officer at Corporate Property Investors which at the time of its merger into Simon property Group in 1998, was the largest private equity REIT. He has over 25 years experience in acquisitions, financing, development, leasing and asset management in real estate. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976, and a Masters in Business Administration from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT, and served as a Trustee of Groton School in Groton, Massachusetts between 2003 and 2007. Mr. Zacharias previously served as an independent director of CIP® from 1997 to 2001, CPA®:12 from 1997 to 2000, CPA®:14 from 1997 to 2001 and CPA®:15 in 2001.

Mark J. DeCesaris, age 49, our Chief Financial Officer, became Acting Chief Financial Officer, Chief Administrative Officer and Managing Director of W. P. Carey in November 2005. Mr. DeCesaris also serves as Acting Chief Financial Officer, Chief Administrative Officer and Managing Director for CPA®:17 — Global, CPA®:16 — Global, CPA®:15 and CPA®:14. Mr. DeCesaris had been a consultant to W. P. Carey’s finance department since May 2005. Prior to joining W. P. Carey, from March 2003 to December 2004, Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the NYSE, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From August 1999 to March 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to August 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. He started his career with Coopers & Lybrand in Philadelphia, PA and earned his CPA license in 1983. Mr. DeCesaris graduated from Kings College with a B.S. in Accounting and Informational Technology. He currently serves as a member of the Board of Trustees of Kings College.

Some of our future directors and officers may act as directors or officers of W. P. Carey or Watermark Capital Partners and their respective affiliates and entities they manage may own interests in those entities.

Audit Committee

Prior to the commencement of the offering, our board of directors will establish an Audit Committee comprised of three directors, all of whom will be independent directors by reference to the rules, regulations and listing standards of the NYSE. We expect that Mr. Parsons will chair our audit committee and serve as our “audit committee financial expert,” as that term is defined by the SEC, and Messrs. Lodge and Shindler will serve as the other members of the Audit Committee.

The Audit Committee will assist the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

Additional Management

The individuals listed below who are officers of subsidiaries of W. P. Carey, will provide their services to our advisor pursuant to the services agreement, as described below and will initially also serve as our officers.

Name	Office

Susan C. Hyde	Managing Director and Secretary
Thomas J. Ridings	Executive Director and Chief Accounting Officer
Kristin Chung	Controller

Susan C. Hyde, age 39, is a Managing Director, Corporate Secretary and Director of Investor Relations of W. P. Carey. Ms. Hyde oversees the Investor Relations, Corporate Communications and Special Events departments. Ms. Hyde also serves as Managing Director and Corporate Secretary of Carey Financial, LLC. Ms. Hyde is an associated person of Carey Financial, LLC. She joined

W. P. Carey in 1990 after graduating from Villanova University, where she received a B.S. degree in Business Administration with a concentration in marketing and a B.A. degree in English. She is a member of NAREIT and The Society of Corporate Secretaries and Governance Professionals.

Thomas J. Ridings, age 40, joined W. P. Carey in July 2004 as First Vice President and was promoted to Senior Vice President in 2006 and Executive Director in 2007. He became Chief Accounting Officer in June 2007. Prior to joining W. P. Carey, Mr. Ridings was a Vice President at CA, Inc., a computer software company publicly traded on the NYSE. Between 1990 and 2000 he worked at Ernst & Young LLP. Mr. Ridings, a certified public accountant, received a B.S. in accounting from Long Island University.

Kristin Chung, age 41, Senior Vice President, joined W. P. Carey in September 2006 as Controller. From April 2004 until September 2006, Ms. Chung was Chief Financial Officer with First New York Partners, the manager and advisor of Forest City Enterprise, Inc.’s New York strategic business unit. Prior to joining First New York Partners, Ms. Chung was with Ernst & Young, LLC where she focused on assurance and advisory services for global financial institutions. Ms. Chung is a Certified Public Accountant, and received a B.A. with concentrations in Psychology and Economics from Wellesley College and an M.B.A. in Management from the Graduate School of Management in New Jersey.

Executive Compensation

We have no employees to whom we pay salaries. We do not intend to pay any annual cash compensation to our officers for their services as officers; however, we will reimburse the advisor for the services of its personnel, including those who serve as our officers, pursuant to the advisory agreement and we will use equity incentive awards under our 2008 Equity Incentive Plan to provide incentives to our officers and to officers and employees of our advisor and its affiliates who perform services on our behalf.

2008 Equity Incentive Plan

We plan to adopt two stock incentive plans, which are described below. Awards under the two stock incentive plans will be limited in amount, on a combined basis, to four percent of the issued and outstanding shares of our common stock (on a fully diluted basis, including those issued and outstanding under the two stock incentive plans) at the time of award of the restricted stock units, subject to a ceiling of 4,000,000 shares. The purpose of the two stock incentive plans is to attract and retain the services of experienced and qualified individuals who are acting on our behalf, in a way that aligns their interests with those of the stockholders. As discussed below, the stock incentive plans will be administered by our independent directors. We expect that our independent directors in making decisions regarding awards under the Incentive Plan (as defined below) will consider various factors, including the incentive compensation payable to our advisor under the advisory agreement.

The Incentive Plan

Under one plan, the “Incentive Plan,” incentive awards may be granted to our officers and officers and employees of our advisor, W. P. Carey and Watermark Capital Partners who perform services on our behalf and to non-director members of the investment committee. Of our directors, initially Michael G. Medzigian, Gordon F. DuGan and Thomas E. Zacharias will be eligible participants in the Incentive Plan. Incentive awards will be in the form of restricted stock units.

Any non-director member of the investment committee will be awarded 500 restricted stock units annually under the Incentive Plan which will be fully vested on grant.

Distributions or distribution equivalents may be payable on unvested awards at the discretion of the Plan Administrator, defined below.

None of the shares underlying the restricted stock units issued pursuant to the Incentive Plan may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on those shares shall have lapsed or been removed under the provisions of the Incentive Plan. If a holder of restricted stock units ceases to be employed by us, he will forfeit any restricted stock unit on which the restrictions have not lapsed or been otherwise removed.

The Incentive Plan will be administered by the independent directors of our board of directors as the “Plan Administrator.” Subject to the provisions of the Incentive Plan, the Plan Administrator has authority to determine:

•	when to grant incentive awards; and

•	which eligible employees will receive incentive awards.

The Plan Administrator may impose conditions on the transfer of restricted stock units received under the Incentive Plan, and may impose other restrictions and requirements as it may deem appropriate.

The Plan Administrator will also establish as to each restricted stock unit issued under the Incentive Plan the terms and conditions upon which the restrictions on those shares shall lapse. The terms and conditions may also include, without limitation, the lapsing of those restrictions as a result of the disability, death or retirement of the participant.

Amendment of the Incentive Plan and Incentive Awards

The board of directors may amend the Incentive Plan as it deems advisable, provided that to the extent required by Rule 16b-3 of the Securities Act, our stockholders must approve any amendment that would (i) materially increase the benefits accruing to participants under the Incentive Plan, (ii) materially increase the number of shares that may be issued under the Incentive Plan, or (iii) materially modify the requirements of eligibility for participation in the Incentive Plan. Incentive awards granted under the Incentive Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Incentive Plan.

Directors’ Incentive Plan

We plan to adopt a second stock incentive plan, the “Directors’ Incentive Plan,” for members of our board of directors who are not our employees or employees of W. P. Carey or Watermark Capital Partners. Awards under the Directors’ Incentive Plan will also be in the form of restricted stock units.

None of the shares underlying the restricted stock units issued pursuant to the Directors’ Incentive Plan may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on those shares shall have lapsed or been removed under the provisions of the Directors’ Incentive Plan. If an independent director resigns, he will forfeit any restricted stock unit on which the restrictions have not lapsed or been otherwise removed.

Each independent director is entitled to receive an award of 1,000 restricted stock units under the Directors’ Incentive Plan when he or she joins the board and at each annual stockholder meeting thereafter. The restricted stock units will be fully vested on grant. Distributions or distribution equivalents may be payable on unvested awards at the discretion of the Plan Administrator.

The Plan Administrator will establish as to each restricted stock unit issued under the Directors’ Incentive Plan the terms and conditions upon which the restrictions on those shares shall lapse. The terms and conditions may also include, without limitation, the lapsing of those restrictions as a result of the disability, death or retirement of the participant.

Grants under the 2008 Equity Incentive Plan

As of the date of this prospectus, there have been no awards under the Incentive Plan or the Directors’ Incentive Plan.

Investment Decisions

Our advisor’s investment department is primarily responsible for evaluating, negotiating and structuring potential investment opportunities. Before an investment is made, the transaction is reviewed by our investment committee unless the purchase price and contemplated capital improvements to the investment are $10,000,000 or less, in which case the investment may be approved by our chief investment officer. Mr. Medzigan will initially serve as the chief investment officer. The investment committee retains the authority to identify other categories of transactions that may be entered into without its prior approval. The investment committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the acquisition process. Our advisor places special emphasis on having experienced individuals serve on its investment committee. The investment committee will be comprised of our four independent directors and an additional member selected by our advisor, all of whom serve as voting members of the committee. In addition, our Chief Executive Officer will be a non-voting member and chair of the investment committee. Upon the resignation, removal or death of any of the four independent directors on the investment committee, we, acting by the majority of our independent directors, have the right to appoint their successor to the investment committee. Any successor we appoint may not be a member of the management of W. P. Carey, Watermark Capital Partners or our advisor.

Our advisor will also maintain an asset operating committee that will be responsible for evaluating and making decisions with respect to any capital expenditures, refinancing, disposition, sale and/or any other transaction in excess of $10,000,000 involving assets that we have previously acquired.

Limited Liability and Indemnification of Directors, Officers, Employees and Other Agents

Under the Maryland General Corporation Law, a Maryland corporation may limit the liability of directors and officers to the corporation and its stockholders for money damages unless such liability results from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, the Maryland General Corporation Law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Finally, the Maryland General Corporation Law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Except as prohibited by Maryland law and as set forth below, our organizational documents limit the personal liability of our directors and officers to us and our stockholders for monetary damages and provide that a director or officer or non-director member of the investment committee will be indemnified and advanced expenses in connection with legal proceedings. We also maintain a directors and officers liability insurance policy and we expect to enter into indemnification agreements with each of our directors and executive officers.

In addition to any indemnification to which our directors and officers are entitled, our organizational documents provide that we will indemnify other employees and agents to the extent authorized by the directors, whether they are serving us or, at our request, any other entity. Provided the conditions set forth below are met, we have also agreed to indemnify and hold harmless our advisor and its affiliates performing services for us from any loss or liability arising out of the performance of its/their obligations under the advisory agreement.

However, as required by the applicable guidelines of the North American Securities Administrators Association, Inc., our charter provides that a director, our advisor and any affiliate of our advisor will be indemnified by us for losses suffered by such person and held harmless for losses suffered by us only if all of the following conditions are met:

•	such person has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	such person was acting on our behalf or performing services for us;

•	the liability or loss was not the result of negligence or misconduct by such person (if a non-independent director, our advisor or an affiliate of our advisor);

•	the liability or loss was not the result of gross negligence or willful misconduct by such person (if an independent director); and

•	such indemnification or agreement to hold harmless is recoverable only out of our assets and not from the stockholders.

In addition, our charter provides that we may not indemnify a director, our advisor or any affiliate of our advisor for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

Finally, our charter provides that we may not pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any affiliate of our advisor in advance of final disposition of a proceeding unless all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	such person has provided us with written affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met;

•	the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his, her or its capacity as such, a court of competent jurisdiction approves such advancement; and

•	such person has provided us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person did not comply with the requisite standard of conduct and is not entitled to indemnification.

The general effect to investors of any arrangement under which any controlling person or any of our directors or officers is indemnified or insured against liability is a potential reduction in distributions resulting from such indemnification or our payment of premiums associated with insurance. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals. As a result, we and our stockholders may be entitled to a more limited right of action than we and our stockholders would otherwise have if these indemnification rights were not included in our charter or the advisory agreement.

However, indemnification does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

We have been informed that the SEC and some states’ securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.

Joint Venture Agreement

CWA Management, LLC, in which W. P. Carey holds an indirect interest, and CWA, LLC, in which Watermark Capital Partners holds a direct interest, established a joint venture pursuant to a limited liability company agreement, or the LLC Agreement, in order to provide advisory and asset management services to us. CWA Management, LLC has a eighty percent interest and CWA, LLC has a twenty percent interest in CW Advisors. The principal office of CW Advisors will be 207 East Westminster, Suite 200, Lake Forest, Illinois 60045.

CW Advisors will be managed by a board of directors. The board of directors of CW Advisors will consist at all times of three persons, with CWA Management, LLC entitled to appoint two members and CWA, LLC entitled to appoint one member.

In general, the LLC Agreement prohibits each member from transferring its interest in the advisor to a third party for five years from the date on which this registration statement on Form S-11 is filed, or filing date, without the consent of the other member, except in the case of a termination of Mr. Medzigian’s employment. If Mr. Medzigian’s employment with the advisor is terminated for cause, CWA Management, LLC may transfer its interest in the advisor to a third party. If Mr. Medzigian voluntarily resigns prior to the fifth anniversary of the filing date, dies or becomes permanently disabled, or is terminated for cause, CWA Management, LLC will have the option to purchase, and CWA, LLC will have the option to sell to CWA Management, LLC, CWA, LLC’s interest in the advisor. In addition, prior to the fifth anniversary of the filing date, both members may make transfers of all or a portion of their interest to certain controlled affiliates. Beginning on the fifth anniversary of the filing date, either member may exercise a buy-sell right to require the other member either to buy the triggering member’s interest or to sell its interest in the advisor to the triggering member. Further, after the fifth anniversary of the filing date, either member may transfer its entire interest to a third party subject to the other member’s right of first refusal.

The LLC Agreement may be amended only by unanimous consent of the members. The LLC Agreement is governed by the laws of the state of Delaware.

CW Advisors will be dissolved upon the first to occur of (i) unanimous direction of its board of directors, (ii) entry of a decree of judicial dissolution under the Delaware Limited Liability Company Act or (iii) the termination of the legal existence of the last remaining member or the occurrence of any other event which terminates the continued membership of the last remaining member.

Advisory Agreement

While our advisor will be responsible for the overall management of our business, including services related to acquisitions and dispositions of properties, typically an independent property management company will execute day-to-day property level responsibilities. Our advisor will be the asset manager responsible for our overall portfolio, including providing strategic direction to the independent property operators by identifying best practices, value enhancement opportunities and efficiencies and overseeing the implementation of our business plan.

Many of the services performed by the advisor and its members in managing our activities are summarized below. This summary is provided to illustrate the material functions which the advisor and its members perform for us and it is not intended to include all of the services which may be provided to us by other third parties.

Under the terms of our advisory agreement, the advisor undertakes to use its best efforts to present to us investment opportunities consistent with our investment policies and objectives. Subject to the authority of our board and at times with the assistance of the special general partner, the advisor:

•	sources, analyzes and makes investments on our behalf, consistent with our investment policies and objectives;

•	provides advice to us, and acts on our behalf with respect to the acquisition, financing, refinancing, holding, leasing and disposition of investments;

•	creates business plans and asset management strategies;

•	implements asset management strategies, including the following:

•	selecting and entering into agreements with the appropriate lodging brands and independent property management companies;

•	overseeing and guiding the independent property operators that carry out day-to-day management of our properties;

•	monitoring and consulting on revenue enhancement and cost containment initiatives;

•	overseeing risk management policies;

•	monitoring initial and ongoing capital expenditures; and

•	evaluating asset rationalization, expansion, and reuse strategies;

•	takes the actions and obtains the services necessary to effectuate the acquisition, financing, refinancing, holding, leasing and disposition of investments;

•	provides overall management of our business activities and performs other administrative services for us as requested by the board;

Subject generally to the approval of the investment committee as described herein, the board has authorized the advisor to make investments in assets on our behalf if the investment, in conjunction with our other investments and proposed investments, is reasonably expected to fulfill our investment objectives and policies as established by the board and then in effect. The board has also authorized the advisor to enter into agreements with third parties as may be necessary to fulfill our investment objectives.

The term of the advisory agreement with respect to this offering of shares ends on September 30, 2009. The advisory agreement may be renewed for successive one-year periods, following an evaluation of our advisor’s performance by our independent directors as required by our charter. This review must be conducted annually and the agreement will continue in effect until 60 days after our independent directors shall have notified the advisor of their determination either to renew the agreement for an additional one-year period or terminate it, as required by our charter. The advisory agreement may be amended only by the written agreement of its parties. Pursuant to our charter all amendments to the advisory agreement must be approved by our independent directors. During our current fiscal year, the advisor has not yet received any compensation, as we have not yet begun our operations.

Additionally, the advisory agreement may be terminated:

•	immediately by us, at the sole option of a majority of our independent directors, upon the bankruptcy of the advisor or for “cause”;

•	without cause by action of our directors, a majority of our independent directors or majority of our stockholders upon 60 days’ notice; or

•	immediately with good reason by the advisor.

“Good reason” is defined in the advisory agreement to mean either:

•	any failure to obtain a satisfactory agreement from any successor to us to assume and agree to perform our obligations under the advisory agreement, or

•	any material breach of the advisory agreement of any nature whatsoever by us provided that the breach is of a material term or condition of the agreement and we have not cured it within 30 days after written notice or, if the breach cannot be cured within 30 days by reasonable effort, we have not taken all necessary action without a reasonable time period to cure the breach.

“Cause” is defined in the advisory agreement to mean with respect to the termination of the advisory agreement, the occurrence of any of the following: (i) the transfer of both W. P. Carey’s and Watermark Capital Partners’ direct or indirect interests in our advisor to one or more entities other than to one or more of their controlled subsidiaries, (ii) fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty by the advisor that, in each case, is determined by a majority of independent directors to be materially adverse to us, or (iii) a breach of a material term or condition of the advisory agreement by the advisor which breach has not been cured within 30 days after written notice or, if the breach cannot be cured within 30 days by reasonable effort, the advisor has not taken all necessary action within a reasonable time period to cure the breach.

If the advisory agreement is terminated without cause upon 60 days notice, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any payment of subordinated fees, earned prior to termination of the advisory agreement.

In the event the advisory agreement is not renewed upon the expiration of its then-current term, or is terminated for any reason other than by the advisor and an affiliate of the advisor is not the advisor under the replacement advisory agreement or the advisor resigns for good reason, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. In such event, the purchase price will be paid in cash or common shares, at the option of Carey Watermark Holdings. The operating partnership must purchase any such interests within 120 days after it gives Carey Watermark Holdings’ written notice of its desire to repurchase all or a portion of Carey Watermark Holdings’ interests in the operating partnership. If the advisory agreement is terminated or not renewed, we will pay our advisor accrued and unpaid fees and expense reimbursements, including any payment of subordinated fees, earned prior to termination or non-renewal of the advisory agreement.

The advisor, its members and their affiliates engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. See “Conflicts of Interest.” However, pursuant to the advisory agreement, the advisor must devote sufficient resources to the administration of us to discharge its obligations. The advisory agreement is not assignable or transferable by either party without the consent of the other party, except that we may assign or transfer the advisory agreement to a successor entity and the advisor may assign the advisory agreement to an entity that is directly or indirectly controlled by the advisor and that has a net worth of at least $5 million. In addition, the advisor may subcontract some of its duties to affiliates without our consent so long as the advisor remains liable for their performance. The directors shall determine that any successor advisor possesses sufficient qualifications to justify the compensation provided for in its contract with us.

The actual terms and conditions of transactions involving investments in assets shall be determined in the sole discretion of the advisor, subject at all times to compliance with the foregoing requirements.

Some types of transactions require the prior approval of the board, including a majority of the independent directors and a majority of directors not interested in the transaction, including the following:

•	investments that may not be reasonably expected to fulfill our investment objectives and policies;

•	investments made through joint venture arrangements with W. P. Carey, Watermark Capital Partners, the advisor or their affiliates;

•	investments which are not contemplated by the terms of a prospectus;

•	transactions that present issues which involve conflicts of interest for the advisor, its members or their affiliates (other than conflicts involving the payment of fees or the reimbursement of expenses);

•	the lease of assets to W. P. Carey, Watermark Capital Partners, the advisor or their affiliates, or to any of our directors;

•	any purchase or sale of an investment asset from or to the advisor, its members or any of their affiliates; and

•	the retention of any affiliate of the advisor to provide services to us not expressly contemplated by the advisory agreement and the terms of such services by such affiliate.

We will pay to the advisor compensation for services it provides to us. See “Management Compensation.”

We will pay directly or reimburse the advisor for all of the costs incurred in connection with organization and offering expenses, which include expenses attributable to preparation, printing, filing and delivery of any registration statement or prospectus (including any amendments thereof or supplements thereto), qualification of the shares for sale under state securities laws, escrow arrangements, filing fees and expenses attributable to selling the shares, including, but not limited to, advertising expenses, expense reimbursement, counsel and accounting fees; provided, however, that the advisor will be responsible for the payment of all other organization and offering expenses in excess of four percent of the gross offering proceeds. The amounts of certain of the organization and offering expenses are not determinable at this time.

In addition, we will reimburse the advisor for all of the costs it incurs in connection with certain other services provided to us, including, but not limited to:

•	expenses incurred in connection with the investment of our funds;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on income, to the extent advanced or paid by the advisor, or on assets and taxes as an expense of doing business;

•	certain insurance costs in connection with our business;

•	expenses of managing and operating assets owned by us, whether payable to an affiliate of the advisor or a non-affiliated person;

•	fees and expenses of legal counsel, auditors and accountants;

•	payments to directors for expenses in connection with director and stockholder meetings as well as payments to non-director members of the investment committee for investment committee meetings;

•	expenses relating to the listing of the shares on a securities exchange;

•	expenses in connection with dividend payments;

•	expenses of revising or amending our charter;

•	expenses of maintaining communication with our stockholders, including the cost of mailing annual reports;

•	expenses related to investments and other fees relating to making investments, including personnel and other costs incurred in any transaction, where a fee is not payable to the advisor; and

•	all other expenses the advisor incurs in connection with providing services to us including reimbursement to the advisor or its affiliates for the costs of rent, goods, material and personnel incurred by them based upon the compensation of the persons involved and an appropriate share of the overhead allocable to those person.

The advisor must absorb, or reimburse us at least annually for, the amount in any twelve-month period immediately preceding the end of any fiscal quarter by which our operating expenses, including asset management fees, exceed the 2%/25% Guideline. To the extent that operating expenses payable or reimbursable by us exceed this limit and a majority of independent directors determine that the excess expenses were justified based on any unusual and nonrecurring factors which they deem sufficient, the advisor may be reimbursed in future quarters for the full amount of the excess, or any portion thereof, but only to the extent the reimbursement would not cause our operating expenses to exceed the 2%/25% guideline in the twelve-month period ending on the last day of such quarter. Within 60 days after the end of any of our fiscal quarters for which total operating expenses for the 12 months then ended exceed the limitation, there shall be sent to the stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. This information shall also be reflected in the minutes of the meeting of our board of directors.

W. P. Carey or Watermark Capital Partners or their respective affiliates will provide the advisor with personnel resources and other services in connection with services provided to us by the advisor. As described below, W. P. Carey and the advisor have entered into a services agreement pursuant to which W. P. Carey will provide the advisor with certain personnel and administrative, cash management, accounting and other services in order for the advisor to fulfill its obligations under the advisory agreement.

We do not have any agreements requiring our advisor or its affiliates to provide services to us other than our advisory agreement with the advisor, and our operating partnership agreement which provides that Carey Watermark Holdings will assist in certain management functions for no additional consideration. As of the date of this prospectus, we had not yet paid or accrued any fees to our advisor for services relating to the identification, evaluation, negotiation and purchase of investments. If the advisory agreement is not renewed by us or is terminated by us without cause or with good reason by the advisor, we will pay all accrued and unpaid fees and expense reimbursements. See “Management Compensation.”

Shares Owned by the Advisor

Compensation payable to the advisor pursuant to the advisory agreement will be paid in cash unless the advisor chooses to receive all or a portion of such compensation in the form of our common stock or a combination of cash and our common stock by notifying us in writing. Shares acquired in lieu of cash fees under the advisory agreement are subject to ratable vesting over five years after their issuance and cannot be sold prior to vesting. Furthermore, any resale of the shares that the advisor or its affiliates own and the resale of any shares which may be acquired by our affiliates are subject to the provisions of Rule 144, promulgated under the Securities Act, which rule limits the number of shares that may be sold at any one time and the manner of such resale. Although CW Advisors is not prohibited from acquiring additional shares, CW Advisors has no options or warrants to acquire any additional shares. It may acquire additional shares by electing to take certain fees in the form of shares. There is no limitation on the ability of CW Advisors or its affiliates to resell any shares they may acquire in the future, other than restrictions included as part of any fee arrangement or restriction imposed by securities laws. Our advisor may not vote any shares it now owns or hereafter acquires in any vote for the removal of directors or any vote regarding the approval or termination of any contract with itself or any of its affiliates and any shares owned by the advisor will not be included in determining the requisite percentage in interest in shares necessary to take action on any such matter. See “Security Ownership of Certain Beneficial Owners and Management” for a discussion of the share ownership of our officers and directors.

Services Agreement

W. P. Carey will enter into a services agreement with our advisor pursuant to which W. P. Carey will provide our advisor certain personnel and services, including administrative, cash management and accounting services, until such time that the advisor has hired additional personnel to provide directly all or a portion of such services. The advisor may terminate the services agreement in its entirety or in respect of particular services for any reason or no reason. The services agreement will provide that our advisor will reimburse W. P. Carey for the cost of providing such services. Through the date of filing of this registration statement, we did not incur any expenses under the services agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board of directors oversees our management. However, Carey Watermark Advisors, LLC is responsible for managing our overall portfolio and identifying and making investments on our behalf. CW Advisors is a joint venture between CWA Management, LLC and CWA, LLC. The advisor, pursuant to the services agreement, will utilize personnel resources and other services of W. P. Carey and its affiliates in performing its duties under the advisory agreement until such time that it has hired additional personnel to directly perform all or a portion of such services. Our sales agent, Carey Financial, an indirect wholly-owned subsidiary of W. P. Carey, will also provide services to us in connection with the offering and investments made through our distribution reinvestment plan. Several of our officers and directors are also officers and directors of our advisor, W. P. Carey and Watermark Capital Partners and their respective affiliates. For a more complete explanation of these relationships see “Conflicts of Interest” and “Management.”

The advisor, Carey Watermark Holdings, Carey Financial and their affiliates will receive the compensation described under “Management Compensation” and “Conflicts of Interest.”

Carey Watermark Holdings, the special general partner, will be entitled to receive profits allocations and cash flow distributions equal to up to 10% of our operating profits and available cash flow, respectively, and 15% of the profit and the net proceeds arising from the sale, exchange or other disposition of our assets once our stockholders have received a return of 100% of their initial investment plus the six percent preferred return rate. If we terminate the advisory agreement and do not name another affiliate of the advisor as successor advisor or the advisor resigns for good reason, all after two years from the start of operations of our operating partnership, our operating partnership will have the right, but not the obligation to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. See “Risk Factors — Risks Related to Our Relationship with Our Advisor.”

We may enter into joint venture or other investment transactions with the other entities managed by our advisor, W. P. Carey or Watermark Capital Partners. For a more complete description of the conflicts of interest that may arise, see “Conflicts of Interest.” We will operate pursuant to certain policies and procedures for the review, approval or ratification of our transactions with related persons. These policies will include the following.

•	Transactions with our Advisor. Except for transactions under the advisory agreement or as otherwise described in this prospectus, we will not purchase goods or services from our advisor or its members and their affiliates unless a majority of our directors, including a majority of any independent directors not otherwise interested in the transactions, approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

•	Transactions with the Advisor, its members and their Affiliates. We will not purchase investments or lease properties in which our advisor, its members or their affiliates have an ownership interest without a determination by a majority of our directors, including a majority of any independent directors not otherwise interested in such transaction, that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the investment to our advisor, its members or their affiliates, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such property at an amount in excess of its current appraised value. We will not sell investments or lease properties to our advisor, its member or their affiliates or to our directors unless a majority of our directors, including a majority of any independent directors not otherwise interested in the transaction, determine the transaction is fair and reasonable to us.

•	Loans. We will not make any loans to our advisor or its members or their affiliates or to our directors. We may not borrow money from any of our directors or from our advisor and its members or their affiliates unless approved by a majority of our directors (including a majority of the independent directors) not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.

INVESTMENT OBJECTIVES, PROCEDURES AND POLICIES

General

Our objective is to generate attractive risk adjusted returns for our stockholders through a combination of current distributions and capital appreciation. We will seek to create a portfolio with the potential to generate attractive risk adjusted returns across varying economic cycles, including by taking advantage of opportunities to acquire assets at attractive prices in a disrupted economic environment.

Our advisor will actively manage our portfolio and supervise our independent property operators, with a goal of enhancing our profitability and the value of our assets. We believe that an experienced asset manager can improve the performance of a lodging asset by actively overseeing brand and management changes, market positioning, revenue and expense management, strategic capital expenditures and enhancement of operating efficiencies. We expect to qualify as a REIT and will undertake our asset management in a manner necessary to qualify as a REIT.

Our chief executive officer has extensive experience acquiring, managing, developing, repositioning and disposing of lodging assets on behalf of sophisticated institutional investors in real estate private equity funds. We expect to benefit from Mr. Medzigian’s institutional-quality approach and we believe that our strategy will entail lower risk when compared with such funds because we expect to incur moderate levels of leverage and generally expect to have longer holding periods.

We believe that the following attributes of the lodging sector and our investment model are particularly important to our ability to meet our investment objective:

•	the lodging industry has grown significantly over the past two decades and should continue to benefit from demographic trends;

•	the lodging sector provides an opportunity for attractive returns and a potentially effective inflation hedge;

•	our investment model is designed to be effective across business cycles;

•	as compared with certain other types of real estate assets, the lodging sector provides a broad range of value creation opportunities that can enhance returns; and

•	we can offer lodging industry owners and operators a reasonably priced, long-term capital solution that differentiates us from other sources of capital.

Each of these attributes is discussed below.

The lodging industry has grown significantly over the past two decades and should continue to benefit from demographic trends.

The lodging industry is a primary component of the travel and tourism industry, the largest industry in terms of its contribution to gross domestic product. Year over year demand for United States hotel rooms has increased in 18 of the past 20 years. Total demand for United States hotel rooms during that same period increased by approximately 50%. While total lodging demand is not tracked on a global basis, the United Nations World Tourism Organization, or UNWTO, maintains data on total worldwide tourist arrivals, which can be indicative of the fundamentals supporting lodging demand. According to UNWTO, total tourist arrivals were approximately 846 million people in 2006, up from 440 million in 1990 and 25.3 million in 1950.

Source:  Prepared by CWI management based on data provided by Smith Travel Research.

Revenue per available room, or RevPAR, the standard industry metric incorporating both occupancy and room rates, has generally increased over the past 20 years. Average daily room rate, or ADR, has also steadily increased during that period, declining only in 2001 and 2002 following the terrorist attacks on New York City.

Source:  Prepared by CWI management based on data provided by Smith Travel Research.

We believe that demand in the United States lodging sector should continue to increase due to the following factors:

•	Growth in international trade and commerce, the opening of emerging markets, exposure of consumers through the media to various travel alternatives, and the expansion of travel infrastructure have contributed to an increased propensity for consumers to travel and spend on business and leisure activities.

•	Demographics for the lodging industry are advantageous. Members of the largest age cohort in United States history, the “Baby Boomer” generation (individuals born between 1946 and 1964), have shown an increased interest in leisure pursuits and as they approach retirement they are expected to engage in greater travel which should in turn increase demand for lodging. Many lodging demand segments such as leisure, international, and conference and association meetings have been growing faster than the economy as a whole.

•	A weak United States dollar tends to increase domestic travel within the United States and also tends to increase international travel to the United States.

•	The disruption in the United States credit markets has made it significantly more difficult to obtain debt financing for new lodging construction, thereby reducing the new supply of lodging properties, to the benefit of existing lodging properties.

Although we believe that these factors are favorable for our investment model, there can be no assurance that periods of slow economic growth will not result in slower growth and even contraction in the lodging industry. While these periods have been infrequent as described above, they can negatively affect the operating results of lodging properties.

The lodging sector provides an opportunity for attractive returns and a potentially effective inflation hedge.

Lodging properties provide investors with an attractive blend of current cash flow and opportunity for capital appreciation. Cash flow is generated primarily from daily property operations, and capital appreciation can be achieved by employing active management strategies such as brand and management changes, market positioning, revenue and expense management, strategic capital expenditures and enhancement of operating efficiencies. The table below shows a comparison of the initial capitalization rates at which different types of properties have been purchased in each quarter in the United States from 2005 through 2007. The capitalization rate is determined by dividing a property’s net operating income by the purchase price of the property. The capitalization rate at which a property is acquired reflects the initial yield on the asset at the time of acquisition.

Source:  Prepared by CWI management based on data provided by Real Capital Analytics

There can be no assurance that we will be able to purchase properties at capitalization rates similar to those shown in the table above.

In addition, lodging properties can provide a potentially effective inflation hedge. Hotel operators can adjust room rates on nearly a daily basis utilizing advanced yield management systems, reflecting real-time market conditions. The industry’s ability to respond quickly to economic stimuli has not come at the expense of excessive volatility, as shown in the table captioned “United States Lodging Performance Metrics.”

Our investment model is designed to be effective across business cycles.

Our investment model is designed to benefit from both any long-term growth that may result from advantageous demographics, and the near-term opportunities that we expect may arise during our investment period to acquire assets at attractive returns due to economic dislocation. While we do not expect sales of assets by distressed sellers to be widespread and our investment strategy is not predicated on them, we currently expect to see distressed sellers who, for example, may encounter difficulties in paying or refinancing their existing debt in a slowing economy and a more disciplined capital markets environment. Mr. Medzigian has had experience in making attractive purchases during and shortly following economic downturns. However, there is no assurance that our advisor will be able to make similar purchases on our behalf.

If the current economic dislocation produces a more disciplined lending and capital markets environment, it should also have the impact of moderating prices for existing properties by reducing competition from highly leveraged investors and curtailing the development of new properties. We believe that a more conservative capital markets environment will favor acquirers like us who expect to operate at moderate levels of leverage. Accordingly, we believe that the current market presents an unique opportunity in which we may experience less operational competition, less investment competition, and where we have the opportunity potentially to acquire portions of our portfolio on opportunistic terms. However, there is no assurance that our expectations will be realized.

As compared with certain other types of real estate assets, the lodging sector provides a broad range of value creation opportunities that can enhance returns.

The operationally intense nature of lodging assets presents opportunities to employ a variety of strategies to enhance value, including brand and management changes, revenue and expense management, strategic capital expenditures, repositioning, facility reuse and reuse or sale of excess land. Our asset management approach is designed to capitalize on opportunities during periods of strong growth and also to exploit efficiencies and operating leverage during periods of slower growth.

Lodging properties can also benefit from efficiencies created by technological advances and innovations in sales and marketing. It is estimated that between 2001 and 2005, United States hotel employees per 100 rooms have decreased by approximately 11%. We expect to benefit from technology and process-driven industry developments.

We can offer lodging industry owners and operators a reasonably priced, long-term capital solution that differentiates us from other sources of capital.

According to Jones Lang LaSalle Hotels, the value of sales of lodging assets exceeded $100 billion in 2007. Many lodging owners and operators have been capitalized through syndications of partnership interests on a transaction by transaction basis, which can be inefficient, or by real estate private equity funds that have higher investor return thresholds and shorter holding periods than we have. We believe that we can offer lodging industry owners and operators a reasonably priced, longer-term capital solution as an attractive alternative.

In addition, we believe that the fact that our shares are not listed on a stock exchange may offer us a competitive advantage when compared to listed hotel companies because we will be focused on making acquisitions that may enhance the value of our common stock over the medium to long-term. We will not be subject to the pressure of having to meet quarterly earnings estimates and near-term share price targets and will also not be subject to share price volatility caused by the daily fluctuation in the trading prices of listed shares. Therefore, we expect to be well positioned to offer longer-term capital solutions to sellers.

Our Business

The lodging properties we acquire may include full-service branded hotels located in urban settings, resort properties, high-end independent urban and boutique hotels, select-service properties and mixed-use projects with non-lodging components. Full-service hotels generally provide a full complement of guest amenities including food and beverage services, meeting and conference facilities, concierge and room service, porter service or valet parking, among others. Select-service hotels typically do not include these amenities. Resort properties may include smaller boutique hotels and large-scale integrated resorts. We generally intend to acquire fee ownership of our properties but may consider leasehold interests. While our portfolio will develop based upon opportunities and market conditions prevailing from time to time, we expect to target a mix of properties, including those that offer high current income, value-added properties that provide opportunity for capital appreciation, and to the extent available, distressed situations where our investment may be on opportunistic terms.

At this time we are unable to predict what percentage of our assets may consist of investments in any one category of the target lodging portfolio. As opportunities arise, we may invest in other types of real estate-related investments in the lodging sector, such as loans secured by lodging properties, mezzanine loans related to lodging properties, subordinated interests in loans secured by lodging properties and equity and debt securities issued by companies engaged in the lodging sector. We may invest in the securities of other issuers for the purpose of exercising control. Further, except in opportunistic situations, we do not currently plan to make material investments in new developments, suburban properties where there are insufficient barriers to entry and hotel properties that are considered budget hotels.

We expect to make investments primarily in the United States. However, we may consider investments outside the United States and we are not prohibited under our organizational documents from making investments outside the United States. Our advisor will evaluate potential acquisitions on a case-by-case basis. We are not required to meet any diversification standards and have no specific policies or restrictions regarding the geographic areas where we make investments or on the percentage of our capital that we may invest in a particular asset.

We currently expect that, if the entire offering is subscribed for, it may take up to two years after commencement of the offering or one year after the termination of this offering, if later, until our capital is substantially invested. Pending investment, the balance of the proceeds of this offering will be invested in permitted temporary investments, which include short-term U.S. Government securities, bank certificates of deposit and other short-term liquid investments. Any proceeds of the offering not invested or committed within the later of two years after commencement of this offering or one year after the termination of this offering, other than necessary working capital, will be distributed to our stockholders.

Our Operating Structure

We intend to qualify as a REIT for federal income tax purposes. So long as we qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net taxable income to the extent we annually distribute that income to our stockholders. We believe that the REIT structure can enhance our returns because of its tax-advantaged nature.

The REIT structure does, however, impose limitations on our operations. In general, a REIT can own, but cannot operate, lodging properties. In order to comply with applicable REIT qualification rules, we will enter into leases for each of our properties with the TRS lessees. A taxable REIT subsidiary, or a TRS, is generally subject to U.S. federal, state and local income taxes on its earnings.

The TRS lessees will in turn contract with one or more unaffiliated property management companies that will execute day-to-day property level responsibilities. These independent property operators may or may not be affiliated with franchisors. Any net profit from these leases held by the TRS lessees, after payment of any applicable corporate tax, will be available for distribution to us as dividends.

We expect that our leases for our lodging properties with our TRS lessees will generally be long-term leases. We anticipate that we will generally have identified and secured an independent property management company and licensor at or prior to entering into a lease agreement with the TRS lessees. We anticipate that each lease will provide that rents will be based on a base amount and a percentage of gross income. We expect that our leases for our lodging properties with the TRS lessees will be consistent with our objective of qualifying as a REIT.

The provisions of the operating agreements with the independent management companies will vary. Typically the management company is empowered to act only within the boundaries of the operating agreement that we negotiate as further limited by the annual budgets that we approve at the outset of the investment and/or annually. Often, a new operating agreement would be negotiated as part of the purchase of the property but in some circumstances we may acquire assets that are encumbered by existing operating agreements. Operating agreements may or may not be terminable early in the event of certain circumstances, as both approaches are common in the industry.

We expect that the lodging properties within our portfolio will in many cases be affiliated with boutique, national and international franchise companies and in other cases will be independent assets operated without franchise affiliations. Our advisor believes that some distinctive properties can be operated more profitably without the costs associated with a franchise. In particular, at the very high end of the lodging market and in many resort locales it is not uncommon to operate without a brand or to minimize the visibility of the brand. We do not anticipate affiliating ourselves with only one brand or franchise, providing us with a broader range of investment alternatives to chose from.

Our advisor will be responsible for managing our overall portfolio, including providing oversight and strategic direction to the independent property managers that carry out day-to-day property management. In its asset management role, our advisor develops business plans for the investments and oversees the execution of the plans working with and guiding the independent management companies. Business plans are generally created for each investment at the time of investment and the plans are generally updated over time to reflect both progress toward goals and appropriate revisions.

Investment Evaluation

Our advisor expects to consider a broad range of criteria when evaluating proposed lodging investments. The criteria can generally be grouped into the categories of (i) market fundamentals, (ii) property attributes, (iii) financial considerations, and (iv) real estate and other considerations. In considering a possible investment, our advisor will not assign any prescribed weighting to a particular criteria and will evaluate each investment on a case by case basis. Without limiting the matters to be evaluated, our advisor generally expects to consider, among other things, the following:

•	Market fundamentals. The advisor will evaluate each potential investment based upon the quantity, nature, seasonality and diversification of demand for such property. The advisor will consider the competitive environment for the potential investment, including the positioning of other properties in the market, potential additions to the competitive supply, barriers or lack of barriers to entry relating to future competitive supply and the desirability of the competitive market and competitive positioning as compared with other competitive and potentially competitive markets. In addition, the advisor will assess the general economic environment, growth prospects of the potential investment and the various risks associated with making the investment. Brand representation and availability, and legislative and other environmental factors, will also be part of the advisor’s evaluation of a potential investment.

•	Property attributes. The advisor will attempt to invest in properties that it believes to have the advantage of location, visibility and access. The advisor will consider competitive attributes and disadvantages as compared with the primary competitors, including range and quality of facilities, amenities and appropriateness as they relate to targeted market demand. In considering an investment, the advisor will evaluate opportunities to enhance the competitive positioning of the property and otherwise assess the ability to enhance the asset through capital investment, strategic positioning, merchandising, operational procedures and through the implementation of environmentally friendly or “green” initiatives. The advisor will also weigh the appropriateness of the brand and management and the implications of changes thereto.

•	Financial considerations. Our advisor will review the quality of historical earnings and detailed components of revenues and expenses and pricing metrics, including revenue multipliers, price per guest unit, and capitalization rates, sustainability of income and alternatives for increasing same through revenue growth and cost containment. Additionally, our advisor will conduct an evaluation of external influences such as tax reassessments, insurance rates and availability, labor availability and quality, and inflationary factors.

•	Real estate and other considerations. In analyzing a potential investment, our advisor will consider real estate matters, including title, compliance with zoning and all other jurisdictional requirements, the presence of all required permits and licenses, the findings of environmental, building condition and accessibility for purposes of the ADA studies, the terms of all contractual relationships, including sellers, partners, lenders, franchisors and managers and any seller obligations to be assumed. Our advisor will weigh various risk factors relating to the investment transaction, ongoing operations and all critical components of the business plan. In addition, the advisor’s investment strategy will include a consideration of the capital structure of the proposed investment, including the terms of equity and debt relating to the property, as well as any structural requirements unique to the investment. Control issues and analyses of all parties to the investment, assessment of holding periods and alternative exit strategies will be part of the investment considerations utilized by our advisor in making investments on our behalf. Our advisor will be guided by the principles of the REIT rules and tax implications of potential investments while contemplating investments for us.

Investment Procedures

We will utilize our advisor’s and its principals’ expertise and many years of experience in reviewing and analyzing potential investments. Our advisor’s principals have experience in all aspects of making investments, including underwriting and pricing, evaluating, due diligence and legal and financial structuring.

Our advisor’s investment department, under the oversight of its investment committee, is primarily responsible for evaluating, negotiating and structuring potential investment opportunities. Before an investment is made, the transaction is reviewed by our investment committee, unless the purchase price and contemplated capital improvements to the investment are $10,000,000 or less, in which case the investment may be approved by our chief investment officer. The investment committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the acquisition process. Our advisor places special emphasis on having experienced individuals serve on its investment committee. The investment committee will be comprised of the four independent directors and an additional member selected by our advisor all of whom will serve as voting members of the committee. In addition, our Chief Executive Officer will be a non-voting member and chair of the investment committee. Upon the resignation, removal or death of any of the four independent directors on the investment committee, we, acting by the majority of our independent directors, have the right to name their successor to the investment committee. Any successor we appoint may not be a member of the management of W. P. Carey, Watermark Capital Partners or our advisor. Subject to limited exceptions, our advisor generally will not invest in a transaction on our behalf unless it is approved by a majority of the members of the investment committee present at the meeting at which an investment is considered.

Mr. Medzigian will serve as the non-voting chair of the investment committee. The following people will also serve on the investment committee:

•	Trevor P. Bond — Managing member of private investment vehicle Maidstone Investment Co., LLC. Mr. Bond is also a director of W. P. Carey.

•	Michael D. Johnson — Dean of Cornell University’s School of Hotel Administration.

•	H. Cabot Lodge III — Managing Partner of ARC Global Partners LLC.

•	Robert E. Parsons — Executive Vice President and Chief Financial Officer of Exclusive Resorts, LLC.

•	Michael C. Shindler — President of Four Corners Advisors, Inc.

For additional biographical information on Mr. Medzigian, who is a director, and Messrs. Johnson, Lodge, Parsons and Shindler, each of whom is one of our independent directors, see “Management — Directors and Executive Officers of the Company.”

Mr. Trevor P. Bond’s biographical information is as follows:

Trevor P. Bond, age 46, served as an Independent Director of the Board of Directors of CPA®: 14, CPA®: 15 and CPA®: 16 — Global from February 2005 to April 2007. Mr. Bond joined the Board of Directors of W. P. Carey in April 2007 and was elected to the Board of Directors of Carey Asset Management and its Investment Committee in June 2007. He also serves on the W. P. Carey’s Asian Investment Advisory Review Committee. Since 2002, Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships Maidstone Investment Co., LLC. Mr. Bond served in several management capacities for Credit Suisse First Boston from 1992 to 2002, including: co-founder of CSFB’s Real Estate Equity Group, which managed approximately $3,000,000,000 of real estate assets; founding team member of Praedium Recovery Fund, a $100,000,000 fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100,000,000 of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate in real estate finance at Tishman Realty & Construction Co. and its subsidiary Tishman Hotel Corporation. Prior to that he was an associate in the Real Estate Investment Banking unit at Goldman Sachs & Co. where his experience included the sale and financing of hotels as well as other institutional quality properties. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond studied at Beijing University, Nanjing University and Taiwan Normal University and is fluent in Mandarin. Mr. Bond received an M.B.A. from Harvard University in 1989.

The investment committee has developed policies that permit certain investments to be made without committee approval. Under current policy, investments of $10,000,000 or less may be approved by the chief investment officer. Additional such delegations may be made in the future, at the discretion of the investment committee. For example, the advisor may create one or more investment advisory committees with specialized expertise in a particular geographic market or type of lodging investment to assist the investment committee.

Our advisor’s asset operating committee will consist of up to six members, one of whom shall be Mr. Medzigian, one of whom shall be an individual appointed by W. P. Carey and up to an additional four members who shall be members of senior management of our advisor, as determined by Mr. Medzigian. Subject to the terms of our advisory agreement, our asset operating committee will be responsible for evaluating and making decisions with respect to any capital expenditures, refinancing, disposition, sale and/or any other transaction in excess of $10,000,000 involving assets we have previously acquired.

Investments with Affiliates

We may acquire some investments in joint ventures with other entities sponsored or managed by our advisor or its members (CWA Management, LLC and CWA, LLC) and their affiliates. These investments may permit us to own interests in larger properties without unduly restricting the diversity of our portfolio. We may invest in funds sponsored by our advisor or its partners in which entities sponsored or managed by them invest. We may also merge with entities sponsored or managed by them or acquire property portfolios or single assets from such entities. We will not enter into a joint venture to make an investment that we would not be permitted to make on our own.

We may participate jointly with publicly registered investment programs or other entities sponsored or managed by the advisor or its direct or indirect partners in investments as tenants-in-common or in some type of joint venture arrangement. Joint ventures with affiliates of W. P. Carey or Watermark Capital Partners will be permitted only if:

•	a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction approve the allocation of the transaction among the affiliates as being fair and reasonable to us; and

•	the affiliate makes its investment on substantially the same terms and conditions as us.

Investment Limitations

Numerous limitations are placed on the manner in which we may invest our funds. These limitations cannot be changed unless the charter is amended, which requires the approval of the stockholders. Unless the charter is amended, we will not:

•	invest in commodities or commodity futures contracts, with this limitation not being applicable to futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency;

•	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property, unless such investment is justified by the presence of other underwriting criteria such as the credit rating of the borrower, collateral that is adequate to justify the waiver of this limitation or the guarantee of the mortgage by a government agency. For this purpose, we do not treat CMBS as mortgage loans;

•	invest in contracts for the sale of real estate unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	borrow in amounts such that the total amount of all borrowings does not exceed the lesser of 75% of the total costs of our investment or 300% of our net assets, absent a satisfactory showing that a higher level of borrowing is appropriate. “Net assets,” for the purpose of this clause means total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities;

•	make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets. “Unimproved real property” means property which has the following three characteristics:

•	an equity interest in property which was not acquired for the purpose of producing rental or other operating income;

•	no development or construction is in process on the property; and

•	no development or construction on the property is planned in good faith to commence on the property within one year of acquisition;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue equity securities in a private offering if the voting rights per share issued in a private offering exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately offered share bears to the book value of each outstanding publicly held share;

•	issue shares redeemable solely at the option of the holders (except pursuant to our redemption plan);

•	take any action that would cause us to be classified as an “investment company” under the Investment Company Act of 1940;

•	grant warrants and/or options to purchase shares to our advisor, our directors or affiliates thereof except on the same terms as the options or warrants are sold to the general public and provided that the amount of the options or warrants does not exceed an amount equal to 10% of the outstanding shares on the date of grant of the warrants and options;

•	make any investment inconsistent with our objectives of qualifying and remaining qualified as a REIT; or

•	make or invest in mortgage loans that are subordinate to any mortgage or equity interest of our advisor, our directors, or our affiliates.

Subject to the limitations set forth in our charter, our charter currently provides that we will not engage in transactions with our directors, W. P. Carey, Watermark Capital Partners or any affiliate thereof, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by a majority of our independent directors and a majority of our directors who are not interested in the transaction after a determination by them that: (1) the transaction is on such terms as at the time of the transaction and under the circumstances then prevailing, fair and reasonable to us; and (2) the terms of such transaction are at least as favorable as the terms then prevailing for comparable transactions with unaffiliated third parties.

Under Delaware law (where our operating partnership is formed), we, as a general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions with our directors also are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership to the extent such duties have not been eliminated pursuant to the terms of the limited partnership agreement of our operating partnership. Under the terms of the partnership agreement, we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause our operating partnership to take any actions. Furthermore, in the event of a conflict of interest between the interests of our stockholders and the limited partners, the partnership agreement provides that we must endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we directly own a controlling interest in our operating partnership, any such conflict that we, in our sole discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners, will be resolved in favor of our stockholders.

Our charter currently provides that we will not purchase an investment in property from our directors, W. P. Carey, Watermark Capital Partners or their affiliates, unless a majority of the independent directors and a majority of the directors who are not interested in the transaction approve such transaction as being fair and reasonable to us and (i) at a price to us no greater than the cost of the asset to the affiliate, or (ii) if the price to us is in excess of such costs, that a substantial justification for such excess exists, such excess is reasonable and the total purchase price for the property does not exceed the appraised value of such property. In addition, our charter also provides that we will not invest in equity securities unless a majority of the directors (including a majority of independent directors) not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable.

If at any time the character of our investments would cause us to be deemed an “investment company” for purposes of the Investment Company Act of 1940, we will take the necessary action to ensure that we are not deemed to be an “investment company.” Our advisor will continually review our investment activity to attempt to ensure that we do not come within the application of the Investment Company Act of 1940. Among other things, they will attempt to monitor the proportion of our portfolio that is placed in various investments so that we do not come within the definition of an investment company under the Act. We have been advised by counsel that if we operate in accordance with the description of our proposed business in this prospectus, we will not be deemed an “investment company” for purposes of the Investment Company Act of 1940.

Although we are authorized to issue senior securities, we have no current plans to do so. In addition, we will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities. Further, we are authorized to offer securities in exchange for property if approved by our board of directors.

Our reserves, if any, will be invested in permitted temporary investments. Our advisor will evaluate the relative risks and rate of return, our cash needs and other appropriate considerations when making short-term investments on our behalf. The rate of return on permitted temporary investments may be less than or greater than would be obtainable from real estate investments.

Other Investment Policies

Holding Period for Investments and Application of Proceeds of Sales or Refinancings

We generally intend to hold our investments in real property for an extended period depending on the type of investment. We may dispose of other types of investments, such as investments in securities, more frequently. However, circumstances might arise which could result in the early sale of some assets. An asset may be sold before the end of the expected holding period if in our judgment or in the judgment of our advisor, the sale of the asset is in the best interest of our stockholders.

The determination of whether a particular asset should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation or avoiding increases in risk. In connection with our sales of properties, we may lend the purchaser all or a portion of the purchase price, although we have no current plans to do so. In these instances, our taxable income may exceed the cash received in the sale. See “United States Federal Income Tax Considerations — Requirements for Qualification — General.”

The terms of payment will be affected by custom in the area in which the investment being made is located and the then prevailing economic conditions. To the extent that we receive purchase money mortgages rather than cash in connection with sales of properties, there may be a delay in making distributions to stockholders. A decision to provide financing to such purchasers would be made after an investigation into and consideration of a number of factors including creditworthiness of the purchaser and the circumstances of the transaction. See “United States Federal Income Tax Considerations.”

Change in Investment Objectives and Limitations

Our charter requires that the independent directors review our investment policies at least annually to determine that the policies we are following are in the best interest of the stockholders. Each determination and the basis therefor shall be set forth in our minutes. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment procedures, objectives and policies, except as otherwise provided in the charter, may be altered by a majority of the directors (including a majority of the independent directors) without the approval of the stockholders. We will provide notice to stockholders of any material alteration in our investment objectives through our public reports filed under the Exchange Act.

Financing Policies

We may borrow at a corporate level or at the asset level. If we invest in an asset denominated in a foreign currency, any financing that we undertake will generally be in the same currency. This will enable us to hedge a portion of our currency risk on the investment. We, through the subsidiaries we form to make investments, generally will seek to borrow on a non-recourse basis, in amounts that we believe will maximize the return to our stockholders. The use of non-recourse financing allows us to improve returns to our stockholders and to limit our exposure on any investment to the amount invested. Non-recourse indebtedness means the indebtedness of the borrower or its subsidiaries that is secured only by the assets to which such indebtedness relates without recourse to the borrower or any of its subsidiaries, other than in case of customary carve-outs for which the borrower or its subsidiaries acts as guarantor in connection with such indebtedness, such as fraud, misappropriation, misapplication of funds, environmental conditions and material misrepresentation. Since non-recourse financing generally restricts the lender’s claim on the assets of the borrower, the lender generally may only take back the asset securing the debt. This protects our other assets. In some cases, particularly with respect to non-U.S. investments, the lenders may require that they have recourse to other assets owned by a subsidiary borrower, in addition to the asset securing the debt. Such recourse generally would not extend to assets of our other subsidiaries. We currently estimate that we will borrow, on average, up to 65% of the purchase price of our investments, however, there is no limitation on the amount we may borrow against any single investment. Our aggregate borrowings, secured and unsecured, will be reasonable in relation to our net assets and will be reviewed by our board of directors at least quarterly. Aggregate borrowings as of the time that the net proceeds of the offering have been fully invested and at the time of each subsequent borrowing may not exceed on average the lesser of 75% of the total costs of all investments, or 300% of our net assets unless the excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with the reason for the excess. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities.

It is expected that, by operating on a leveraged basis, we will have more funds available and, therefore, will make more investments and be in a better position to improve the returns to our stockholders than would otherwise be possible without such leverage. This is expected to result in a more diversified portfolio. Our advisor will use its best efforts to obtain financing on the most favorable terms available to us. Lenders may have recourse to our other assets in limited circumstances not related to the repayment of the indebtedness, such as under an environmental indemnity, an adverse change in loan to value ratios or in cases of fraud.

Lenders typically seek to include in the terms of loan change of control provisions making the termination or replacement of the advisor, or dissolution of the advisor, events of default or events requiring the immediate repayment of the full outstanding balance of the loan. While we will attempt to negotiate to not include such provisions, lenders may require them.

We may refinance properties or defease loans during the term of a loan when a decline in interest rates makes it profitable to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, if any, and/or an increase in property ownership if some refinancing proceeds are reinvested in real estate. The prepayment of loans may require us to pay a yield maintenance premium to the lender in order to pay off a loan prior to its maturity.

We may enter into borrowing arrangements such as secured or unsecured credit lines, warehouse facilities, repurchase agreements or other types of financing arrangements. We may also issue corporate debt securities. Some of these arrangements may be recourse to us or may be secured by our assets. Many of these arrangements would likely require us to meet financial and non-financial covenants. Some of these borrowings may be short term and may require that we meet margin requirements.

We may borrow funds or purchase properties from our advisor or its members or their affiliates if doing so is consistent with the investment procedures, our objectives and policies and if other conditions are met. See “Investment Objectives, Procedures and Policies.” We may borrow funds from our advisor or its members or their affiliates to provide the debt portion of a particular investment or to facilitate refinancings if we are unable to obtain a permanent loan at that time or, in the judgment of the board, it is not in our best interest to obtain a permanent loan at the interest rates then prevailing and the board has reason to believe that we will be able to obtain a permanent loan on or prior to the end of the loan term provided by our advisor or its members or their affiliates.

These short-term loans may be fully or partially amortized, may provide for the payment of interest only during the term of the loan or may provide for the payment of principal and interest only upon maturity. In addition, these loans may be secured by a first or junior mortgage on the asset to be invested in or by a pledge of or security interest in the offering proceeds that are being held in escrow which are to be received from the sale of our shares. Any short-term loan from our advisor or its members or their affiliates will bear interest at a rate equal to the lesser of one percent above the prime rate of interest published in the Wall Street Journal or the rate that would be charged to us by unrelated lending institutions on comparable loans for the same purpose in the locality of the investment. See “Conflicts of Interest — We may enter into transactions with or take loans from our advisor, its members or their affiliates.”

Our charter currently provides that we will not borrow funds from our directors, our advisor or their affiliates unless the transaction is approved by a majority of the independent directors and a majority of the directors who are not interested in the transaction as being fair, competitive and commercially reasonable and not less favorable than those prevailing for comparable loans between unaffiliated third parties.

PRIOR PROGRAMS

The information in this section should not be considered as indicative of how we will perform. This discussion refers to the performance of prior programs sponsored by affiliates of W. P. Carey over the lifetime of the programs. We will not make investments comparable to those reflected in this section. In particular, none of the prior programs included in this section held significant investments in lodging properties and, as discussed below, an investment in lodging properties is different from an investment in the CPA® REITs. If you purchase our shares, you will not have any ownership interest in any of the real estate programs described in this section (unless you are also an investor in those real estate programs).

Investments in the lodging sector have certain characteristics that are different from investments in triple-net leased properties such as those made by the CPA® REITs. Among these differences are:

•	An investment in the lodging sector is focused on a single industry, whereas the CPA® REITs seek to diversify across a number of different industries. While we expect to seek geographic and customer based diversity in our portfolio, investors will not have the benefit of industry diversification and our performance will depend in significant measure on economic factors affecting the lodging sector, which may differ from those factors affecting other industries.

•	The properties owned by the CPA® REITs are typically leased to single commercial tenants under long-term net leases providing that all operating and maintenance costs must be absorbed by the tenants. Occupancy rates at lodging facilities, and revenues from operations, fluctuate on a daily basis, and depending upon demand, a lodging facility operator could face difficulties in raising rates to cover increases in operating and maintenance costs.

•	A portfolio of triple-net leased properties tends to produce a stable flow of income over the life of the lease, which income may increase over time, as contractual lease rate increases take effect. In general, the most significant risk to this cash flow arises from changes in the tenant’s ability to make the contractual lease payments when due. Income from lodging facilities is subject to potentially greater fluctuation over time, due to factors that may include seasonality, as well as the effect of economic conditions, competition, management decisions, or external events that weaken demand. These factors in turn may affect our distributions to stockholders.

We believe, however, that the risks inherent in the lodging industry are balanced by increased opportunities for capital appreciation. In particular, because of the greater opportunities for cash flow growth, yields on lodging facility investments have been greater over the past several years than yields on other major property types. Additionally, a major part of our strategy is to purchase properties whose revenues and profitability have the potential to increase through execution of targeted asset management strategies, which may include brand and management changes, market positioning, revenue and expense management, strategic capital expenditures and enhancement of operating efficiencies. This creates a potential opportunity for value enhancement that is not generally applicable to properties with single, long-term tenants. Also, the ability to reprice rooms on a daily basis potentially allows a lodging operator to respond rapidly to increases in inflation rates. These characteristics of lodging sector investment thus may produce a different risk/reward profile for us from that of the CPA® REITs and potential investors should carefully consider their overall portfolio objectives in determining whether to invest in us.

In the past, affiliates of W. P. Carey organized the limited partnerships known as:

•	Corporate Property Associates

•	Corporate Property Associates 2

•	Corporate Property Associates 3

•	Corporate Property Associates 4

•	Corporate Property Associates 5

•	Corporate Property Associates 6

•	Corporate Property Associates 7

•	Corporate Property Associates 8

•	Corporate Property Associates 9

On January 1, 1998, these nine partnerships were combined to form Carey Diversified LLC, a New York Stock Exchange listed limited liability company. The partnerships no longer operate as independent entities. Carey Diversified subsequently acquired the net lease business operations of W. P. Carey & Co. Inc. and is now known as W. P. Carey & Co. LLC.

Affiliates of W. P. Carey have also organized the REITs listed below, referred to as the CPA® REITs:

•	Corporate Property Associates 10 Incorporated (CPA®:10)

•	Carey Institutional Properties Incorporated (CIP®)

•	Corporate Property Associates 12 Incorporated (CPA®:12)

•	Corporate Property Associates 14 Incorporated (CPA®:14)

•	Corporate Property Associates 15 Incorporated (CPA®:15)

•	Corporate Property Associates 16 — Global Incorporated (CPA®:16 — Global)

•	Corporate Property Associates 17 — Global Incorporated (CPA®:17 — Global)

In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In September 2004, CIP® and CPA®:15 merged, with CPA®:15 being the surviving company. In December 2006, CPA®:12 and CPA®:14 merged, with CPA®:14 being the surviving company. The primary investment objectives of the CPA® Programs have been to own a diversified portfolio of income producing, single tenant net leased commercial real estate assets.

Prior to 1998, all of the CPA® Programs’ investments were made in the United States. Since 1998, the CPA® Programs have made both domestic and international investments, with CPA®:15 and CPA®:16 — Global making significant investments in international properties and CPA®:17 — Global expected to be the same.

The following is information relating to the CPA® Programs for the ten year period beginning January 1, 1998 and ending December 31, 2007:

Total equity raised:	$2,805,213,000
Total investors (at December 31, 2007):	106,000
Total number of Properties Purchased(1):	634
Properties Purchased Outside the United States:	213
Aggregate Purchase Price of Properties:	$6,512,580,000
Total Equity Investment in Properties:	$2,603,483,000
Total Mortgage Financing:	$3,909,097,000

(1)	Total number of properties purchased includes properties purchased outside the United States.

Of all properties acquired by the CPA® Programs during the ten year period between January 1, 1998 and December 31, 2007, approximately 32% had newly constructed buildings or buildings being constructed, and approximately 68% had previously constructed buildings (percentages are based on aggregate purchase price).

The CPA® Programs have made international investments totaling more than $2,100,000,000 since 1998.

The following table summarizes all property acquisitions by CPA® REITs from January 1, 2005 to December 31, 2007. This table reflects information regarding properties acquired and is not indicative of the total portfolios of the entities listed below. See W. P. Carey Group — Portfolio Diversification for additional information.

Acquisition of properties by
CPA®:14, CPA®:15, CPA®:16 — Global and CPA:17 — Global
from January 1, 2005 to December 31, 2007

	CPA®:14	CPA®:15	CPA®:16-Global	CPA®:17-Global
	(Note 1)	(Note 1)	(Note 1)	(Note 1)

Locations	IN, PA, Finland, Germany	FL, ME, MI, NE, RI, Finland, France, Germany, Poland	AZ, CA, CO, CT, FL, GA, IL, IN, KS, KY, MD, ME, MI, MN, MO, MS, NC, NJ, NV, NY, OH, OK, PA, RI, SC, TN, TX, UT, WA, WY, Canada, Finland, France, Germany, Malaysia, Mexico, Poland, Thailand, United Kingdom	IN, KS, MD
Type of property	(Note 2)	(Note 2)	(Note 2)	(Note 2)

Gross leasable space (sq.ft.)	1,554,816	5,385,705	18,559,548	150
Dates of purchase	12/2005-12/2007	1/2005-10/2007	1/2005-12/2007	12/2007
Original mortgage financing	$138,259,802	$470,167,361	$1,065,579,616	$—
Cash down payment-equity	28,239,358	180,833,018	722,565,382	8,691
Contract purchase price plus acquisition fees (Note 3)	166,499,160	651,000,379	1,788,144,998	8,691
Other cash expenditures expensed	—	—	—	—
Other capitalized expenditures (Note 4)	—	3,856,073	2,004,045	—

Total cost of property	$166,499,160	$654,856,452	$1,790,149,043	$8,691

(1)	The fund owns interests in one or more joint ventures or tenants-in-common with affiliates that own property. The amounts included in the table above reflect the fund’s percentage ownership in joint ventures or tenants-in-common.

(2)	Acquisitions consist of the following types of properties:

CPA®:14 — Distribution, warehouse, office and retail facilities

CPA®:15 — Distribution, industrial, office, retail and warehouse facilities

CPA®:16 — Global — Distribution, hotel, industrial, office, retail, transportation and warehouse facilities

CPA®:17 — Global — Industrial facilities

(3)	Consists of initial purchase price, including closing costs such as the cost of appraisals, attorney’s and accountants’ fees, costs of title reports, transfer and recording taxes and title insurance. For properties under construction, this column consists of amounts funded to date. Amounts are based on currency conversion rates in effect on date funded, where applicable.

(4)	Consists of capitalized interest, net of construction rents, and also includes cost of improvements/adjustments subsequent to acquisitions. For properties under construction, interest on mortgages is capitalized rather than expensed and rentals received are recorded as a reduction of the basis in the properties.

No CPA® Program has missed a quarterly distribution payment, although certain CPA® Programs have reduced the rate of distributions as a result of adverse developments such as tenant bankruptcies, as described below. Seventy-five percent of CPA® Programs have gone full cycle to liquidity, providing investors with an average annual return of 11.56%. CPA®:1 through CPA®:9 were merged into Carey Diversified LLC (“CDC”) and listed on the New York Stock Exchange in January 1998. In this merger, limited partners of CPA®:1 through CPA®:9 had the option to exchange their units for shares of CDC or, through subsidiary partnership units, or SPUs, to retain a direct interest in the respective CPA partnership. The SPUs were redeemed for cash in July 1998 based on appraised valuations of each partnership as of May 31, 1998. In June 2000, CDC merged with W. P. Carey & Co., Inc. to form W. P. Carey & Co. LLC (NYSE:WPC). In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In this transaction CPA®:10 stockholders exchanged their shares for either shares of CIP® or four percent promissory notes. The promissory notes were redeemed for cash at par value in December 2002. In September 2004, CIP® and CPA®:15 merged with CPA®:15 being the surviving company and CIP® stockholders received either cash or CPA®:15 shares, at the stockholders’ election in addition to receiving a special cash distribution out of the proceeds of the sale of certain assets to W. P. Carey. In December 2006, CPA®:12 and CPA®:14 merged, with CPA®:14 being the surviving company. In this transaction, CPA®:12 stockholders received either cash or CPA®:14 shares, at the stockholders’ election, and also received a special cash distribution out of the proceeds of the sale of certain assets to W. P. Carey. No full-term investor has lost money in any CPA® Program. CPA®:14 and CPA®:15 are currently appraised above their original issue prices and CPA®:16 — Global has been appraised at $10.00 per share, which is equivalent to its original issue price. The CPA® REITs currently provide an average distribution yield of 6.8%. CPA®:1-9 provided investors with 12% average annual returns (without reinvestment) over the period 1978-1997. Occupancy rates for CPA® Programs have averaged in excess of 97% every year. As of April 2008, the CPA® Programs have paid 727 quarterly distributions over 30 years, with 16 initial payments, 8 payments going down from the prior quarter, 66 payments staying the same and 637 payments increasing over the prior quarter.

W. P. Carey’s experience managing the prior CPA® Programs has shown that investments in real estate through programs such as the CPA® Programs can help diversify a portfolio and reduce overall portfolio risk.

Diversification With Real Estate May Reduce Risk And / Or Increase
Return (1990 — 2007)

Stocks & Bonds	With 10% Real Estate	With 20% Real Estate
Return ► 9.86% Risk ► 8.51%	Return ►10.04% Risk ► 7.62%	Return ► 10.14% Risk ► 6.80%

Diversification of Market Risk
Correlation Matrix (1990-2007)

		20-Year				FTSE
		U.S. Gov’t				NAREIT
	S&P 500	Bond Index		CPA® Programs		Equity Index	U.S. Inflation

CPA® Programs	0.09	−0	.20	1.00		−0.09	−0.12
FTSE NAREIT Equity Index (Traded REITs)	0.41	0.13		−0	.09	1.00	−0.16

Historically, as the table above indicates, over a seventeen-year period (1990-2007), relative to NAREIT Equity (Traded REITs), CPA® Programs have had less significant correlation with broader equity markets and US inflation and low negative correlation with bonds. CPA® Programs are unlisted and not actively traded and therefore may serve as portfolio stabilizer, counterbalancing the daily market fluctuations of actively traded securities, such as stocks, bonds, as well as long-term market cycles.

The above figures do not include years prior to 1990 because annual appraisals were not performed prior to 1990. For informational purposes only. Past performance is no guarantee of future results. The following are used in the exhibits above: Stocks – Standard & Poor’s 500®, a capitalization-weighted index of 500 stocks; Bonds – 20-year U.S. Government Bond Index; T-Bills – U.S. 30-Day T-Bill; CPA® Programs – CPA®:1-16 – Global; FTSE NAREIT Equity Index – all REITs traded on the New York Stock Exchange, the NASDAQ National Market System and the American Stock Exchange; U.S. Inflation – Consumer Price Index (CPI). As presented here, CPA® Programs’ returns are total returns calculated on a quarterly basis, net of fees. The returns include cash distributions, special or liquidating distributions issued as a result of property sales or liquidation of the CPA® Program, distribution reinvestment and capital appreciation based changes in net asset value. During a CPA® Program’s operational stage capital appreciation is determined by annual changes to a CPA® Program’s net asset value based on independent appraisals of assets. Upon a CPA® Program’s ultimate liquidity event, capital appreciation is based on the end value associated with that liquidity event. We define risk as the variability of a given portfolio’s return in any given period from the mean return of that portfolio. A portfolio’s standard deviation is a measure of that variability and is being used in this case as a measure of that risk. A lower standard deviation indicates less variability in a given portfolio’s period returns from its mean return. For example, in the 20% Real Estate portfolio, the annual returns over the 17-year period ranged from -1.17% to 25.19%. CPA® Programs and S&P 500 total returns are calculated by reinvesting distributions on the respective dividend dates. The 20-Year U.S. Government Bond total return is calculated as the quarterly change in the flat price plus the accrued interest. FTSE NAREIT Equity Index total return is calculated by adding the dividend to the index’s quarter-end value and dividing by the previous quarter-end value. U.S. Inflation total return is calculated by taking the quarterly change in the price on a market basket of goods. CPA® Programs and FTSE NAREIT Equity Index incorporate any special distributions (return of initial capital) as income for total return calculation purposes. Source: ©2007 Morningstar, Inc. Calculated by W. P. Carey. All rights reserved. Used with permission.

The CPA® Programs have sold all or a portion of 113 properties during the ten-year period between January 1, 1998 and December 31, 2007.

Some CPA® Programs have experienced adverse business developments which have included the filing by some tenants for protection from creditors under the bankruptcy code, the vacating of facilities by a tenant at the end of an initial lease term, and litigation with tenants involving lease defaults and sales of properties. These developments have caused a reduction in cash flow and/or an increase in administrative expenses of the affected CPA® Programs for certain periods of time, but, with four exceptions described below, have not caused the affected CPA® Programs to reduce their rate of distributions to partners or stockholders.

W. P. Carey undertook measures to mitigate the effects of some adverse business developments, such as re-leasing properties vacated by initial tenants; refinancing mortgage loans and restructuring terms of existing mortgage loans; restructuring lease terms; selling properties; and, in the case of litigation, vigorously defending the interests of affected CPA® Programs and, where appropriate, settling litigation. As of December 31, 2007, a total of 55 tenants of properties held by CPA® Programs had filed for bankruptcy, affecting 132 properties. All of these properties were under lease or had been sold. For the period between 1978 and 2007, the CPA® Programs lost to tenant defaults an average of 0.55% of their income per year. Through December 31, 2007, the annual yield lost to defaults has averaged 0.093% of investor dollars in CPA® Programs. The greatest amount of yield lost in one year was in 1986 at 0.32%.

Most CPA® Programs in which adverse developments have occurred have been able to meet their obligations and maintain distributions to their investors, primarily as a result of the efforts of management and the existence of a working capital reserve each CPA® Program had made provision for at the inception of the program. Several CPA® Programs experienced the types of adverse business developments described above, of which four CPA® Programs, CPA®:1, CPA®:5, CPA®:7 and CPA®:10, reduced the rate of distributions to their partners or stockholders as a result of adverse developments. The adverse developments which were primarily responsible for causing these reductions in the rate of distributions are, in the case of CPA®:1, the bankruptcy filing by Storage Technology, in the case of CPA®:5, the sale of two properties, in the case of CPA®:7, the bankruptcy filings of Yellow Front Stores, Inc. and NV Ryan L. P., and in the case of CPA®:10, the expiration of one lease and the bankruptcy of Harvest Foods. The reductions in distribution rates in each of CPA®:1, CPA®:5, CPA®:7 and CPA®:10 were followed by increases in the distribution rates.

Additional information regarding the prior performance of the CPA® Programs is set forth in the Prior Performance Tables set forth elsewhere in this prospectus.

Upon written request to the Director of Investor Relations, 50 Rockefeller Plaza, New York, New York 10020, 1-800-WP CAREY, W. P. Carey will provide, at no fee, the most recent annual report (on Form 10-K) filed by any of the CPA® REITs and, at a reasonable fee, the exhibits to the annual reports. These annual reports and exhibits, as well as other reports required to be filed with the SEC, are also available at the Securities Exchange Commission’s Web site at www.sec.gov.

W. P. CAREY’S COMPLETED PROGRAMS

		CPA®:1	CPA®:2	CPA®:3	CPA®:4	CPA®:5	CPA®:6	CPA®:7	CPA®:8	CPA®:9	CPA®:10	CIP®	CPA®:12

Total Cash Distributions Plus Terminal Value per $10,000 Invested		$23,670	$36,864	$40,806	$31,007	$21,024	$26,382	$21,504	$22,851	$18,393	$20,833	$24,243	$23,689
Value Received at Termination per $10,000 Invested(1)		$11,314	$12,028	$16,317	$14,184	$7,903	$14,848	$11,914	$14,960	$11,321	$11,230	$13,900	$13,300
Total Cash Distributions per $10,000 Invested(2)		$12,356	$24,835	$24,489	$16,824	$13,122	$11,534	$9,590	$7,891	$7,072	$9,603	$10,343	$10,389
Percentage of Original Investment Received		237%	369%	408%	310%	210%	264%	215%	229%	184%	208%	242%	237%
Average Annual Return(3)		7.17%	14.89%	18.81%	13.85%	7.72%	12.47%	10.15%	13.10%	9.59%	8.81%	11.22%	10.91%
	2006												8.27%
	2005												8.27%
Annualized Yields	2004											8.58%	8.27%
Based on Calendar	2003											8.54%	8.26%
Year Distributions(4)	2002										7.18%	8.51%	8.23%
	2001										7.15%	8.41%	8.20%
	2000										7.12%	8.32%	8.17%
	1999										7.09%	8.28%	8.14%
	1998										7.05%	8.25%	8.10%
	1997	7.05%	18.92%	19.86%	11.44%	7.05%	9.71%	8.62%	8.81%	8.50%	7.35%	8.22%	8.07%
	1996	7.02%	18.73%	19.72%	11.38%	7.71%	9.61%	8.52%	8.72%	8.48%	8.30%	8.17%	8.04%
	1995	6.50%	17.90%	18.95%	11.24%	9.78%	9.29%	8.37%	8.53%	8.44%	8.29%	8.09%	7.63%
	1994	6.29%	17.51%	18.69%	11.16%	9.74%	9.23%	6.74%	8.45%	8.40%	8.25%	8.02%	7.04%
	1993	6.23%	17.33%	18.49%	11.11%	9.68%	9.17%	6.12%	8.41%	8.36%	8.20%	7.41%
	1992	6.15%	17.11%	17.95%	11.03%	9.60%	9.08%	6.62%	8.35%	8.30%	8.12%	7.10%
	1991	6.07%	16.82%	16.44%	10.83%	9.52%	8.67%	8.32%	8.27%	8.22%	7.94%
	1990	5.75%	16.57%	15.80%	10.59%	9.44%	8.46%	8.29%	8.19%	8.14%
	1989	5.41%	16.00%	14.60%	10.45%	9.36%	8.33%	8.18%	8.08%	8.09%
	1988	5.32%	15.40%	13.54%	10.35%	9.28%	8.23%	8.10%	8.03%
	1987	5.27%	15.08%	13.00%	10.26%	9.19%	8.14%	8.03%
	1986	5.22%	13.29%	12.25%	10.19%	9.10%	8.06%
	1985	7.45%	9.57%	11.55%	10.11%	8.84%	8.01%
	1984	7.45%	9.17%	11.15%	10.03%	8.48%
	1983	7.45%	9.09%	10.06%	8.92%
	1982	7.45%	8.79%	9.76%
	1981	7.43%	8.03%
	1980	7.33%	8.01%
	1979	7.18%

Past Performance is not a guarantee of future results.

(1)	CPA®:1 through CPA®:9 were merged into CDC and listed on the NYSE in January 1998. Terminal values are based on any final cash distributions plus the average share price for the 30 trading days after the listing, which was $21.51 per share. In June 2000, CDC merged with W. P. Carey & Co., Inc. to form W. P. Carey & Co. LLC (NYSE:WPC). In May 2002, CPA®:10 and CIP® merged, with CIP® being the surviving company. In this transaction CPA®:10 stockholders exchanged their shares for either shares of CIP® or 4% promissory notes. Those who elected promissory notes received interest and $11.23 per share at the end of 2002, as illustrated here. In September 2004, CIP® and CPA®:15 merged with CPA®:15 being the surviving company. In the merger, CIP® stockholders received a special cash distribution of $3.00 per share and, in addition, the choice of either $10.90 in cash or 1.09 shares of CPA®:15. In December 2006, CPA®:12 and CPA®:14 merged, with CPA®:14 being the surviving company. In the merger, CPA®:12 stockholders received a special cash distribution of $3.19 per share and, in addition, the choice of $10.30 in cash or 0.8692 shares of CPA®:14.

(2)	Includes special distributions made during the life of a CPA® Program for the following programs (per $10,000 investment): CPA®:2 $7,300, CPA®:3 $5,000, CPA®:4 $1,400, CPA®:5 $540, CPA®:7 $500.

(3)	Average annual return includes all the cash distributions, special distributions and exchange value/liquidation dividends over the life of the programs.

(4)	Cash return percentages are calculated by dividing the cash distributed during any given year (excluding distributions of cash from property sales) by the total investment in the program. Cash distributions from property sales are deducted from the original investment in calculating subsequent cash return percentages. When a fund’s first or last year was a partial year, the cash distribution rate for that year is quoted on an annualized basis. Yields do not reflect any special distributions or liquidating distributions.

W. P. CAREY’S CURRENTLY OPERATING PROGRAMS

Cash Distributions From Operations(1)

		CPA®:14	CPA®:15	CPA®:16 - Global	CPA®:17 - Global

Total Cash Distributions Per $10,000 Invested(2)		$7,770	$4,020	$2,450	$275
Annualized Yields Based On Calendar Year Distributions(3)	Q1 2008	8.18%	6.87%	6.55%	5.50%
	2007	8.11%	6.64%	6.48%	5.50%
	2006	7.79%	6.48%	6.33%
	2005	7.63%	6.37%	5.36%
	2004	7.58%	6.29%	4.54%
	2003	7.54%	6.21%
	2002	7.49%	6.05%
	2001	7.08%
	2000	6.59%
	1999	6.49%
	1998	6.14%

Past Performance is not a guarantee of future results.

(1)	Cash distributions for all periods presented in the table, except 1999, were sourced by cash flow from operations. In 1999, CPA®:14’s cash distributions of $9,781,253 were sourced primarily by cash flow from operations of $8,801,121 with the remainder sourced by offering proceeds.

(2)	Total cash distributions include those received from operations and from property sales through April 2008 and are exclusive of increases or decrease in property values and equity build-up from paydown of mortgage balances. The percentages reflected above will represent a return of the money originally invested in a program and not a return on such money to the extent aggregate proceeds from the sale of such program’s properties are less than the gross investment in such program.

(3)	Cash distribution percentages for the period 1998 through 2007 are calculated by dividing the cash distributed during any given year (excluding distributions of cash from property sales) by the total original investment in the program assuming investment in first closing. Beginning in July 2006, CPA®:14 cash distribution percentages are based on a $9.55 per share investment after adjusting for a $0.45 per share special distribution paid in July 2006. Beginning in January 2008, CPA®:15 cash distribution percentages are based on a $9.92 per share investment after adjusting for a $0.08 per share special distribution paid in January 2008. Cash distribution percentages are quoted on an annualized basis. Current quarter figures represent the annualized yields for the first quarter 2008 distributions paid on April 15, 2008.

The charts above include, in summary form, the performance histories of the CPA® REITs and should not be considered as indicative of the possible operations of CWI. CWI was formed to invest primarily in lodging properties and so will contain a portfolio different from those owned by the predecessor CPA® Programs. As such, the inclusion of these charts do not imply in any manner that CWI will make investments comparable to those reflected in the charts with respect to cash flow, taxable income or other factors, nor does it imply or indicate that purchasers of shares will experience returns comparable to those experienced by investors in the real estate portfolios other than CWI referred to in the charts. Moreover, the size of cash distributions is only one criterion on which a decision to invest in CWI should be based. Investors who purchase shares in CWI will not have ownership interests in any of the real estate portfolios depicted here (unless they are also investors in those real estate portfolios). An investment in the portfolios listed above was subject to risks certain of which are similar to those of an investment in CWI, except that, CWI is subject to different risks associated with significant investments in lodging properties.

W. P. Carey Group — Portfolio Diversification

The following charts show, as of December 31, 2007, the portfolio diversification of each of the CPA® REITs, except CPA:17 — Global, by tenant industry, facility type and region. Portfolio diversification information of CPA®:17 — Global is excluded from the following charts because as of December 31, 2007, CPA®:17 — Global’s portfolio consisted only of manufacturing facilities in Evansville, Indiana; Baltimore, Maryland and Lawrence, Kansas.

Portfolio Diversification by Tenant Industry
(Based on Annualized Contractual Lease Revenue at December 31, 2007)

CPA®:14	CPA®:15	CPA®:16 - Global

Amounts may not add to 100% due to rounding.

Portfolio Diversification by Facility Type
(Based on Annualized Contractual Lease Revenue at December 31, 2007)

CPA®:14	CPA®:15	CPA®:16 - Global

Portfolio Diversification by Region (Based on Annualized Contractual Lease Revenue at December 31, 2007)

CPA®:14	CPA®:15	CPA®:16 - Global

Amounts may not add to 100% due to rounding.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of June 2, 2008 certain information regarding the ownership of our shares of common stock beneficially owned, both immediately prior and after this offering, by:

•	each of our directors and named executive officers;

•	all of our directors and executive officers as a group; and

•	all persons known to us that are expected to be the beneficial owner of more than five percent of our common stock.

We will have 22,222 shares of our common stock outstanding prior to commencement of this offering. All 22,222 shares will be owned by our advisor. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	All shares the investor actually owns beneficially or of record;

•	All shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	All shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Number of Shares of Common Stock
Name	Beneficially Owned	Percentage(1)

Michael G. Medzigan(2)	0	0
Gordon F. DuGan(3)	0	0
Michael D. Johnson(4)	0	0
H. Cabot Lodge III(5)	0	0
Robert E. Parsons, Jr.(6)	0	0
Michael C. Shindler(7)	0	0
Thomas E. Zacharias(3)	0	0
Mark J. DeCesaris(3)	0	0
All directors and executive officers as a group (eight persons)	0	0%

(1)	Assumes the issuance of 100,000,000 shares in the offering.

(2)	The business address of the stockholders is 207 E. Westminster, Suite 200, Lake Forest, IL 60045.

(3)	The business address of the stockholder is 50 Rockefeller Plaza, New York, New York 10020.

(4)	The business address of the stockholder is c/o Cornell University School of Hotel Administration, 146 Statler Hall, Ithaca, NY 14853.

(5)	The business address of the stockholder is c/o ARC Global Partners LLC, 461 Fifth Avenue, 25th Floor, New York, NY 10017.

(6)	The business address of the stockholder is c/o Exclusive Resorts, LLC, 1717 Rhode Island Avenue, NW, Suite 1000, Washington, DC 20036.

(7)	The business address of the stockholder is c/o Four Corners Advisors, Inc., 55 E. Monroe Street, Ste. 3300, Chicago, Illinois 60603.

SELECTED FINANCIAL DATA

We have no operating history as a REIT or a public company. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto, included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are a newly formed company and have no operating history. We are dependent upon proceeds received from the offering to conduct our proposed activities. In addition, we currently own no properties. The capital required to purchase any property will be obtained from the offering and from any mortgage indebtedness that we may incur in connection with the acquisition of any property or thereafter. Prior to the commencement of our offering, we will have been capitalized with $200,000 from the sale of 22,222 shares to our advisor. We have no commitments to acquire any property or to make any other material capital expenditures. We will not commence our operations until we have sold at least the minimum offering of shares. In the event we sell only the minimum offering of 2,000,000 shares, we will likely make only a limited number of investments and will not be able to achieve significant diversification or meet our investment objectives. For information concerning the anticipated use of proceeds from the offering, see “Estimated Use of Proceeds” and “Investment Objectives, Procedures and Policies.”

Liquidity would be affected adversely by unanticipated costs and greater-than-anticipated operating expenses. To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations or through short-term borrowings. In addition, subject to limitations described in this prospectus, we may incur indebtedness in connection with the acquisition of any property, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financings or refinancings in additional properties. See “Investment Objectives, Procedures and Policies.”

We intend to qualify as a real estate investment trust, or REIT. If we qualify as a REIT, we will not be subject to federal income taxes on amounts distributed to stockholders provided we meet certain conditions including distributing at least 90% of our REIT taxable income to stockholders. Our objectives are to pay quarterly distributions at an increasing rate, to increase equity in our real estate through regular mortgage principal payments and to own a geographically diversified portfolio of lodging properties that will increase in value.

Under the provisions of the Internal Revenue Code, as a REIT, we are allowed to own lodging properties but are prohibited from operating these properties. In order to comply with applicable REIT qualification rules, we will enter into leases for each of our lodging properties with the TRS lessees. The TRS lessees will in turn contract with independent property operators that will manage day-to-day operations of our properties.

We will be advised by CW Advisors, a recently formed joint venture between CWA Management, LLC and CWA, LLC, pursuant to an advisory agreement. CW Advisors will manage us with assistance from Carey Watermark Holdings, an entity in which CW Advisors Holdings, LLC, an indirect subsidiary of W. P. Carey and CWA, LLC, a subsidiary of Watermark Capital Partners will hold interests. Our contract with CW Advisors may be renewed for successive one-year periods following an evaluation of our advisor’s performance by our independent directors as required by our charter. This review must be conducted annually and the contract will continue in effect until 60 days after our independent directors shall have notified the advisor of their determination either to renew the agreement for an additional one-year period or terminate it, as required by our charter. See “Management — Advisory Agreement.”

While our advisor will be responsible for managing our overall portfolio, including providing oversight and strategic guidance to independent property operators, the independent property operators will manage day-to-day operations of our properties.

THE OPERATING PARTNERSHIP

General

We intend to qualify as a REIT for U.S. federal income tax purposes. We are structured as an umbrella partnership REIT, or UPREIT, under which substantially all of our future business will be conducted through our operating partnership. Our operating partnership will be formed under Delaware law to acquire, own and lease properties on our behalf. We will utilize this UPREIT structure generally to enable us to acquire real property in exchange for limited partnership units in our operating partnership, or the OP units, from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their property or the transfer of their property to us in exchange for our common stock or cash. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for U.S. federal income tax purposes (see “United States Federal Income Tax Considerations”), the REIT’s proportionate share of the assets and income of our operating partnership will be deemed to be assets and income of the REIT.

The property owner’s goals are accomplished because the owner may contribute property to our operating partnership in exchange for OP units on a tax deferred basis. Further, our operating partnership will be structured to make distributions with respect to OP units which are equivalent to the dividend distributions made to our stockholders. Finally, a limited partner in our operating partnership may later redeem his, her or its OP units for shares of our common stock (in a taxable transaction) or cash and achieve liquidity for his, her or its investment.

We intend to hold substantially all of our assets in our operating partnership or in subsidiary entities in which our operating partnership owns an interest, and we intend to make future acquisitions of real properties using the UPREIT structure. We are the controlling general partner of the operating partnership and, as of the commencement of the offering will own a 99.97% capital interest in the operating partnership. We are the managing general partner of the operating partnership; therefore, our board of directors controls all decisions of our operating partnership. Our board has delegated authority for our management and the management of our operating partnership to our advisor subject to the terms of the advisory agreement. Carey Watermark Holdings will assist our advisor in management and will hold a special general partnership profits interest entitling it to receive certain profit allocations and distributions of cash. Upon the commencement of this offering Carey Watermark Holdings will own a 0.03% capital interest in the operating partnership.

The following is a summary of certain provisions of the limited partnership agreement of our operating partnership which we intend to enter into prior to commencement of this offering. This summary is not complete and is qualified by the specific language in the partnership agreement. You should refer to the actual partnership agreement, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part, for more detail.

Capital Contributions

In connection with this offering and future offerings of our common stock, we will transfer substantially all of the net offering proceeds to our operating partnership in exchange for OP units. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds, and our operating partnership will be deemed to have simultaneously paid the underwriting discounts and commissions and other costs associated with the offering. Carey Watermark Holdings will make an initial capital contribution of $300,000 in cash and will provide services to the operating partnership in exchange for its special general partnership interest.

If our operating partnership requires additional funds at any time in excess of capital contributions made by us, we may borrow funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our company.

Fiduciary Duties

For a description of the fiduciary duties that we, as a general partner, owe to limited partners in our operating partnership pursuant to Delaware law and the terms of the partnership agreement, see “Investment Objectives, Procedures and Policies — Investment Procedures.”

Operations

The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for U.S. federal income tax purposes, unless we otherwise cease to qualify as a REIT and (2) ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. (See “United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Partnership — Classification as a Partnership.”)

Redemption Rights

The limited partners of our operating partnership (other than our company) and the special general partner generally have the right to cause our operating partnership to redeem all or a portion of their OP units for cash or, at our sole discretion, shares of our common stock, or a combination of both. If we elect to redeem OP units for shares of our common stock, we will generally deliver one share of our common stock for each OP unit redeemed. If we elect to redeem OP units for cash, we will generally deliver cash to be paid in an amount equal to, for each redeemed OP unit, the average of the daily market price for the ten consecutive trading days immediately preceding the date we receive a notice of redemption by a limited partner. In connection with the exercise of these redemption rights, a limited partner or the special general partner must make certain representations, including that the delivery of shares of our common stock upon redemption would not result in such limited partner or the special general partner owning shares in excess of our ownership limits in our charter.

Subject to the foregoing, limited partners and the special general partner may exercise their redemption rights at any time after one year following the date of issuance of their OP units; provided, however, that a limited partner may not deliver more than two redemption notices each calendar year and may not exercise a redemption right for less than 1,000 OP units, unless the limited partner holds less than 1,000 OP units, in which case it must exercise its redemption right for all of its OP units.

Transferability of Interests

We may not (1) voluntarily withdraw as a general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in our operating partnership (except to a wholly-owned subsidiary), unless we obtain the consent of a majority-in-interest of the partners of our operating partnership including us; provided however, that if such merger or business combination results in the termination of our advisory agreement with CW Advisors, the consent of the special general partner to such transaction will be required unless the operating partnership agrees to repurchase the special general partnership interest in the operating partnership for its fair market value, as determined by an independent appraiser. With certain exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent as general partner and that of the special general partner. Carey Watermark Holdings may not transfer its special general partner interest in our operating partnership without our consent, which must be approved by a majority of our independent directors, except to us, W. P. Carey, Watermark Capital Partners or their respective subsidiaries.

The partnership agreement generally provides that our operating partnership will distribute cash flows from operations and net sales proceeds from dispositions of assets to the partners of our operating partnership in accordance with their relative percentage interests, on at least a quarterly basis, in amounts determined by us as a general partner. In addition, Carey Watermark Holdings, as the holder of a special general partner interest will be entitled to special distributions of cash flow and sale proceeds, as described under “Management Compensation.” The general partner will have the power, in its reasonable discretion, to adjust or withhold the distributions to the special general partner in order to avoid violations of the 2%/25% guidelines.

Similarly, the partnership agreement of our operating partnership provides that income of our operating partnership from operations and income of our operating partnership from disposition of assets normally will be allocated to the partners of our operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership. Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed in accordance with the distribution provisions of the partnership agreement to the extent of each partner’s positive capital account balance.

In addition to the administrative and operating costs and expenses incurred by our operating partnership or its subsidiaries, in acquiring and operating real properties, our operating partnership will pay all administrative costs and expenses of our company, and such expenses will be treated as expenses of our operating partnership. Such expenses will include, without limitation:

•	All expenses relating to maintaining our corporate existence;

•	All expenses relating to the public offering and registration of our securities;

•	All expenses associated with the preparation and filing of any periodic reports by allocations of certain portions of our profits under federal, state or local laws or regulations;

•	All expenses associated with our compliance with applicable laws, rules and regulations; and

•	All our other operating or administrative costs incurred in the ordinary course of its business on behalf of our operating partnership.

The Special General Partner Interest

Carey Watermark Holdings, an entity in which both W. P. Carey and Watermark Capital Partners will own indirect interests, will hold a special general partner profits interest in our operating partnership. Carey Watermark Holdings’ special general partner interest will entitle it to certain distributions of our operating partnership’s available cash and an allocation of certain operating partnership profits, as described in the next paragraph.

Operating partnership profits means profits as determined under the operating partnership’s partnership agreement and the provisions of the Internal Revenue Code that apply to partnership taxation. For a description of the calculation of profits, see “United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Partnership.” Operating partnership profits are determined in accordance with the Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in the determination of operating partnership profits), with the following adjustments: (a) any income of the partnership that is exempt from federal income tax and not otherwise taken into account in computing operating partnership profits shall be included in the determination of operating partnership profits; (b) any expenditures of the partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing operating partnership profits shall be subtracted from such determination; (c) in the event the value of any partnership asset is adjusted pursuant to the partnership agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing operating partnership profits; (d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the gross asset value of the property (as determined under the partnership agreement) disposed of, notwithstanding that the adjusted tax basis of such property differs from such value; (e) depreciation, amortization, and other cost recovery deductions taken into account in computing operating partnership profits shall be based upon the gross asset value of partnership assets (as determined under the partnership agreement) as opposed to the adjusted tax bases of such assets; (f) to the extent an adjustment to the adjusted tax basis of any partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts as a result of a distribution other than in liquidation of a partner’s interest in the partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing operating partnership profits; and (g) notwithstanding any other provision regarding the calculation of operating partnership profits, any items which are specially allocated pursuant to the partnership agreement shall not be taken into account in computing operating partnership profits. The amounts of the items of partnership income, gain, loss, or deduction available to be specially allocated pursuant to the partnership agreement shall be determined by applying rules analogous to those set forth in this definition of operating partnership profits.

Substantially all of Carey Watermark Holdings’ special general partner interest in our operating partnership is intended to qualify as a “profits interest” for tax purposes within the meaning of IRS Revenue Procedure 93-27. As a result, the special general partnership interest will initially have no liquidation value aside from Carey Watermark Holdings’ actual capital contributions. Further, without a significant initial liquidation value, the interest will be limited in its ability to receive loss allocations from the operating partnership.

If the advisory agreement is not renewed upon the expiration of its then-current term, is terminated for any reason other than by the advisor and an affiliate of the advisor is not the advisor under the replacement advisory agreement, or the advisor resigns for good reason, all after two years of the date the operating partnership begins operations, our operating partnership will have the right, but not the obligation, to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership at the fair market value of those interests on the date of termination, as determined by an independent appraiser. Please see “Management — Advisory Agreement” and “Risk Factors — Risks Related to Our Relationship with Our Advisor — Exercising our right to repurchase all or a portion of Carey Watermark Holdings’ interests in our operating partnership upon certain termination events could be prohibitively expensive and could deter us from terminating the advisory agreement.”

Tax-Matters Partner

We are the tax-matters partner of our operating partnership, and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Term

Our operating partnership will continue in full force perpetually or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Indemnity

The operating partnership must indemnify and hold us (and our officers, directors, agents and employees) harmless from any liability incurred, losses sustained or benefits not derived as a result of errors in judgments or mistakes of fact or law or any act or omission if we (or our officers, directors, agents or employees) acted in good faith. In addition, the operating partnership must indemnify us (and our officers, directors, agents, employees and designees) to the extent permitted by applicable law from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, unless it is established that:

(1) our charter prohibits us from indemnifying the indemnified party for a matter, in which case the operating partnership shall likewise be prohibited from indemnifying the indemnified party for the matter;

(2) the act or omission was material to the matter giving rise to the proceeding and was either committed in bad faith, was fraudulent or was the result of active and deliberate dishonesty;

(3) the indemnified party actually received an improper personal benefit in money, property or services; or

(4) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

Amendment

The partnership agreement may not be amended without our consent as general partner. In general, we may not amend the partnership agreement without first obtaining the consent of partners holding at least 50% of the ownership interests of all partners. In addition, the consent of the special general partner and the limited partners holding greater than 50% of the ownership interests of the limited partners would be required for any amendment that would (1) contravene an express prohibition or limitation in the partnership agreement; (2) subject a limited partner to liability as a general partner in any jurisdiction or any other liability except as provided in the partnership agreement or under the Delaware Revised Uniform Limited Partnership Act; or (3) prohibit or restrict, or have the effect of prohibiting or restricting, the ability of a limited partner to exercise its rights to a redemption in full.

However, there are certain circumstances in which we are permitted to amend the partnership agreement without any consent.

LEGAL PROCEEDINGS

As of June 2, 2008, we were not involved in any material litigation.

W. P. Carey and Carey Financial, the wholly-owned subsidiary of W. P. Carey, our sales agent in this offering, have recently settled all matters relating to an investigation by the SEC into payments made to third party broker-dealers in connection with the distribution of certain CPA® REITs managed by W. P. Carey and other matters. See “Description of Shares — Promoter” for a discussion of this investigation.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our shares. For purposes of this section, under the heading “United States Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Carey Watermark Investors Incorporated and not the operating partnership, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will be, in each case, in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our shares;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	persons who receive our shares through the exercise of employee share options or otherwise as compensation;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their shares through a partnership or similar pass-through entity;

•	persons holding shares constituting 10% or more (by vote or value) of the ownership of the company; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our shares as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES TO ANY PARTICULAR STOCKHOLDER OF HOLDING OUR SHARES WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES.

Taxation of the Company

We intend to elect to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 2008. We believe that we have been organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2008, and we intend to continue to be organized and operate in such a manner.

The law firm of Venable LLP has acted as our tax counsel in connection with this offering. We expect to receive the opinion of Venable LLP to the effect that, commencing with our taxable year ending December 31, 2008, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Venable LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. In addition, to the extent we make certain investments, such as investments in preferred equity securities of REITS, or whole loan mortgage or CMBS securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Venable LLP or us that we will so qualify for any particular year. Venable LLP will have no obligation to advise us or the holders of our shares of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Venable LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Venable LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT. See “— Taxation of Taxable U.S. Stockholders — Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of a REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “— Taxation of Taxable U.S. Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby (a) avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) treat income and gain from such property as qualifying income for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from the prior year, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from the prior year), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRS lessees, if any, if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation (determined as of the date of our acquisition of such assets) at the highest corporate income tax rate then applicable to the extent that we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from direct or indirect ownership of residual interests in real estate mortgage investment conduits, or REMICs, to the extent our shares are held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “— Effect of Subsidiary Entities” and “— Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our shares.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations (including TRSs), the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on assets and operations. As further described below, any TRS in which we own an interest will be subject to U.S. federal income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our organizational documents provide restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a real estate investment trust generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Federal Income Tax Aspects of Our Partnership.”

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any entity otherwise treated as a corporation for U.S. federal income tax purposes, other than a TRS (as described below), that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See ‘‘— Asset Tests” and “— Gross Income Tests.”

Taxable REIT Subsidiaries.  A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a Taxable REIT Subsidiary, or a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs, if any, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “— Taxation of Taxable U.S. Stockholders — Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs, if any, to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We intend to form one or more TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by our TRSs to us, then the dividends we designate and pay to our stockholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “ — Taxation of Taxable U.S. Stockholders.”

Lodging Properties

Operating revenues from lodging properties are not qualifying REIT income for purposes of the 75% or the 95% gross income tests discussed below. Accordingly, in order to generate qualifying income with respect to our lodging investments under the REIT rules, we generally must master-lease our lodging properties to a TRS.

In general, rent paid by a related party tenant, such as a TRS lessee, is not qualifying “rents from real property” for purposes of the REIT gross income tests discussed below, but rent paid by a TRS lessee to our operating partnership with respect to a lease of a “qualified lodging facility” from the operating partnership can be qualifying rents from real property under the REIT rules as long as such TRS lessee does not directly or indirectly operate or manage any lodging property or provide rights to any brand name under which any lodging property is operated. Instead, the lodging property must be operated on behalf of the TRS lessee by a person who qualifies as an “eligible independent contractor,” defined as an “independent contractor” who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS lessee. A “qualified lodging facility” is a hotel, motel, or other establishment which satisfies certain unit occupation requirements, provided that wagering activities are not conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. We anticipate that our lodging properties will be qualified lodging facilities. Under such circumstances, rent paid by a TRS lessee generally would be qualifying income for purposes of the REIT gross income tests discussed below.

Two other limitations may affect our ability to treat rent paid by a TRS lessee or other lessee as qualifying rents from real property under the REIT rules. If the rent attributable to personal property leased by the TRS lessee (or other lessee) in connection with a lease of real property is greater than 15% of the total rent under the lease, then the portion of the rent attributable to such personal property will not qualify as rents from real property. Also, an amount received or accrued will not qualify as rents from real property for purposes of the 75% or the 95% gross income tests discussed below if it is based in whole or in part on the income or profits derived by any person from such property. However, an amount received or accrued will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. To comply with the limitation on rents attributable to personal property, a TRS lessee may acquire furnishings, equipment, and/or personal property used in lodging properties, at least to the extent that they exceed this 15% limit. To comply with the prohibition on rent based on net income, the leases will provide that each TRS lessee is obligated to pay our operating partnership a minimum base rent together with a gross percentage rent, at rates intended to equal market rental rates.

In addition, rent paid by a TRS lessee or other lessee that leases a lodging property from our operating partnership will constitute rents from real property for purposes of the REIT gross income tests only if the lease is respected as a true lease for federal income tax purposes and is not treated as a service contract, joint venture, or some other type of arrangement. The determination of whether a lease is a true lease depends upon an analysis of all the surrounding facts and circumstances. Potential investors in shares of our common stock should be aware, however, that there are no controlling regulations, published administrative rulings, or judicial decisions involving leases with terms substantially similar to the contemplated leases between our operating partnership and the TRS lessees that discuss whether the leases constitute true leases for federal income tax purposes. We believe that the leases with our TRS lessees should be treated as true leases; however, there can be no assurance that the IRS will not assert a contrary position and that a court will not sustain such a challenge. If any leases between our operating partnership and a TRS lessee are re-characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payment that we receive from such TRS lessee would not be considered rent or would otherwise fail the various requirements for qualification as rents from real property.

For rents received by or attributed to us to qualify as rents from real property, we generally must not furnish or render any services to tenants, other than through a TRS or an independent contractor from whom we derive no income, except that we and our operating partnership may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered rendered to the occupant “for his convenience.” Neither we nor our operating partnership intends to provide any services to any TRS lessee or any other tenant.

Taxable Mortgage Pools

An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

To the extent we make significant expenditures with respect to senior mortgage loans, CMBS or RMBS securities, we may convey one or more pools of real estate mortgage loans to a trust, owned by a subsidiary REIT substantially owned by our operating partnership, which trust will issue several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. We may not make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would likely be a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our operating partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. See “— Excess Inclusion Income.”

If such a subsidiary REIT of our operating partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our operating partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or property held primarily for sale to customers in the ordinary course of business, or “prohibited transactions,” must be derived from assets relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of CMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary assets. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or disregarded subsidiary.

Interest Income.  Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Fee Income.  We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS lessees, will not be included for purposes of the gross income tests.

Dividend Income.  We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests. Certain income inclusions received with respect to our contemplated equity transactions with respect to CDOs may not represent qualifying income for purposes of either the 75% or 95% gross income tests.

Foreign Assets.  To the extent that we hold or acquire foreign assets, such as CMBS denominated in foreign currencies, such assets may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging Transactions.  We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, may not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions may be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property.  To the extent that we acquire real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with real property (based on the relative fair market value of the properties involved), then the portion of the rent attributable to the fair market value of such personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. For a more complete discussion of these rules and their application to lodging properties, see “Lodging Properties.”

Failure to Satisfy the Gross Income Tests.  We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions generally will be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs and certain kinds of CMBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets. In light of this aggregate value test for TRSs, we will have to monitor closely any increases in the value of our TRS lessees.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. However, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to provide a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class and is in accordance with the preferences among different classes of shares as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate income tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from the prior year, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from the prior year) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes, including the inclusion of items of income from CDO entities in which we hold an equity interest. For example, we may acquire or originate debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount” or “OID”), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we, including a subsidiary REIT owned by our operating partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “— Taxable Mortgage Pools.” If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we include assets in our portfolio or enter into financing and securitization transactions that result in our being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our stockholders, generally in a manner set forth under the applicable Treasury Regulations. The Treasury Department has issued guidance on the tax treatment of stockholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) taxable income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term U.S. federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our stockholders that hold our shares in record name in proportion to dividends paid to such stockholders. A stockholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a stockholder;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. stockholders;

•	would be taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including charitable remainder trusts and governmental organizations). Nominees or other broker/dealers who hold our shares on behalf of disqualified organizations also will be subject to this tax on the portion of our excess inclusion income allocable to our shares held on behalf of disqualified organizations; and

•	in the case of a stockholder that is a REIT, RIC or common trust fund, or other pass through entity would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

No detailed guidance has been provided with respect to the manner in which excess inclusion income would be allocated among different classes of shares, but generally such income must be allocated in proportion to the distributions made to stockholders. Tax-exempt investors, foreign investors, taxpayers with net operating losses, RICs and REITs should carefully consider the tax consequences described above and should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our subsidiaries, other than a TRS, will be held as inventory or primarily for sale to customers in the ordinary course of business, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as inventory or property held primarily for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions that will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction, in each case, provided applicable requirements of the Internal Revenue Code are satisfied. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Federal Income Tax Aspects of Our Partnership

General

We intend to hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Internal Revenue Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Classification as a Partnership

The ownership by us of equity interests in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Asset Tests” and “— Gross

Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “— Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the relative percentage interests held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the organization transactions, appreciated property will be acquired by our operating partnership as a result of actual or deemed contributions of such property to our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, (1) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (2) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements and result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its shares. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders may be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. In such cases, U.S. stockholders will increase their adjusted tax basis in our shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our TRS lessees, which are subject to U.S. federal income tax);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company), such as our TRS lessees which are subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity for which we would make expenditures would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualifying dividend income.”

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Company” and “— Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Shares

There is no current, and there may never be, a public market for our shares. Therefore, it will be difficult for stockholders to sell shares quickly. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the shares at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our shares are held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS, however, may seek to apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of the capital gain realized by a non-corporate holder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are urged to consult their tax advisors with respect to the taxation of capital gain income. Capital losses recognized by a U.S. stockholder upon the disposition of our shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of shares or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While ownership of many real estate assets may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our shares as “debt-financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the shares is financed through a borrowing by the tax-exempt stockholder), (2) our shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income” (See “— Taxable Mortgage Pools” and “— Excess Inclusion Income”), distributions from us and income from the sale of our shares generally should not be treated as UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, a portion of our dividends received by a tax-exempt stockholder may be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares; and (2) we would not have satisfied the ownership tests described above in “— Requirements for Qualification — General” but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares owned by such trusts shall be treated, as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our shares.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to non-U.S. stockholders of our common shares. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common shares that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective aspects of U.S. federal income taxation.

Ordinary Dividends.  The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, a portion of our dividend income may not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. stockholder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.  Unless (A) our shares constitute a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits generally will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our shares will be taxed under the Foreign Investment in Real property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (applied to the net amount after the 35% tax rate is applied) in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our shares which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of shares at any time during the taxable year. Instead, such capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Shares.  Unless our shares constitute a USRPI, a sale of the shares by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our business assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor.

We expect that 50% or more of our business assets will consist of real property interests located within the U.S. Therefore, even if our shares would be a USRPI under the foregoing test, our shares will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. stockholders. We believe we will be a domestically controlled REIT and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. However, we cannot assure our investors that we will become or remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. stockholder’s sale of our shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our shares owned are of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our shares of that class at all times during a specified testing period.

If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or

(ii) provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. stockholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our shares within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We may own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our shares.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our shares.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in us by a pension, profit-sharing, IRA or other employee benefit plan subject to ERISA or Section 4975 of the Code. This summary is based on provisions of ERISA and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements expressed herein. Any changes may or may not apply to transactions entered into prior to the date of their enactment.

In considering using the assets of an employee benefit plan subject to ERISA to purchase shares, such as a profit-sharing, 401(k), or pension plan, or of any other retirement plan or account subject to Section 4975 of the Code such as an IRA or Keogh Plan (collectively, “Benefit Plans”), a fiduciary, taking into account the facts and circumstances of such Benefit Plan, should consider, among other matters,

•	whether the investment is consistent with the applicable provisions of ERISA and the Code,

•	whether the investment will produce UBTI to the Benefit Plan (see “United States Federal Income Tax Considerations — Taxation of Tax-Exempt U.S. Stockholders”), and

•	the need to value the assets of the Benefit Plan annually.

Under ERISA, a plan fiduciary’s responsibilities include the duty

•	to act solely in the interest of plan participants and beneficiaries and for the exclusive purpose of providing benefits to them, as well as defraying reasonable expenses of plan administration;

•	to invest plan assets prudently;

•	to diversify the investments of the plan unless it is clearly prudent not to do so; and

•	to comply with plan documents insofar as they are consistent with ERISA.

ERISA also requires that the assets of an employee benefit plan be held in trust and that the trustee (or a duly authorized named fiduciary or investment manager) have exclusive authority and discretion to manage and control the assets of the plan.

In addition, Section 406 of ERISA and Section 4975 of the Code prohibit specified transactions involving assets of a Benefit Plan and any “party in interest” or “disqualified person” with respect to that Benefit Plan. These transactions are prohibited regardless of how beneficial they may be for the Benefit Plan. The prohibited transactions include the sale, exchange or leasing of property, the lending of money or the extension of credit between a Benefit Plan and a party in interest or disqualified person, and the transfer to, or use by or for the benefit of, a party in interest, or disqualified person, of any assets of a Benefit Plan. A fiduciary of a Benefit Plan also is prohibited from engaging in self-dealing, acting for a person who has an interest adverse to the plan (other than in the case of most IRAs and some Keogh Plans), or receiving any consideration for its own account from a party dealing with the plan in a transaction involving plan assets.

Furthermore, Section 408 of the Code states that assets of an IRA trust may not be commingled with other property except in a common trust fund or common investment fund.

Plan Assets

While neither ERISA nor the Code defines the term “plan assets,” a Department of Labor regulation describes what constitutes the assets of a Benefit Plan when it invests in specific kinds of entities (29 C.F.R. Section 2510.3-101, as modified by ERISA, the “Regulation”). Under the Regulation, an entity in which a Benefit Plan makes an equity investment will be deemed to be “plan assets” of the Benefit Plan unless the entity satisfies at least one of the exceptions to this general rule.

The Regulation provides as one exception that the underlying assets of entities such as ours will not be treated as assets of a Benefit Plan if the interest the Benefit Plan acquires is a “publicly-offered security.” A publicly-offered security must be:

•	“freely transferable,”

•	part of a class of securities that is owned by 100 or more persons who are independent of the issuer and one another, and

•	either part of a class of securities registered under the Exchange Act or sold as part of a public offering registered under the Securities Act and be part of a class of securities registered under the Securities Exchange Act, as amended, within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

Whether a security is freely transferable depends upon the particular facts and circumstances. The shares will be subject to restrictions intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT. According to the Regulation, where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes will not ordinarily affect a determination that such securities are freely transferable. The minimum investment in shares is less than $10,000. Thus, we will proceed on the basis that the restrictions imposed to maintain our status as a REIT should not cause the shares to not be considered freely transferable for purposes of the Regulation.

We anticipate having over 100 stockholders following the completion of this offering. Thus, the second criterion of the publicly offered exception will be satisfied.

The shares are being sold as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the shares are part of a class that was registered under the Securities Exchange Act before the 120th day after December 31, 2008. Any shares purchased, therefore, should satisfy the third criterion of the publicly offered exemption.

We believe that the shares should constitute “publicly-offered securities,” and that our underlying assets should not be considered plan assets under the Regulation, assuming that our common stock is “freely transferable” and widely held (as contemplated above) and that the offering otherwise takes place as described in this prospectus.

In the event that our underlying assets were treated by the Department of Labor as “plan assets” of a Benefit Plan, our management could be treated as fiduciaries with respect to Benefit Plan stockholders, and the prohibited transaction restrictions of ERISA and the Code could apply to any transaction involving our management and assets (absent an applicable administrative or statutory exemption). These restrictions could, for example, require that we avoid transactions with entities that are affiliated with us or our affiliates or restructure our activities in order to obtain an exemption from the prohibited transaction restrictions. Alternatively, we might provide Benefit Plan stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

If our underlying assets were treated as assets of a Benefit Plan, the investment in us also might constitute an ineffective delegation of fiduciary responsibility to our advisor and expose the fiduciary of the plan to co-fiduciary liability under ERISA for any breach by our advisor of its ERISA fiduciary duties. Finally, an investment by an IRA in us might result in an impermissible commingling of plan assets with other property.

If a prohibited transaction were to occur, our advisor, and possibly other fiduciaries of Benefit Plan stockholders subject to ERISA who permitted the prohibited transaction to occur or who otherwise breached their fiduciary responsibilities, or a non-fiduciary participating in the prohibited transaction could be required to restore to the plan any profits they realized as a result of the transaction or breach and make good to the plan any losses incurred by the plan as a result of the transaction or breach. In addition, the Code imposes an excise tax equal to fifteen percent (15%) of the amount involved and authorizes the Internal Revenue Service to impose an additional 100% excise tax if the prohibited transaction is not “corrected.” These taxes would be imposed on any disqualified person who participates in the prohibited transaction. With respect to an IRA, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiary, could cause the IRA to lose its tax-exempt status under Section 408(e)(2) of the Code.

If, as contemplated above, our assets do not constitute plan assets following an investment in shares by Benefit Plans, the problems discussed in the preceding three paragraphs are not expected to arise.

Other Prohibited Transactions

Regardless of whether the shares qualify for the “publicly-offered security” exception of the Regulation, a prohibited transaction could occur if we, any selected dealer, the escrow agent or any of their affiliates is a fiduciary (within the meaning of Section 3(21) of ERISA) with respect to the purchase of the shares. Accordingly, unless an administrative or statutory exemption applies, shares should not be purchased by a Benefit Plan to which any of the above persons is a fiduciary with respect to the purchase. A person is a fiduciary to a plan under Section 3(21) of ERISA if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to the assets. Under a regulation issued by the Department of Labor, a person would be deemed to be providing investment advice if that person renders advice as to the advisability of investing in shares and that person regularly provides investment advice to the plan pursuant to a mutual agreement or understanding (written or otherwise) that: (i) the advice will serve as the primary basis for investment decisions, and (ii) the advice will be individualized for the plan based on its particular needs.

Admittance of Stockholders

Until the subscription proceeds equal $20,000,000, funds received will be promptly deposited into our account at our escrow agent, Wells Fargo Bank, National Association, or Wells Fargo. After the subscription proceeds exceed $20,000,000, all funds will be deposited into our interest-bearing account at Bank of the West. On each admittance date, the funds deposited by each investor will be transferred to us and exchanged for the applicable number of shares. Any interest earned by the investor’s funds prior to any such admittance date will be paid to an investor only if the investor’s funds have been held in the account for 20 days or longer. Interest earned, but not payable to an investor, will be paid to us.

In considering an investment in us, a Benefit Plan should consider whether the escrow account arrangement as well as the ultimate investment in us would be consistent with fiduciary standards applicable to that Benefit Plan.

Annual Valuation

A fiduciary of an employee benefit plan subject to ERISA is required to determine annually the fair market value of each asset of the plan as of the end of the plan’s fiscal year and to file a report reflecting that value. When no fair market value of a particular asset is available, the fiduciary is to make a good faith determination of that asset’s “fair market value” assuming an orderly liquidation at the time the determination is made. In addition, a trustee or custodian of an IRA must provide an IRA participant with a statement of the value of the IRA each year. In discharging its obligation to value assets of a plan, a fiduciary subject to ERISA must act consistently with the relevant provisions of the plan and the general fiduciary standards of ERISA.

Unless and until the shares are listed on a national securities exchange or are included for quotation on Nasdaq, it is not expected that a public market for the shares will develop. To date, neither the Internal Revenue Service nor the Department of Labor has promulgated regulations specifying how a plan fiduciary should determine the “fair market value” of the shares when the fair market value of the shares is not determined in the marketplace. Therefore, to assist fiduciaries in fulfilling their valuation and annual reporting responsibilities with respect to ownership of shares, we intend to provide, no less frequently than annually, reports of our determinations of the current value of our net assets per outstanding share to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports. Beginning no later than the end of the third full calendar year after the final closing of this offering, the value of the properties and our other assets will be based on a valuation. Such valuation will be performed by a person independent of us and of our advisor. Prior to that time, we intend to use the offering price of shares as the per share net asset value.

We anticipate that upon an annual valuation by an independent appraiser, we will publish the determination of the net asset value to stockholders by filing a current report on Form 8-K with the SEC. We also anticipate that we will provide annual reports of the determination (i) to IRA trustees and custodians not later than January 15 of each year, and (ii) to other plan trustees and custodians within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated for any material changes occurring between October 31 and December 31.

We intend to revise these valuation procedures to conform with any relevant guidelines that the Internal Revenue Service or the Department of Labor may hereafter issue. Meanwhile, there can be no assurance:

•	that the value could or will actually be realized by us or by stockholders upon liquidation (in part because appraisal or estimated value do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets),

•	that stockholders could realize this value if they were to attempt to sell their shares, or

•	that this value could comply with the ERISA or IRA requirements described above.

DESCRIPTION OF SHARES

The following description of the shares does not purport to be complete but contains a summary of portions of the amended and restated charter and bylaws, and is qualified in its entirety by reference to the form of the amended and restated charter and the bylaws filed as exhibits to this registration statement. Our initial charter and the bylaws became operative on March 10, 2008. We will adopt the amended and restated charter prior to the commencement of this offering. Our charter and bylaws will remain in effect for the duration of our existence although they may be amended in accordance with their terms.

General Description of Shares

We are authorized to issue 300,000,000 shares of common stock and 50,000,000 shares of preferred stock, each share having a par value of $.001. The issuance of the preferred stock must be approved by a majority of the CWI independent directors who do not have an interest in the transactions and who have access at CWI’s expense, to CWI’s or independent legal counsel. Each common share is entitled to participate equally in distributions when and as authorized by the directors and declared by us and in the distribution of our assets upon liquidation. Each common share is entitled to one vote and will be fully paid and non-assessable by us upon issuance and payment therefor. Common shares are not subject to mandatory redemption. The common shares have no preemptive rights (which are intended to insure that a stockholder has the right to maintain the same ownership interest on a percentage basis before and after the issuance of additional securities) or cumulative voting rights (which are intended to increase the ability of smaller groups of stockholders to elect directors). We have the authority to issue shares of any class or securities convertible into shares of any class or classes, to classify or to reclassify any unissued stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the stock, all as determined by our board of directors. In addition, the board of directors, with the approval of a majority of the entire board and without any action by the stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue.

Our intention is to consider alternatives for providing liquidity for our stockholders beginning generally after eight years following the investment of substantially all of the net proceeds from this offering. A liquidity transaction could include sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange or inclusion in an automated quotation system, a merger (which may include a merger with one or more entities managed by our advisor in the future or managed by W. P. Carey or Watermark Capital Partners) or another transaction approved by our board of directors and, if required by law, our stockholders. While our intention is to seek to complete a liquidity transaction generally within eight to twelve years following the investment of “substantially all” of the proceeds from this offering, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that timeframe. Alternatively, we may seek to complete a liquidity transaction earlier than eight years. Investment of “substantially all” of the proceeds means the equity investment of 90% or more of the net proceeds from this offering. While we are considering liquidity alternatives, we may choose to limit the making of new investments, unless our board of directors, including a majority of our independent directors, determines that it is in our stockholders’ best interests for us to make new investments.

We will not issue stock certificates. Shares will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer. Transfers can be effected by mailing to Phoenix American Financial Services Inc., or Phoenix American, a duly executed transfer form available upon request from them or from our website at www.careywatermarkinvestors.com. Upon the issuance of our shares and upon the request of a stockholder, we will send to each such stockholder a written statement which will include all information that is required to be written upon stock certificates under Maryland law.

Meetings and Special Voting Requirements

An annual meeting of the stockholders will be held each year, not fewer than 30 days after delivery of our annual report. Special meetings of stockholders may be called only upon the request of a majority of the directors, a majority of the independent directors, the chairman, the Chief Executive Officer or the president, or by our secretary upon the written request of stockholders entitled to cast at least 10% of all the votes entitled to be cast at such a meeting. In general, the presence in person or by proxy of holders of shares entitled to cast 50% of the votes entitled to be cast at the meeting on any matter shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, although the affirmative vote of the majority of shares which are entitled to vote and which are present in person or by proxy at a meeting at which a quorum is present is necessary to elect each director.

Except as otherwise provided by Maryland law or our charter, our charter may be amended only if such amendment is declared advisable by a majority of our board of directors and approved by the stockholders either at a duly held meeting at which a quorum is present by the affirmative vote of a majority of all votes entitled to be cast or by unanimous written or electronic consent. Our board of directors has the exclusive power to amend, alter or repeal our bylaws. Stockholders may, by the affirmative vote of a majority of the votes entitled to be cast on such matter remove a director from the board. Stockholders do not have the ability to vote to replace CW Advisors or to select a new advisor. A dissolution proposed by our board of directors must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Except as otherwise provided by law, a merger or sale of substantially all of our assets other than in the ordinary course of business must be declared advisable by our board of directors and approved by holders of shares entitled to cast a majority of the votes entitled to be cast on the matter. Our stockholders will not have appraisal rights unless our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Stockholders are entitled to receive a copy of our stockholder list upon request provided that the requesting stockholder represents to us that the list will not be used to pursue commercial interests unrelated to the stockholder’s interest in us. The list provided by us will include the name, address and telephone number (if available) of, and number of shares owned by, each stockholder and will be in alphabetical order, on white paper and in easily readable type size and will be sent within ten days of the receipt by us of the request. A stockholder requesting a list will be required to pay our reasonable cost of postage and duplication. We will pay the costs incurred and any actual damages suffered by a stockholder who must compel the production of a list and is successful. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholders list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. The list will be updated at least quarterly to reflect changes in the information contained therein.

The rights of stockholders described above are in addition to and do not adversely affect rights provided to investors under Rule 14a-7 promulgated under the Exchange Act, which provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders, or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution themselves.

Restriction on Ownership of Shares

In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. We may prohibit certain acquisitions and transfers of shares so as to facilitate our qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective.

Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of our outstanding shares of stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.

Our charter further prohibits (a) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the trust, as defined below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of directors, in its sole discretion, may exempt a person (prospectively or retroactively) from these limits. However, the board may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust. The board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in the charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

Every owner of more than five percent (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Distributions

Consistent with our objective of qualifying as a REIT, we expect to distribute at least 90% of our net taxable income each year. We intend to accrue and pay distributions on a quarterly basis and we will calculate our distributions based upon daily record and distribution declaration dates so investors will be able to earn distributions immediately upon purchasing common stock. Generally, income distributed as distributions will not be taxable to us under U.S. federal income tax laws unless we fail to comply with the REIT requirements.

Distributions will be paid out of funds legally available therefore at the discretion of the directors, in accordance with our earnings, cash flow and general financial condition. The directors’ discretion will be directed, in substantial part, by their obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during its fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later quarter and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. Also each distribution will not necessarily be funded solely through current or accumulated earnings and profits. As discussed in “United States Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders — Distributions,” we may make distributions in excess of our current or accumulated earnings and profits, in which case the distribution will be treated in part as a return of capital. The directors, in their discretion, will determine in each case whether the sources and amounts of distributions are appropriate. We can borrow to make distributions if the borrowing is necessary to comply with the REIT requirements or if the borrowing is part of a liquidation strategy whereby the borrowing is done in anticipation of the sale of the properties and the proceeds will be used to repay the loan.

We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders, provided that the securities distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash distributions may incur transaction expenses in liquidating the securities.

Summary of our Distribution Reinvestment and Stock Purchase Plan

We have adopted the CWI Distribution Reinvestment and Stock Purchase Plan, referred to in this prospectus as the “distribution reinvestment plan,” pursuant to which some stockholders may elect to have up to the full amount of their cash distributions from us reinvested in additional shares. The following discussion summarizes the principal terms of the distribution reinvestment plan. The distribution reinvestment plan is attached as Exhibit 4.1 to this registration statement.

The primary purpose of the distribution reinvestment plan is to provide interested investors with an economical and convenient method of increasing their investment in us by investing cash distributions in additional shares and voluntary cash payments after the termination of the offering at the net asset value per share of common stock determined by our board of directors from time to time. To the extent shares are purchased from us under the distribution reinvestment plan, we will receive additional funds for acquisitions and general purposes including the repurchase of shares.

The distribution reinvestment plan will be available to stockholders who purchase shares in this offering. You may elect to participate in the distribution reinvestment plan by making a written election to participate on your subscription agreement at the time you subscribe for shares. Any other stockholder who receives a copy of our prospectus in this offering or a separate prospectus relating solely to the distribution reinvestment plan and who has not previously elected to participate in the distribution reinvestment plan may so elect at any time to participate in the distribution reinvestment plan.

Participation; Agent.  Our distribution reinvestment plan is available to stockholders of record of our common stock. Phoenix American, acting as agent for each participant in the plan, will apply cash distributions which become payable to such participant on our shares (including shares held in the participant’s name and shares accumulated under the plan), to the purchase of additional whole and fractional shares of our common stock for such participant.

Eligibility.  Participation in the distribution reinvestment plan is limited to registered owners of our common stock. Shares held by a broker-dealer or nominee must be transferred to ownership in the name of the stockholder in order to be eligible for this plan. Further, a stockholder who wishes to participate in the distribution reinvestment plan may purchase shares through the plan only after receipt of a prospectus relating to the distribution reinvestment plan, which prospectus may also relate to a concurrent public offering of shares by us. Our board of directors reserves the right to amend the plan in the future to permit voluntary cash investments in our common stock pursuant to the plan. A participating stockholder is not required to include all of the shares owned by such stockholder in the plan but all of the distributions paid on enrolled shares will be reinvested.

Stock Purchases.  In making purchases for the accounts of participants, Phoenix American may commingle the funds of one participant with those of other participants in the distribution reinvestment plan. All shares purchased under the distribution reinvestment plan will be held in the name of each participant. Purchases will be made directly from us at 95% of the estimated net asset value or NAV per share of our common stock, as estimated by our advisor or another firm we choose for that purpose. During the offering and until the first annual valuation of our assets is received, the purchase price will be $9.50 per share. Subsequent to the time that we begin to receive annual valuations, the per share purchase price will be 95% of the then current NAV. NAV is determined by adding the most recent appraised value of the real estate owned by us to the value of its other assets, subtracting the total amount of all liabilities and dividing the difference by the total number of outstanding shares. Phoenix American shall have no responsibility with respect to the market value of our common stock acquired for participants under the Plan.

Timing of Purchases.  Phoenix American will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid, except where necessary to comply with applicable securities laws by us. If, for any reason beyond the control of Phoenix American, reinvestment of the distribution cannot be completed within 30 days after the applicable distribution payment date, participants’ funds held by Phoenix American will be distributed to the participant.

Account Statements.  Following each purchase of shares, Phoenix American will provide to each participant an account statement showing the cash distribution, the number of shares purchased with the cash distribution and the year-to-date and cumulative cash distributions paid.

Expenses and Commissions.  There will be no direct expenses to participants for the administration of the plan. Administrative fees associated with the distribution reinvestment plan will be paid by us. In no event will any discounts (including, without limitation, any discounts attributable to our payment of brokerage commissions on behalf of participants) on shares exceed five percent of the fair market value of such purchased shares.

Taxation of Distributions.  The reinvestment of distributions does not relieve the participant of any taxes which may be payable on such distributions. As a result, unless you are exempt from tax, you may have to use funds from other sources to pay the tax liability attributable to reinvested amounts.

Stock Certificates.  No share certificates will be issued to a participant.

Voting of Shares.  In connection with any matter requiring the vote of our stockholders, each participant will be entitled to vote all of the whole shares held by the participant in the distribution reinvestment plan. Fractional shares will not be voted.

Absence of Liability.  Neither we nor Phoenix American shall have any responsibility or liability as to the value of our shares, any change in the value of the shares acquired for any participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts, if any, in which distributions are invested. Neither we nor Phoenix American shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant’s participation in the distribution reinvestment plan upon such participant’s death prior to the date of receipt of such notice, and (b) with respect to the time and prices at which shares are purchased for a participant. Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we and Phoenix American have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

Termination of Participation.  A participant may terminate participation in the distribution reinvestment plan at any time by written instructions to that effect to Phoenix American. To be effective on a distribution payment date, the notice of termination and termination fee must be received by Phoenix American at least 15 days before that distribution payment date. Upon receipt of notice of termination from the participant, Phoenix American may also terminate any participant’s account at any time in its discretion by notice in writing mailed to the participant.

Amendment, Supplement, Termination and Suspension of Distribution Reinvestment Plan.  The distribution reinvestment plan may be amended, supplemented or terminated by us at any time by the delivery of written notice to each participant at least 10 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be effective as to the participant unless, prior to its effective date, Phoenix American receives written notice of termination of the participant’s account. Amendment may include an appointment by us or Phoenix American with our approval of a successor agent, in which event such successor shall have all of the rights and obligations of Phoenix American under the distribution reinvestment plan. The plan may also be suspended by us at any time without notice to the participants.

Governing Law.  The distribution reinvestment plan and the authorization card signed by the participant (which is deemed a part of the distribution reinvestment plan) and the participant’s account shall be governed by and construed in accordance with the laws of Maryland provided that the foregoing choice of law shall not restrict the application of any state’s securities laws to the sale of shares to its residents or within such state. This Agreement cannot be changed orally.

Redemption of Shares

Prior to the time, if any, as the shares are listed on a national securities exchange or included for quotation on Nasdaq, any stockholder that has held shares for at least one year since the date of their issuance, and who purchased those shares from us or received the shares from us through a non-cash transaction, not in the secondary market, may present all or any portion of these shares to us for redemption at any time, in accordance with the procedures outlined herein. At that time, we may, at our option, subject to the conditions described below, redeem the shares presented for redemption for cash to the extent we have sufficient funds available for redemption and to the extent the number of shares for which redemption is requested does not exceed five percent of the total number of our shares outstanding on a rolling 12-month period, measured from the beginning of the redemption period. As a result, some or all of a stockholder’s shares may not be redeemed. In addition, our advisor may assist with the identification of prospective third party buyers, but receives no compensation for such assistance. Affiliates of our advisor are eligible to have their shares redeemed on the same terms as other stockholders.

Generally, cash available for redemption will be limited to proceeds from our distribution reinvestment plan, plus, if such amount is insufficient, up to 1% of the operating cash flow of the previous fiscal year. Stockholders may offer shares to us for purchase and we will purchase the offered shares if we have sufficient cash, subject to the five percent limit in any rolling 12-month period. During this offering, the redemption price will be $9.30 per share and during any subsequent offerings, the redemption price will be 93% of the offering price per share. In no event will the redemption price exceed the then-current offering price of our common stock. During periods when we are not engaged in an offering, the redemption price will be $9.30 per share until we commence obtaining an annual independent valuation of the portfolio as discussed in “ERISA Considerations — Annual Valuation.” After an annual valuation, the redemption price during periods when we are not conducting an offering will be 93% of the net asset value per share as determined by an independent appraisal of our assets.

If we have sufficient funds to purchase some but not all of the shares offered, or if over five percent of our then outstanding shares are offered for redemption, requesting stockholders’ shares will be redeemed on a pro-rata basis, based upon the total number of shares for which redemption was requested, and the total funds available for redemption. Requests not fulfilled in one quarter will automatically be carried forward to the next quarter, unless such request is revoked. Requests can be revoked by sending a letter requesting revocation to our Investor Relations department. There can be no assurances that we will have sufficient funds to repurchase any shares.

A stockholder who wishes to have shares redeemed must mail or deliver a written request on a form provided by us and executed by the stockholder, its trustee or authorized agent to the redemption agent, which is currently Phoenix American. To request a form, call our Investor Relations Department at 1-800-[ • ]. The redemption agent at all times will be registered as a broker-dealer with the SEC and each state’s securities commission unless exempt from registration. Within 30 days following our receipt of the stockholder’s request, we will forward to the stockholder the documents necessary to effect the redemption, including any signature guarantee we or the redemption agent may require. As a result, we anticipate that, assuming sufficient funds for redemption, the effective date of redemptions will be no later than 30 days after the quarterly determination of the availability of funds for redemption.

A stockholder may present to us fewer than all of the stockholder’s shares for redemption, provided, however, that the stockholder must present for redemption at least 25% of the stockholder’s shares.

The board of directors, in its sole discretion, may amend, suspend or terminate the redemption plan at any time it determines that such amendment or suspension is in our best interest. The board of directors may also change or waive the limitations described above on the number of shares we may repurchase during any twelve-month period and the amount of operating cash flow we may use to affect redemptions. The board of directors may also suspend the redemption of shares if:

•	it determines, in its sole discretion, that such redemption impairs our capital or operations;

•	it determines, in its sole discretion, that an emergency makes such redemption not reasonably practical;

•	any governmental or regulatory agency with jurisdiction over us so demands for the protection of the stockholders;

•	it determines, in its sole discretion, that such redemption would be unlawful; or

•	it determines, in its sole discretion, that such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could cause direct or indirect ownership of shares to become concentrated to an extent which would prevent us from qualifying as a REIT under the Code.

Shares of our common stock redeemed under the redemption plan will return to the status of authorized but unissued shares of common stock. We will not resell such shares to the public unless they are first registered with the SEC under the Securities Act and under appropriate state securities laws or otherwise sold in compliance with such laws. We will immediately terminate the redemption plan and will not accept shares of common stock for redemption in the event the shares of common stock are listed on a national securities exchange or included for quotation on an automatic quotation system or if a secondary trading market for the common stock is otherwise established.

For a discussion of the tax treatment of such redemptions, see “United States Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

Restrictions on Roll-Up Transactions

In connection with any proposed transaction considered a “Roll-up Transaction” involving us and the issuance of securities of an entity (a “Roll-up Entity”) that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all properties shall be obtained from a competent independent appraiser. The properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for the benefit of us and our stockholders. If the appraisal will be included in a prospectus used to offer the securities of a Roll-up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-up Transaction. A “Roll-up Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of a Roll-up Entity. This term does not include:

•	a transaction involving our securities that have been listed on a national securities exchange or included for quotation on Nasdaq National Market System for at least 12 months; or

•	a transaction involving the conversion to corporate, trust or association form of only us if, as a consequence of the transaction, there will be no significant adverse change in any of the following: stockholder voting rights; the term of our existence; compensation to our advisor, or our investment objectives.

In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to stockholders who vote “no” on the proposal the choice of;

(i) accepting the securities of a Roll-up Entity offered in the proposed Roll-up Transaction; or

(ii) one of the following:

(A) remaining as stockholders of us and preserving their interests therein on the same terms and conditions as existed previously, or

(B) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.

We are prohibited from participating in any proposed Roll-up Transaction:

(i) which would result in the stockholders having democracy rights in a Roll-up Entity that are less than those provided in the charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the charter, and dissolution of us. See “Management,” “Reports to Stockholders” and “Description of Shares”;

(ii) which includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-up Entity on the basis of the number of shares held by that investor;

(iii) in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the section of this prospectus entitled “Description of Shares — Meetings and Special Voting Requirements”; or

(iv) in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by the stockholders.

Transfer Agent

The transfer agent and registrar for the shares is Phoenix American Financial Services Inc. The transfer agent’s address is 2401 Kerner Boulevard, San Rafael, CA 94901-5529, and its phone number is 1-888-241-3737.

Promoter

W. P. Carey and Watermark Capital Partners are the promoters of our company because they are our founders and organizers.

In 2004, following a broker-dealer examination of Carey Financial, a wholly-owned broker-dealer subsidiary of W. P. Carey, the staff of the SEC commenced an investigation into compliance with the registration requirements of the Securities Act in connection with the public offerings of shares of CPA®:15 during 2002 and 2003. The matters investigated by the staff of the SEC principally included whether, in connection with a public offering of shares of CPA®:15, Carey Financial and its retail distributors sold certain securities without an effective registration statement; specifically, whether the delivery of the investor funds into escrow after completion of the first phase of the offering, completed in the fourth quarter of 2002, but before a registration statement with respect to the second phase of the offering became effective in the first quarter of 2003, constituted sales of securities in violation of Section 5 of the Securities Act.

The investigation was later expanded to include matters relating to compensation arrangements with broker-dealers in connection with the CPA® REITs. The compensation arrangements principally involved payments, aggregating in excess of $9,600,000 made to a broker-dealer which distributed the shares of the CPA® REITs, the disclosure of such arrangements and compliance with applicable FINRA requirements. The costs associated with these payments, which were made during the period from early 2000 through the end of 2003, were borne by and accounted for on the books and records of the CPA® REITs.

In March 2008, W. P. Carey and Carey Financial entered into a settlement with the SEC with respect to all matters relating them in connection with the above-described investigations. In connection with the settlement, the SEC filed a complaint in federal court alleging violations of certain provisions of the federal securities laws, and seeking to enjoin W. P. Carey from violating those laws in the future. In its complaint the SEC alleged violations of Section 5 of the Securities Act, in connection with the offering of shares of CPA®:15, and Section 17(a) of the Securities Act and Sections 10(b), 13(a), 13(b)(2)(A) and 14(a) of the Exchange Act, and Rules 10b-5, 12b-20, 13a-1, 13a-13 and 14a-9 thereunder, among others, in connection with the above-described payments to broker-dealers and related disclosures by the CPA® REITs. With respect to Carey Financial, the complaint alleged violations of, and sought to enjoin Carey Financial from violating, Section 5 of the Securities Act. Without admitting or denying the allegations in the SEC’s complaint, W. P. Carey and Carey Financial consented to the entry of the injunction. The injunction was entered by the court in a final judgment in March 2008. As part of the settlement, W. P. Carey made aggregate “disgorgement” payments of approximately $20,000,000, including interest, to the affected CPA® REITs. W. P. Carey also paid a $10,000,000 civil monetary penalty.

The SEC’s complaint also alleged violations of certain provisions of the federal securities laws by John Park, who was formerly W. P. Carey’s and the CPA® REITs Chief Financial Officer, and Claude Fernandez, who was formerly W. P. Carey’s and the CPA® REITs Chief Accounting Officer. The SEC has announced that each of Messrs. Park and Fernandez have separately settled the charges against them. Each of Messrs. Park and Fernandez remains an employee of W.P. Carey.

The Maryland Securities Commission has sought information from Carey Financial and CPA®:15 relating to the matters described above. While it may commence proceedings against Carey Financial in connection with these inquiries, W. P. Carey has announced that it does not currently expect that these inquiries and proceedings will have a material effect on W. P. Carey or Carey Financial incremental to that caused by the SEC settlement described above.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation’s voting shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

In our charter, we have elected that vacancies on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in the board the exclusive power to fix the number of directorships. Our charter, however, provides that the total number of directors shall not be less than 3. We have not adopted provisions for a classified board. As described above under “— Meetings and Special Voting Requirements,” stockholders may, by the affirmative vote of a majority of the votes entitled to be cast on the matter, remove a director. In addition, stockholders entitled to cast at least 10% of all the votes entitled to be cast at the meeting may request that we call a special meeting of stockholders.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of the advance notice required by our bylaws and at the time of the meeting, and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of the advance notice required by our bylaws and at the time of the meeting, and who has complied with the advance notice provisions of the bylaws.

THE OFFERING/PLAN OF DISTRIBUTION

Subject to the conditions set forth in this prospectus and in accordance with the terms and conditions of the Sales Agency Agreement, we are offering to the public through Carey Financial and selected dealers and directly to selected investment advisors, on a best efforts basis, a minimum of $20,000,000 of shares of common stock consisting of 2,000,000 shares priced at $10 per share and a maximum of $1,000,000,000 of shares of common stock consisting of 100,000,000 shares priced at $10 per share. No shares of common stock will be sold and the offering will terminate unless subscriptions for at least the minimum offering have been obtained within six months after the date of this prospectus, or if we elect to extend it, to a period no later than one year after the date of this prospectus. Until subscription funds for our shares total $20,000,000, the funds will be held in escrow by Wells Fargo, or the Escrow Agent, and thereafter in an interest-bearing account at Bank of the West, and interest earned on such funds will accrue to the benefit of subscribers as discussed in ‘‘— Arrangements with Respect to Money Held in the Escrow Account and the Interest-Bearing Account.” Subscription amounts with all interest due will be returned in the event that a minimum of 2,000,000 shares are not sold within six months after the date of this prospectus, or within the Extended Period. We will not charge fees on funds returned if the minimum offering is not met. Any purchases of shares by W. P. Carey, Watermark Capital Partners, or their respective affiliates, any officers or directors of these entities, or any of our affiliates for the explicit purpose of meeting the minimum offering amount must be made for investment purposes only, and not with a view toward redistribution. However, none of our affiliates expects to purchase any shares for the purpose of meeting the minimum offering amount. If Carey Financial, purchases any shares in this offering, we will not count any of the shares purchased by them to reach the minimum offering amount.

A stockholder may purchase shares in the offering only after receipt of a prospectus related to the offering. The minimum order is 200 shares or $2,000. The offering price of $10.00 per share is based solely upon the amount of funds we wish to raise, divided by the number of shares we have deemed appropriate for investor liquidity and marketability of the shares, rather than upon an appraisal of our assets or expected earnings. The offering price was determined by our board of directors in the exercise of its business judgment. This price may not be indicative of the price at which shares would trade if they were listed on an exchange or actively traded by brokers nor of the proceeds that a stockholder would receive if we were liquidated or dissolved.

We have also registered 25,000,000 shares ($237,500,000) available to stockholders who elect to participate in the distribution reinvestment plan who receive a copy of this prospectus or a separate prospectus for such plan. Prior to the conclusion of this offering, if any of the 25,000,000 shares remain after meeting anticipated obligations under the distribution reinvestment plan, we may decide to sell a portion of these shares in this offering. Shares may be purchased pursuant to our distribution reinvestment plan directly from us or on the open market. Since there is no liquid market for our common stock, we anticipate that purchases will be made directly from us. The price of the shares purchased directly from us through our distribution reinvestment plan will be equal to the net asset value per share of our common stock as determined by our board of directors from time to time. If an appraisal of the investment portfolio owned by us has been performed, our board of directors’ determination of net asset value will be based upon such appraisal, as increased by the value of our other assets, and reduced by the total amount of our liabilities and then divided by the total number of outstanding shares of our common stock. Until an appraisal of our investment portfolio is performed, or our board of directors makes a subsequent determination of net asset value, our board of directors has determined that, for the purpose of purchasing shares through the distribution reinvestment plan, shares will initially be purchased at the offering price of $9.50 per share. In the case of purchases made on the open market, the price per share of each participant’s account shall be deemed to be the average price of all of the shares purchased with the funds from the applicable distribution.

Carey Financial will receive a selling commission in an amount equal to $0.65 per share on sales made by Carey Financial and the selected dealers in this offering, all of whom must be members in good standing of FINRA. Carey Financial will, in turn, re-allow $0.65 per share of the selling commissions to selected dealers for shares they sell. Carey Financial will additionally receive a wholesaling fee of $0.15 per share for wholesaling expenses. We also will pay a selected dealer fee of up to $0.20 per share sold by the selected dealers to Carey Financial. All or a portion of this fee will be re-allowed to any selected dealer which enters into an addendum to the selected dealer agreement with Carey Financial. Generally, we will not pay any portion of the selected dealer fee to selected dealers unless they have a prescribed minimum annual sales volume of shares of our common stock and they agree to provide one or more of the following services: (i) provide internal marketing support personnel and marketing communications vehicles to assist Carey Financial in the promotion of us; (ii) respond to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, the financial status of us and the markets in which we have invested; (iii) assist investors with reinvestments and redemptions; and/or (iv) provide other services requested by investors from time to time and maintain the technology necessary to adequately service investors. To the extent a selected dealer is entitled to all or a portion of the selected dealer fee, the selected dealer may elect to defer over time its receipt of the selected dealer fee to which it is entitled. In such event, the selected dealer fee to be re-allowed will be paid to the selected dealer over a period of up to ten years (which period will be agreed upon by Carey Financial and the selected dealer) until the selected dealer fee payable to the selected dealer has been paid in full. Further, if listing of our shares occurs or the shares are included for quotation on Nasdaq, any remaining deferred portion of the selected dealer fee payable to the selected dealer will become immediately due and payable. In addition, Carey Financial may reimburse certain of our broker-dealers for (i) technology costs and (ii) other costs and expenses associated with the offering, the facilitation of the marketing of our shares and the ownership of such shares by our broker-dealers’ customers. These costs will be paid from Carey Financial’s $0.15 per share wholesaling fee. There is a possibility that these reimbursements may cause the aggregate compensation paid to an individual selected dealer to exceed ten percent of its sales. For a more complete discussion of all compensation and fees paid in connection with the offering, see “Management Compensation.” We have agreed to indemnify Carey Financial and selected dealers against specified liabilities, including liabilities under the Securities Act.

We will not pay selling commissions, selected dealer fees or wholesaling fees for purchase of shares through our distribution reinvestment plan; however, we will pay administrative fees related to the purchase of shares through our distribution reinvestment plan. As there is no liquid market for our shares, we do not currently expect that Phoenix American will purchase shares in the open market.

We will pay other organizational and offering expenses in connection with the offering which are estimated to be $105,500,000 if the maximum of 100,000,000 shares are sold in the offering. If we sell the maximum of 125,000,000 shares in the offering and pursuant to our distribution reinvestment plan, we will pay organizational and offering expenses of approximately $107,000,000. Amounts that may be reimbursed to broker-dealers and certain other costs are not determinable at this time. If the aggregate of all other organization and offering expenses exceeds four percent of the gross proceeds, our advisor will be responsible for the excess.

We will offer a reduced share purchase price in the offering to single purchasers on orders of more than $250,000 made through the same broker, which we refer to in this prospectus as “volume discounts.” Volume discounts are not applicable to shares purchased pursuant to our distribution reinvestment plan. Selling commissions paid to Carey Financial and selected dealers will be reduced by the amount of the discount. The share purchase price will be reduced for each incremental share purchased in the total volume ranges set forth in the table below.

	Purchase Price	Selling Commission
	Per Share For	Per Share For
For A “Single”	Incremental Share In	Incremental Share In
Purchaser	Volume Discount Range	Volume Discount Range

$2,000 — $250,000	$10.00	$0.65
250,001 — 500,000	9.85	0.50
500,001 — 750,000	9.70	0.35
750,001 — 1,000,000	9.60	0.25
1,000,001 — 5,000,000	9.50	0.15

As an example, a single purchaser would receive 50,380.7107 shares rather than 50,000 shares for an investment of $500,000 and the selling commission would be $28,940. The discount would be calculated as follows: On the first $250,000 of the investment there would be no discount and the purchaser would receive 25,000 shares at $10 per share. On the remaining $250,000, the per share price would be $9.85 and the purchaser would receive 25,380.7107 shares.

Selling commissions for purchases of more than $5,000,000 are negotiable but in no event will the net purchase price be less than $9.35 per share. Selling commissions paid will in all cases be the same for the same level of sales. In the event of a sale of more than $5,000,000 we will supplement this prospectus to include: (i) the aggregate amount of the sale, (ii) the price per share paid by the purchaser and (iii) a statement that other investors wishing to purchase at least the amount described in (i) will pay no more per share than the initial purchaser.

For purposes of determining investors eligible for volume discounts, investments made by accounts with the same primary account holder, as determined by the account tax identification number, may be combined. This includes individual accounts and joint accounts that have the same primary holder as any individual account. Investments made through individual retirement accounts may also be combined with accounts that have the same tax identification number as the beneficiary of the individual retirement account.

An investor may accomplish this instruction by checking the appropriate box and providing requested information under the “Investment” section of our enrollment form. To the extent an investor qualified for a volume discount on a particular purchase, any subsequent purchase, regardless of the number of shares subscribed for in that purchase (other than through the distribution reinvestment plan), will also qualify for that volume discount or, to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, such greater discount. For example, if an initial purchase is for 45,000 shares, and a second purchase is for 8,000 shares, then the first 5,000 shares of the second purchase will be priced at $9.85 per share and the remaining 3,000 shares of the second purchase will be priced at $9.70 per share. Any request to treat a subsequent purchase cumulatively for purposes of the volume discount must be made in writing and will be subject to our verification that all of the orders were made by a single purchaser.

In the event orders are combined, the commission payable with respect to the subsequent purchase of shares will equal the commission per share which would have been payable in accordance with the commission schedule set forth above if all purchases had been made simultaneously. Any reduction of the six and one half percent selling commission otherwise payable to Carey Financial or a selected dealer will be credited to the purchaser as additional shares. Unless investors indicate that orders are to be combined and provide all other requested information, we cannot be held responsible for failing to combine orders properly.

The volume discount will be prorated among the separate accounts considered to be a single purchaser. The amount of total commissions thus computed will be apportioned pro rata among the individual orders on the basis of the respective amounts of the orders being combined. Shares purchased pursuant to our distribution reinvestment plan on behalf of a participant in the plan will not be combined with other subscriptions for shares by the participant.

Any reduction in selling commissions will reduce the effective purchase price per share to the investor involved but will not alter the proceeds available to us with which to acquire properties or use for other corporate purposes. All investors will be deemed to have contributed the same amount per share to us whether or not the investor receives a discount. Accordingly, for purposes of distributions, investors who pay reduced selling commissions will receive higher returns on their investments in us as compared to investors who do not pay reduced selling commissions.

Clients of selected investment advisors (other than any investment advisor that is also registered as a broker-dealer) will be purchasing shares in this offering at $9.00 per share, which is net of all selling commissions, selected dealer fees and wholesaling fees.

Our executive officers and directors and their immediate family members, as well as officers, directors and employees and immediate family members of our advisor, its members and their affiliates and, if approved by our board, consultants, may purchase directly from us shares offered in this offering at $9.00 per share which is net of all selling commissions, selected dealer fees and wholesaling fees. We expect that a limited number of shares will be sold to such persons. However, except for certain share ownership and transfer restrictions contained in our charter, there is no limit on the number of shares that may be sold to such persons. The net offering proceeds we receive will not be affected by the reduced sales price of such shares. Such persons shall be expected to hold their shares purchased as stockholders for investment and not with a view towards distribution.

We will pay Carey Financial a wholesaling fee of $0.15 per share sold. This fee will cover the cost of wholesaling activities, including:

•	travel and entertainment expenses;

•	compensation of employees of Carey Financial in connection with wholesaling activities;

•	expenses incurred in coordinating broker-dealer seminars and meetings; and

•	wholesaling expense reimbursements paid by it or its affiliates to other entities.

Subject to the satisfactory completion of any regulatory reviews and examinations which may be required, the rules of FINRA and the prior review and approval by FINRA (in order to comply with Rule 2710(c)(3)(A)(viii)), and Carey Financial and the selected dealers (as appropriate), CWI, our advisor or any of their affiliates may establish sales incentive programs for associated persons of Carey Financial, or selected dealers, or may reimburse Carey Financial and selected dealers for sales incentive programs established by them. Sales incentives will be deemed to be additional underwriting compensation. Sales incentives will not be paid in cash and the aggregate value of the non-cash incentives paid by us and our advisor directly to associated persons during this offering will not exceed $100 per person per year.

Carey Financial may provide wholesaling services to us. These wholesaling services include, conducting broker-dealer seminars, holding informational meetings and providing information and answering any questions concerning this offering.

In no event shall the total underwriting compensation to be paid to Carey Financial and selected dealers from any source in connection with this offering, including selling commissions, selected dealer fees and wholesaling fees exceed the limitations prescribed by FINRA. Carey Financial and we will monitor the payment of all fees and expense reimbursements to assure that this limit is not exceeded.

The maximum amount of all items of compensation we may pay to Carey Financial and the selected dealers is set forth below. For a complete description of these fees, see “Management Compensation.”

	Maximum Aggregate	Per Share

Selling Commission	$65,000,000	$0.65
Selected Dealer Fees	$20,000,000	$0.20
Expense Reimbursements	$15,000,000	$0.15

In the event that all organization and offering expenses, other than selling commissions, wholesaling fees, and selected dealer fees paid and expenses reimbursed to or paid on behalf of the sales agent and selected dealers, exceed four percent of the gross offering proceeds, the excess will be paid by our advisor with no recourse by or reimbursement to our advisor. The organization and offering expenses paid in connection with this offering and our distribution reinvestment plan, including selling commissions and fees paid and expenses reimbursed to the sales agent, as applicable, and selected dealers shall be reasonable and shall in no event exceed an amount equal to 15% of the proceeds raised in this offering and our related offering through our distribution reinvestment plan.

Certain of the selected dealers and their affiliates we may engage to offer our shares to the public have from time to time provided, and may in the future provide, general financing, banking and advisory services to our advisor, its members and their affiliates for customary fees. In addition, certain of the selected dealers and their affiliates we may engage to offer our shares to the public may also provide general financing and banking services to us for customary fees.”

Arrangements with Respect to Money Held in the Escrow Account and the Interest-Bearing Account

Until the subscription proceeds equal $20,000,000, all funds received by the Escrow Agent from the sales agent and selected dealers in connection with orders will be promptly deposited in an interest-bearing escrow account with the Escrow Agent, Wells Fargo, at our expense until these funds are released as described below. Payment for shares is to be sent to the Escrow Agent. After subscription proceeds exceed $20,000,000, the funds, will be deposited into an interest bearing account at Bank of the West. Each of Wells Fargo and Bank of the West will be given the right to invest funds in U.S. government securities, certificates of deposit or other time or demand deposits of commercial banks with have a net worth of $100,000,000 or in which the certificates or deposits are fully insured by any federal or state government agency or any other investment that meets the requirements of 15c2-4. As soon as practicable after the date a stockholder is admitted to CWI, we will pay to such stockholder whose funds had been held in escrow for at least 20 days, its share of interest earned. Interest, if any, earned on funds held in escrow will be payable to you only if your funds have been held in escrow by the Escrow Agent for at least 20 days or more from the date of receipt of the funds by the Escrow Agent. You will not otherwise be entitled to interest earned on funds held by the Escrow Agent. Interest earned, but not payable to you, will be paid to us. After the initial admission of stockholders in connection with the sale of the minimum offering amount, it is our intention to admit stockholders generally every 20 days or sooner and pay interest to those stockholders whose funds have been held in the interest-bearing account maintained by Bank of the West for at least 20 days. You will not otherwise be entitled to interest earned on funds held in the interest-bearing account at Bank of the West. Interest earned, but not payable to you, will be paid to us. We may not transfer your funds to us until at least five business days have passed since you received a final prospectus. The sale of shares pursuant to the enrollment form will not be complete until we issue a written confirmation of purchase to you. While your funds are held in escrow or in the interest-bearing account and at any time prior to the date the sale is completed, you may withdraw your order by notifying your broker-dealer.

REPORTS TO STOCKHOLDERS

We will provide periodic reports to stockholders regarding our operations over the course of the year. Financial information contained in all reports to stockholders will be prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Tax information will be mailed to the stockholders by January 31 of each year. Our annual report, which will include financial statements audited and reported upon by independent public accountants, will be furnished within 120 days following the close of each fiscal year, or such shorter period as may be required by law. Our quarterly report on Form 10-Q will be furnished within 45 days after the close of each quarterly fiscal period, or such shorter period as may be required by law. The annual financial statements will contain or be accompanied by a complete statement of transactions with W. P. Carey or Watermark Capital Partners or their affiliates and of compensation and fees paid or payable by us to our advisor and its affiliates. The annual report will also contain an estimated value per share, the method by which that value was determined, and the date of the data used to develop the estimated value. We expect that we will commence an estimation of the value per share of our common stock beginning no later than the end of the third full calendar year after the final closing of this offering.

We may also receive requests from stockholders and their advisors to answer specific questions and report to them regarding our operations over the course of the year utilizing means of communication in addition to the periodic written reports referred to in the previous paragraph. Personnel from our sales agent and our advisor’s investor relations group will endeavor to meet any such reasonable request electronically or in person. We expect that the costs not material to our total operation budget will be incurred to provide this stockholder service.

Investors have the right under applicable federal and Maryland laws to obtain information about us and, at their expense, may obtain a list of names and addresses of all of the stockholders under certain conditions. See “Description of Shares — Meetings and Special Voting Requirements.” Stockholders also have the right to inspect and duplicate our appraisal records. In the event that the SEC promulgates rules and/or in the event that the applicable guidelines of the North American Securities Administrators Association, Inc., are amended so that, taking these changes into account, our reporting requirements are reduced, we may cease preparing and filing some of the aforementioned reports if the directors determine this action to be in the best interest of us and if this cessation is in compliance with the rules and regulations of the commission and state securities law and regulations, both as then amended.

LEGAL OPINIONS

Certain legal matters, including the legality of the shares, will be passed upon for us by Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019 and Venable LLP, Two Hopkins Plaza, Suite 1800, Baltimore, MD 21201.

EXPERTS

The financial statement as of March 19, 2008 included in this Prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SALES LITERATURE

In addition to and apart from this prospectus, we will use sales material in connection with this offering. This material may include, but is not limited to, the following:

•	an investor sales promotion brochure;

•	prospecting letters or mailers and seminar invitations;

•	media advertising inviting seminar attendance;

•	a brochure describing the investment committee;

•	information on a website;

•	a presentation using a computer;

•	reprints of articles about us or the lodging industry;

•	a fact sheet describing acquisitions;

•	a slide presentation and studies of the prior performance of entities managed by our advisor and/or its members;

•	broker-dealer updates;

•	an electronic media presentation;

•	a video presentation;

•	a cd-rom presentation;

•	a script for telephonic marketing; and

•	certain third party articles.

In some jurisdictions the sales material will not be available. Other than as described herein, we have not authorized the use of other sales material. This offering is made only by means of this prospectus. Although the information contained in the material will not conflict with any of the information contained in this prospectus, the material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or said registration statement by reference, or as forming the basis of this offering.

FURTHER INFORMATION

This prospectus does not contain all the information set forth in the registration statement and the exhibits relating thereto which we have filed with the SEC, Washington, D.C., under the Securities Act, and to which reference is hereby made. Copies of the exhibits and all reports filed by us are on file at the offices of the SEC in Washington, D.C. and may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the Public Reference Section of the SEC, Washington, D.C. 20549 or the Commission’s Web Site: http://www.sec.gov. All summaries contained herein of documents which are filed as exhibits to the registration statement are qualified in their entirety by this reference to those exhibits. We have not knowingly made any untrue statement of a material fact or omitted to state any fact required to be stated in the registration statement, including this prospectus, or necessary to make the statements therein not misleading.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of Carey Watermark Investors Incorporated:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Carey Watermark Investors Incorporated at March 19, 2008 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/  PricewaterhouseCoopers LLP

New York, New York
March 24, 2008

CAREY WATERMARK INVESTORS INCORPORATED

BALANCE SHEET
As of March 19, 2008

Assets
Cash and cash equivalents	$9,000

Total assets	$9,000

Liabilities
Commitments and contingencies (Note 4)
Stockholder’s Equity
Preferred stock, $.001 par value; authorized 50,000,000 shares authorized; none issued	$—
Common stock, $.001 par value; authorized 300,000,000 shares; issued and outstanding 1,000 shares	1
Additional paid-in capital	8,999

Total stockholder’s equity	$9,000

Total liabilities and stockholder’s equity	$9,000

The accompanying notes are an integral part of this financial statement.

CAREY WATERMARK INVESTORS INCORPORATED

NOTES TO BALANCE SHEET

Note 1.	Organization and Offering

As used in this financial statement, the terms “we,” “us” and “our” include Carey Watermark Investors Incorporated and its consolidated subsidiaries, unless otherwise indicated.

Carey Watermark Investors Incorporated, a Maryland corporation (the “Company”), was formed in March 2008 under the General Corporation Law of Maryland for the purpose of acquiring, owning, disposing of and, through our advisor, managing and seeking to enhance the value of, interests in lodging and lodging related properties. We intend to conduct substantially all of our investment activities and own all of our assets through CWI Limited Partnership, which will be our “operating partnership.” We will be a general partner and a limited partner and will initially own a 99.97% capital interest in the operating partnership. Carey Watermark Holdings, LLC, an entity substantially all of which is owned by CW Advisors Holdings, LLC, an indirect subsidiary of W. P. Carey & Co. LLC (“W. P. Carey”) and CWA, LLC, a subsidiary of Watermark Capital Partners, LLC, will hold a special general partner interest in the operating partnership. Subject to certain restrictions and limitations, we will be managed by Carey Watermark Advisors, LLC (the “advisor”), a related party.

A maximum of 100,000,000 Shares are being offered to the public (the “offering”) on a “best efforts” basis by Carey Financial, LLC (“Carey Financial”), an affiliate of W. P. Carey, and selected other dealers at a price of $10 per share. We intend to invest the net proceeds of the offering in lodging facilities and lodging related properties.

On March 19, 2008, Carey REIT II, Inc., a wholly-owned subsidiary of W. P. Carey, purchased 1,000 shares of common stock for $9,000 and was admitted as our initial stockholder. W. P. Carey purchased its shares at $9 per share, net of commissions and fees, which would have otherwise been payable to Carey Financial.

Note 2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents and Short-Term Investments

We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of generally three months or less at the time of purchase to be cash equivalents. Items to be classified as cash equivalents include commercial paper and money-market funds. Our cash and cash equivalents at March 19, 2008 were held in the custody of one financial institution. These balances may exceed federally insurable limits in the future. We mitigate this risk by depositing funds with major financial institutions. Instruments that have a maturity of three months or more at the time of purchase will be classified as short-term investments in the consolidated financial statements.

Federal Income Taxes

We intend to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986 (the “Code”) beginning with our taxable year ending December 31, 2008. In order to maintain our qualification as a REIT, we will be required to, among other things, distribute at least 90% of our

CAREY WATERMARK INVESTORS INCORPORATED

NOTES TO BALANCE SHEET — (Continued)

REIT taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. Under the Code, REITs are subject to numerous organizational and operational requirements including limitations on certain types of gross income. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to stockholders as long as we meet such requirements and distribute at least 90% of our net taxable income (excluding net capital gains) on an annual basis. If we fail to qualify for taxation as a REIT for any taxable year, our income will be taxed at regular corporate rates, and we may not be able to qualify for treatment as a REIT for that year and the next four years. Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to state, local and foreign taxes on our income and property and to income and excise taxes on our U.S. undistributed income.

We may elect to treat one or more of our corporate subsidiaries as a taxable REIT subsidiary (“TRS”). In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income tax.

Organization and Offering Costs

During the offering period, we will accrue costs incurred in connection with the raising of capital as deferred offering costs. Upon receipt of offering proceeds and reimbursement to the advisor for costs incurred, we will charge the deferred costs to stockholders’ equity. Such reimbursements will not exceed regulatory cost limitations. Organization costs will be expensed as incurred and will be included in general and administrative expenses in the financial statements.

Recent Accounting Pronouncements

SFAS 157

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. SFAS 157 also provides for certain disclosure requirements, including, but not limited to, the valuation techniques used to measure fair value and a discussion of changes in valuation techniques, if any, during the period. This statement is effective for our 2008 fiscal year, except for nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value on a recurring basis, for which the effective date is our 2009 fiscal year. We are currently evaluating the potential impact of the adoption of this statement and believe that the adoption of this statement will not have a material effect on our financial position and results of operations.

SFAS 159

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which gives entities the option to measure eligible financial assets, financial liabilities and firm commitments at fair value on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes

CAREY WATERMARK INVESTORS INCORPORATED

NOTES TO BALANCE SHEET — (Continued)

(i.e., unrealized gains and losses) in fair value must be recorded in earnings. Additionally, SFAS 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings. This statement is currently effective for our 2008 fiscal year. We are currently evaluating the potential impact of the adoption of this statement and believe that the adoption of this statement will not have a material effect on our financial position and results of operations.

SOP 07-1

In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (“AICPA”) issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide ’Investment Companies’ and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies” (“SOP 07-1”). SOP 07-1 addresses when the accounting principles of the AICPA Audit and Accounting Guide “Investment Companies” must be applied by an entity and whether investment company accounting must be retained by a parent company in consolidation or by an investor in the application of the equity method of accounting. In addition, SOP 07-1 includes certain disclosure requirements for parent companies and equity method investors in investment companies that retain investment company accounting in the parent company’s consolidated financial statements or the financial statements of an equity method investor. In February 2008, FSP SOP 07-1-1 was issued to delay indefinitely the effective date of SOP 07-1 and prohibit adoption of SOP 07-1 for an entity that has not early adopted SOP 07-1 before issuance of the final FSP. We are currently assessing the potential impact the adoption of this statement will have on our financial position and results of operations.

FIN 46R-7

In May 2007, the FASB issued Staff Position No. FIN 46R-7, “Application of FASB Interpretation No. 46R to Investment Companies” (“FIN 46R-7”). FIN 46R-7 makes permanent the temporary deferral of the application of the provisions of FIN 46R to unregistered investment companies, and extends the scope exception from applying FIN 46R to include registered investment companies. FIN 46R-7 is effective upon adoption of SOP 07-1. We are currently assessing the potential impact that the adoption of FIN 46R-7 will have on our financial position and results of operations.

SFAS 141R

In December 2007, the FASB issued Statement No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which establishes principles and requirements for how the acquirer shall recognize and measure in its financial statements the identifiable assets acquired, liabilities assumed, any noncontrolling interest in the acquiree and goodwill acquired in a business combination. Additionally, SFAS 141R requires an acquiring entity to immediately expense all acquisition costs and fees associated with an acquisition. SFAS 141R is effective for our 2009 fiscal year. The adoption of SFAS 141R will have a significant impact on our operating results because of the highly acquisitive nature of our business. In 2009, we expect to have an immediate reduction in our net income attributable to new acquisitions since acquisition costs and fees which are currently capitalized and allocated to the cost basis of acquisitions will instead be expensed immediately as incurred. Post acquisition, there will be a subsequent positive impact on net income through a reduction in depreciation expense over the estimated life of the properties as a result of acquisition costs and fees no longer being capitalized and depreciated.

CAREY WATERMARK INVESTORS INCORPORATED

NOTES TO BALANCE SHEET — (Continued)

SFAS 160

In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51” (“SFAS 160”), which establishes and expands accounting and reporting standards for minority interests, which will be recharacterized as noncontrolling interests, in a subsidiary and the deconsolidation of a subsidiary. SFAS 160 is effective for our 2009 fiscal year. We are currently assessing the potential impact that the adoption of this statement will have on our financial position and results of operations.

Note 3.	Agreements and Transactions with Related Parties

If the transactions in Note 1 are consummated then we expect to enter into agreements with the advisor to perform certain services for us, including managing the offering and our overall business, identification, evaluation, negotiation, purchase and disposition of lodging properties and lodging related properties and the performance of certain administrative duties.

We expect to enter into a sales agency agreement with Carey Financial, whereby Carey Financial will receive a selling commission of up to $0.65 per share sold, a selected dealer fee of up to $0.20 per share sold and a wholesaling fee of up to $0.15 per share sold, a significant portion of which is expected to be re-allowed to the selected broker dealers.

We also expect to enter into an advisory agreement with the advisor, which as currently proposed, the advisor would be reimbursed for organization and offering costs incurred in connection with our offering. Reimbursement of such costs is contingent on the transactions in Note 1 being consummated. Through March 19, 2008, the advisor has incurred organization and offering costs of approximately $68,900 and $692,426, respectively. The advisor would also receive acquisition fees. We currently estimate that the total fees to be paid (current and subordinated) will not exceed six percent of the aggregate contract purchase price of all investments and loans. We also currently expect to pay the advisor an annual asset management fee equal to 0.30% of the aggregate average market value of our investments. Carey Watermark Holdings, LLC, an affiliate of the advisor, is also currently expected to receive up to a 10% interest in operating partnership profits and cash distributions. The advisor may also receive subordinated disposition fees of up to 1.5% of the contract sales price of a property for services provided in connection with our liquidation. The entering into the advisory agreement and the payment of any fees is contingent on the consummation of the transactions in Note 1.

Note 4.	Commitments and Contingencies

We will be liable for certain expenses of the offering described in our prospectus, which include filing, legal, accounting, printing and escrow fees, which are to be deducted from the gross proceeds of the offering. We will reimburse Carey Financial or one of its affiliates for expenses (including fees and expenses of its counsel) and for the costs of any sales and information meetings of Carey Financial’s registered representatives or employees of one of its affiliates relating to the offering. The total underwriting compensation to Carey Financial and other dealers in connection with the offering shall not exceed limitations prescribed by the Financial Industry Regulatory Authority. The advisor has agreed to be responsible for the repayment of (i) organization and offering expenses (excluding selling commissions to Carey Financial with respect to shares held by clients of it and selected dealers and fees paid and expenses reimbursed to selected dealers) which exceed four percent of the gross proceeds of the offering and (ii) organization and offering expenses (including selling commissions, fees and fees paid and expenses reimbursed to selected dealers) which exceed 15% of the gross proceeds of the offering.

ANNEX A
PRIOR PERFORMANCE TABLES

The information presented in the following tables in this Annex A represents the historical experience of the prior programs (the “Prior Programs”) sponsored by affiliates of W. P. Carey and the record of the Prior Programs in meeting their investment objectives.

These tables are as follows:

Table I — Experience in Raising and Investing Funds (on a percentage basis)

Table II — Compensation to Advisor

Table III — Operating Results of Prior Programs

Table IV — Results of Completed Programs

Table V — Sales or Dispositions of Properties

Persons who purchase shares in Carey Watermark Investors Incorporated will not thereby acquire any ownership interest in any of the Prior Programs to which these tables relate. It should not be assumed that investors in Carey Watermark Investors Incorporated will experience results comparable to those experienced by investors in the Prior Programs. Carey Watermark Investors Incorporated will not make investments comparable to those made by the Prior Programs. Specifically, none of the Prior Programs included in Annex A or in Table VI of Part II of the Registration Statement of which this prospectus is a part, held significant investments in lodging properties. Neither Carey Watermark Investors Incorporated nor any of the other Prior Programs is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 or subject to regulations thereunder. See “Prior Programs” elsewhere in this prospectus.

The investment objective of Carey Watermark Investors Incorporated is similar to those of the Prior Programs because it intends to invest in real estate and real estate related assets. However, while the Prior Programs were focused on making triple net-leased investments, Carey Watermark Investors Incorporated expects to make investments in lodging properties and lodging related assets.

A more detailed description of the acquisitions by the Prior Programs is set forth in Table VI — Acquisition of Properties by CPA®:14, CPA®:15, CPA®:16 — Global and CPA:17 — Global, included in Part II of the Registration Statement to which this prospectus relates and is available from W. P. Carey upon request to the Director of Investor Relations, 50 Rockefeller Plaza, New York, NY 10020, (800)-WP-CAREY, free of charge. In addition, upon request to W. P. Carey, it will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the SEC for CPA®:14, CPA®:15, CPA®:16 — Global and CPA®:17 — Global, as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The following are definitions of certain terms used throughout the Prior Performance Tables:

“Acquisition Fees” means the fees and commissions paid to the advisor in connection with structuring and negotiating investments and related mortgage financing.

“GAAP” means accounting principles generally accepted in the United States of America.

“Total Acquisition Cost” represents the contract purchase price plus acquisition fees and other prepaid costs related to the purchase of investments.

Unless otherwise indicated in the tables, all information contained in the following tables reflects historical information of the Prior Programs as of the dates, and for the periods, presented. Since December 31, 2007, certain of the Prior Programs have engaged, and in the future may engage, in dispositions of assets that may result in such Prior Programs having to restate their financial results for prior periods to reflect the assets sold or held for sale as discontinued operations pursuant to

Statement of Financial Accounting Standards 144 or SFAS 144. The following tables do not give effect to any such restatements by the Prior Programs.

TABLE I
Experience in Raising and Investing Funds as of December 31, 2007
on a Percentage Basis

Table I includes information showing how investors’ funds have been dealt with in Prior Programs, the primary offerings of which have closed since January 1, 2005, particularly focusing on the percentage of the amount raised available for investment (or total acquisition cost), the percentage of leverage used in purchasing properties and the timeframe for raising and investing funds.

The information in this table should not be considered as indicative of our possible performance. Purchasers of shares offered by this prospectus will not have any ownership in the CPA® REITs. The CPA® REITs may obtain mortgage financing in the future which would make additional funds available for investment by the funds. Any additional investment may significantly alter the information presented in this table.

	CPA®:16 — Global

Dollar amount offered	$1,650,000,000	(1)
Dollar amount raised (net of discounts and individual advisor contributions)	1,102,669,111
Dollar amount raised	100.00%
Less offering expenses:
Selling commissions	8.20%
Organization expenses	2.77%
Reserves (working capital)	1.00%
Percent available for investment in real estate	88.03%
Acquisition costs:
Cash down payments	85.67%
Other costs capitalized(3)	0.18%
Acquisition fees	9.28%
Total acquisition costs (includes debt financing)	204.30%
Percent leverage (mortgage financing divided by total acquisition costs)	53.44	%(2)
Date offering began	Dec-03
Length of offering (in months)	39	(1)
Months to invest 90% of amount available for investment (from beginning of offering)	N/A

FOOTNOTES

(1)	CPA®:16 — Global commenced an initial public offering of up to $1,100,000,000 in December 2003. After raising $552,800,000, CPA®:16 — Global filed an amendment to its registration statement in March 2005 to deregister all shares of its common stock in connection with its initial public offering, excluding shares to be issued under its Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan (the “2003 Plan”).

In March 2006, CPA®:16 — Global commenced a second public offering of up to $550,000,000 shares issuable under the second offering and $400,000,000 issuable under the 2003 Plan. The second offering was completed in December 2006 after raising over $549,900,000 and was terminated by CPA®:16 — Global by filing an amendment to deregister all shares of its common stock in connection with its second public offering, excluding shares to be issued under the 2003 Plan.

(2)	Does not represent a fully invested portfolio. Leverage percentage is applicable only to initial property acquisitions.

(3)	Consists of capitalized interest, net construction rents, and also includes costs of improvements/adjustments subsequent to acquisitions.

TABLE II
Compensation to Advisor as of December 31, 2007(1)

Table II provides information as to Prior Programs that will enable an investor to understand the significance of compensation paid to the advisor and its affiliates, as well as to understand how the compensation is spread over the cycle of the programs. The information presented below is for compensation paid on Prior Programs the primary offerings of which have closed since January 1, 2005.

The information presented in this table should not be considered as indicative of the compensation which will be received by the advisor and affiliates of the advisor. The compensation payable to the advisor and affiliates of the CPA® REITs differs from the entitlement and allocation of compensation to the advisor and affiliates of the advisor. See “Management Compensation” and “Estimated Use of Proceeds.” Purchasers of shares offered by this prospectus will not have any ownership in the CPA® REITs:

	CPA®:16 — Global(2)	Other Programs(3)

Date offering(s) commenced	Dec-03	Jul-93-Nov-07
Dollar amount raised (net of discounts and individual advisor contributions)	$1,102,669,111	$1,984,470,298
Amount to be paid to advisor from proceeds of offering:
Underwriting fees(4)	121,017,039	—
Acquisition fees — real estate commissions and mortgage placement fees	102,362,768	37,631,460
Other fees	—
Dollar amount of cash generated from operations before deducting payments to advisor	254,137,435	766,337,755
Amount paid to advisor from operations:
Asset management fees	36,424,808	155,772,321
Reimbursements(5)	4,136,308	22,723,656
Other (cash distributions to advisor)	—
Dollar amount of property sales and refinancing before deducting payments to advisor(6)	—	1,387,103,555
Amount paid to sponsor from property sales and refinancing:
Real estate commissions(7)	—	24,418,482
Incentive fees(8)	—	25,379,442
Other(9)	—	270,000

FOOTNOTES

(1)	The amounts in this table relating to proceeds of the offerings are cumulative and are as of December 31, 2007 and the amounts relating to cash generated from operations, property sales and refinancing are for the three years ended December 31, 2007.

(2)	CPA®:16-Global commenced an initial public offering of up to $1,100,000,000 in December 2003. After raising $552,800,000, CPA®:16-Global filed an amendment to its registration statement in March 2005 to deregister all shares of its common stock in connection with its initial public offering, excluding shares to be issued under its Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan (the “2003 Plan”).

In March 2006, CPA®:16-Global commenced a second public offering of up to $550,000,000 in shares issuable under the second offering and $400,000,000 issuable under the 2003 Plan. The second offering was completed in December 2006 after raising over $549,900,000 and was terminated by CPA®:16-Global by filing an amendment to deregister all unissued shares of its common stock in connection with its second public offering, excluding shares to be issued under the 2003 Plan.

(3)	Represents the following CPA® Programs: CPA®:12, CPA®:14, CPA®:15 and CPA®:17 — Global.

(4)	Includes commissions, selected dealers and marketing fees and all other costs, including due diligence costs, relating to the offering of shares. A substantial portion of costs reimbursed to the advisor and affiliates are passed through to unaffiliated broker-dealers.

(5)	Represents reimbursements of personnel provided by advisor and its affiliates in connection with providing management and administrative services.

(6)	Includes approximately $660,000,000 of proceeds from the sale of properties to affiliates in connection with CPA®:12’s merger with CPA®:14 in December 2006.

(7)	Real estate commissions represent subordinated disposition fees paid to the advisor upon the sale of CPA®:12’s assets in connection with its merger with CPA®:14 in December 2006. Such fees were payable after recoupment by stockholders of their initial investment plus a specified preferred return.

(8)	Incentive fees represent incentive fees paid to the advisor in connection with the merger of CPA®:12 with CPA®:14 in December 2006. Such fees were payable after recoupment by stockholders of their initial investment plus a specified preferred return.

(9)	Represents fees paid to the advisor in connection with the refinancing of mortgage obligations on existing properties.

TABLE III
Operating Results of Prior Programs

Table III includes information showing the operating results of Prior Programs the primary offerings of which have closed subsequent to January 1, 2003. This Table is designed to provide the investor with information on the financial operations of such Prior Programs for the five most recent fiscal years. The results shown in this Table are in all cases for years ended December 31. During the quarter ended March 31, 2008, CPA®:15 reclassified certain properties as assets held for sale, and in compliance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets” (“SFAS 144”) has reported revenue and expenses from the operations of these properties as discontinued operations for each period presented in its quarterly report for the quarter ended March 31, 2008 (including the comparable periods of the prior year). As required by accounting principles generally accepted in the United States of America, CPA®:15 must also retrospectively adjust its previously issued annual financial statements as well as any other prior year financial information shown in CPA®:15’s last annual report on Form 10-K if such financial statements and other financial information are included or incorporated by reference in subsequent filings with the SEC made under the Securities Act, as amended, even though those financial statements relate to periods prior to the date of the retrospective adjustment.

The information in this table should not be considered as indicative of our possible operations. Purchasers of shares offered by this prospectus will not have any ownership in the CPA® REITs. The CPA® REITs may obtain mortgage financing in the future which would make additional funds available for investment by the funds. Any additional investment may significantly alter the information presented in this table.

	CPA®:15
	2003	2004(7)	2005	2006	2007

Gross Revenues	$53,585,344	$133,012,961	$203,020,784	$280,710,738	$293,385,459
Gain (loss) on sale of properties(1)	3,429,062	(47,651)	—	—	—
Other(2)	12,503,651	16,364,645	19,221,504	15,791,900	35,775,447
Unrealized gains (losses)(3)	1,637,931	2,090,779	(2,563,348)	3,290,109	724,906
Extraordinary (charge) gain	—	—	—	—	—
Impairment charge(4)	—	—	—	(13,645,651)	—
Discontinued operations(5)	(19,376,152)	534,897	4,092,752	29,092,720	17,688,034
Less:
Operating expenses	(17,551,938)	(28,280,461)	(41,871,903)	(47,697,608)	(58,875,844)
Interest expense	(17,319,181)	(48,651,582)	(81,274,775)	(121,832,898)	(112,711,294)
Depreciation	(12,196,541)	(29,438,229)	(45,319,208)	(59,439,334)	(62,886,292)
Minority Interest	(64,271)	(6,699,779)	(11,497,817)	(19,635,274)	(25,910,291)
Net Income (Loss) — GAAP Basis	4,647,905	38,885,579	43,807,989	66,634,702	87,190,125
Taxable Income (Loss):
— from gain (loss) on sale	3,432,787	5,209,348	(5,748,599)	4,525,051	9,038,889
— from operations	31,065,779	41,463,691	34,880,624	76,291,028	86,436,041
— from other	—	—	—	—	—
— from extraordinary charge	—	—	—	—	—
Cash generated from operations	55,536,399	90,721,281	124,049,073	144,818,532	162,985,298
Cash generated from sales	3,661,532	16,828,007	23,722,696	237,984,895	78,068,933
Cash generated from refinancing	—	—	—	25,000,000	8,000,000
Cash generated from other	—	—	—	—	—
Cash generated from operations, sales, refinancing and other	59,197,931	107,549,288	147,771,769	407,803,427	249,054,231

TABLE III
Operating Results of Prior Programs (continued)

	CPA®:15
	2003	2004(7)	2005	2006	2007

Less: Cash distributed to investors:	—	—	—	—	—
— from operating cash flow(1)	40,498,008	67,797,774	80,474,754	82,849,920	85,327,138
— from sales and refinancing	—	—	—	—	—
Cash generated (deficiency) after cash distributions	18,699,923	39,751,514	67,297,015	324,953,507	163,727,093
Less: Special items	—	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	18,699,923	39,751,514	67,297,015	324,953,507	163,727,093
Tax and Distribution Data per $1,000 Invested Federal Income Tax Results:
Ordinary income	42	40	24	38	50
Capital gain	—	4	—	27	25
Nontaxable distributions	20	19	40	—	—
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	6	34	35	52	75
— Return of capital	56	29	29	13	—
Source (on cash basis):
— Sales	—	—	—	—	8
— Refinancing	—	—	—	—	—
— Operations	62	63	64	65	67
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	100.00%	99.53%	96.37%	91.45%	89.67%

	CPA®:16 — Global
	2003*	2004	2005	2006	2007

Gross Revenues	$—	$5,776,458	$42,229,670	$67,684,179	$166,187,087
Gain (loss) on sale of properties	—	—	—	—	—
Other(2)	9	4,453,984	9,605,628	19,970,232	24,379,873
Unrealized gains (losses)(3)	—	192,354	(125,177)	179,156	2,701,405
Extraordinary (charge) gain	—	—	—	—	—
Impairment charge(4)	—	—	(301,995)	—	—
Discontinued operations	—	—	—	—	—
Less:
Operating expenses	(41,660)	(2,737,827)	(11,896,190)	(17,577,355)	(36,308,235)
Interest expense	—	(2,004,489)	(15,168,908)	(25,144,714)	(66,182,301)
Depreciation	—	(556,506)	(7,416,974)	(13,140,964)	(32,605,580)
Minority Interest	—	—	(641,770)	(1,864,970)	(23,967,834)
Net Income (Loss) — GAAP Basis	(41,651)	5,123,974	16,284,283	30,105,565	34,204,415
Taxable Income (Loss):
— from gain (loss) on sale	—	226,159	(129,051)	(64,093)	3,020,450
— from operations	(41,655)	8,249,232	28,391,998	34,627,775	51,038,971
— from other	—	—	—	—	—
— from extraordinary charge	—	—	—	—	—
Cash (used in) generated from operations	(30,238)	7,583,511	40,337,279	52,253,862	120,985,178
Cash generated from sales	—	—	—	—	—
Cash generated from refinancing	—	—	—	—	—
Cash generated from other	—	—	—	20,000,000	—
Cash generated from operations, sales, refinancing and other	(30,238)	7,583,511	40,337,279	72,253,862	120,985,178
Less: Cash distributed to investors:
— from operating cash flow(6)	—	5,917,795	28,938,863	41,227,195	72,552,053
— from sales and refinancing	—	—	—	—	—
Cash generated (deficiency) after cash distributions	(30,238)	1,665,716	11,398,416	31,026,667	48,433,125
Less: Special items	—	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	(30,238)	1,665,716	11,398,416	31,026,667	48,433,125

	CPA®:16 — Global
	2003*	2004	2005	2006	2007

Tax and Distribution Data per $1,000 Invested
Federal Income Tax Results:
Ordinary income (loss)	(208)	34	51	62	45
Capital gain	—	—	—	—	—
Nontaxable distributions	—	12	7	2	20
Cash Distributions to Investors:
Source (on GAAP basis):
— Investment income	(208)	21	29	40	29
— Return of capital	—	25	29	24	36
Source (on cash basis):
— Sales	—	—	—	—	—
— Refinancing	—	—	—	—	—
— Operations	(208)	46	58	64	65
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	100%	100%	100%	100%

FOOTNOTES

*	For the period from inception, June 5, 2003, to December 31, 2003.

(1)	Gains (losses) on sales of properties are comprised primarily of the following:

• CPA®:15 — Realized gains (losses) on sale of interests in Medica-France, S.A. and the Carrefour, S.A. properties (2003) and interest in the Actuant property (2004).

(2)	Comprised primarily of results of equity investments income (loss), interest income and realized gains (losses) on settlement of foreign currency intercompany transactions.

(3)	Unrealized gains (losses) are comprised primarily of unrealized gains (losses) on derivative instruments, warrants and foreign currency intercompany transactions scheduled for settlement.

(4)	Impairment charges are comprised primarily of the following:

• CPA®:15 — Write off of intangible assets on properties leased to Starmark Holdings L.L.C. in connection with a lease restructuring (2006).

• CPA®:16 — Global — Write down of Clean Earth Kentucky, LLC warrants (2005).

(5)	Discontinued operations for CPA®:15 includes income (loss) from operations of discontinued properties and gain (loss) on the sale of assets held for sale for properties leased to the following tenants for the following periods: Bell Sports, Inc. — (2004), Transworld Center, Inc. (2003 — 2005), Fleming Companies, Inc. (2003 — 2005), Societe Hoteliere Tourisme Grand Noble (2004 — 2005), Trends Clothing Corp. (2003 — 2006), Clear Channel Communications, Inc — CPA®:15 and an affiliate held 60% and 40% interests, respectively, exclusive of minority interest (2003 — 2006), New Wave (2004 — 2006), and Affina Corp. (2004 — 2006) and Starmark Holdings L.L.C. (2003-2007). All properties have been sold.

(6)	To the extent “cash distribution to investors from operating cash flow” exceeds “cash generated from operations” in any given year, such excess represents the distribution of cash generated from partnership operations in prior years that has not previously been distributed.

(7)	In September 2004, CIP® and CPA®:15 merged with CPA®:15 being the surviving company. Results of operations from the properties acquired in the merger contributed approximately $4,700,000 to CPA®:15’s net income in 2004.

TABLE IV
Results of Completed Programs

Table IV provides information on Prior Programs that have completed operations since January 1, 2003.

The information presented in this table should not be considered as indicative of our possible operations.

	CIP®	CPA®:12

Dollar Amount Raised	$141,676,000	$283,344,510
Number of Properties Purchased	104	125
Date of Closing of Offering	Aug-93	Sep-97
Date of First Sale of Property	Nov-94	Jul-99
Date of Final Sale of Property(1)(2)	Sep-04	Dec-06
Tax and Distribution Data per $1,000 Investment Through Federal Income Tax Results:
Ordinary income	$650	$716
Capital gain	212	75
Other	432	528
Cash Distributions to Investors Source (on GAAP basis)
— Investment Income	770	794
— Return of Capital	563	525
Source (on cash basis)
— Sales	379	319
— Refinancing	—	4
— Operations	954	996

FOOTNOTES

(1)	Date of merger of CIP® and CPA®:15. Shares of CIP® were converted to shares of CPA®:15.

(2)	Date of merger of CPA®:12 and CPA®:14. Shares of CPA®:12 were converted to shares of CPA®:14.

TABLE V
Sales or Dispositions of Properties as of December 31, 2007

Table V provides information on the sales and dispositions of property held by Prior Programs since January 1, 2005.

The information in this table should not be considered as indicative of our possible performance. Purchasers of the shares offered by this prospectus will not have any ownership in the CPA® REITs.

			Selling Price net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs(1)
					Purchase					Total	Excess
					money	Adjustments				acquisition	(deficiency) of
			Cash		mortgage	resulting	Total			cost, capital	operating
			received net	Mortgage	taken	from	Proceeds	Original	Original	improvement	receipts over
	Date		of closing	balance at	back by	application	Received	Equity	mortgage	closing and	cash
Property	acquired	Date of sale	costs	time of sale	program	of GAAP	From Sale	Investment	financing	soft costs	expenditures(2)

Stellex Technologies, Inc.(4)	Feb-00	Feb-05	$1,932,291	$2,183,627		None	$4,115,918	$1,854,269	$2,265,454	$4,119,724	$1,533,550
Lanxide Corporation(5)	Mar-96	Mar-05	2,834,926	—	—	None	2,834,926	4,285,421	4,400,000	8,685,421	441,620
Transworld Center, Inc.(6)	Mar-03	Apr-05	19,419,321	—	—	None	19,419,321	24,589,340	—	24,589,340	43,568
Buffet, Inc.(7)	Oct-00	Aug-05	(48,769)	1,625,640	—	None	1,576,871	7,959,901	11,785,000	19,744,901	— (3)
Fleming Companies, Inc.(8)	Jun-02	Nov-05	—	29,651,124	—	None	29,651,124	23,870,063	30,000,000	53,870,063	1,183,991
Scott Corporation(9)	Dec-96	Dec-05	6,306,374	7,077,062		None	13,383,436	6,865,572	10,300,000	17,165,572	3,730,692
Societe Hoteliere Trousime Grand Noble(10)	Oct-00	Dec-05	4,406,033	9,209,274	—	None	13,615,307	5,368,253	6,647,450	12,015,703	1,414,476
Rheometric Scientific, Inc.(11)	Feb-96	Feb-06	3,651,540	—	—	None	3,651,540	2,559,551	3,300,000	5,859,551	1,846,090
Trends Clothing Corporation(12)	Jul-02	Mar-06	8,961,785	7,763,175	—	None	16,724,960	6,273,052	8,630,041	14,903,093	979,055
Mayo Foundation(13)	Aug-00	May-06	23,864,275	11,647,577	—	None	35,511,853	9,066,043	12,500,000	21,566,043	4,653,465
Clear Channel Communications, Inc.(14)	Dec-02	Jun-06	118,846,404	81,165,800	—	None	200,012,204	69,807,321	85,000,000	154,807,321	26,024,835
New Wave(15)	Dec-99	Jun-06	1,085,541	3,687,089	—	None	4,772,630	3,282,350	4,253,555	7,535,905	(48,955)
Applied Materials, Inc.(16)	Feb-95	Oct-06	68,065,685	28,641,515	—	None	96,707,200	39,605,484	45,000,000	84,605,484	33,759,014
Balanced Care Corporation(17)	Jun-98	Oct-06	6,743,679	—	—	None	6,743,679	2,050,043	2,800,000	4,850,043	2,267,133
Spectrian Corporation(18)	Nov-96	May-06	10,088,000	—	—	None	10,088,000	7,648,098	10,000,000	17,648,098	8,389,470
Milford Manufacturing Services LLC(19)	Jul-97	Nov-06	3,955,073	—	—	None	3,955,073	2,349,738	3,200,000	5,549,738	451,193
Affina Corporation(20)	Jan-04	Nov-06	16,150,500	—	—	None	16,150,500	11,956,608	—	11,956,608	3,501,459
Burlington Motors Carriers, Inc.(21)	Jun-98	Dec-06	2,115,805	—	—	None	2,115,805	3,729,267	—	3,729,267	334,853
PW Eagle, Inc.(22)	Feb-02	Jan-07	845,106	1,004,894	—	None	1,850,000	6,038,042	8,200,000	14,238,042	— (3)
Marcourt Investments Inc.(23)	Jan-92	Oct-07	39,487,192	3,847,026	—	None	43,334,218	3,037,712	8,938,000	11,975,712	3,908,432
Starmark Holdings LLC(24)	Feb-03	Oct-07	41,448,846	—	—	None	41,448,846	20,200,431	16,961,124	37,161,555	9,479,153
Starmark Holdings LLC(25)	Nov-03	Nov-07	19,007,521	14,874,525	—	None	33,882,046	12,772,251	15,500,000	28,272,251	5,308,161
Collins & Aikman Corporation(26)	Oct-01	Dec-07	5,006,175	5,692,563	—	None	10,698,738	3,324,230	6,309,278	9,633,508	9,789,417
Textron, Inc.(27)	Feb-99	Dec-07	23,570,646	12,141,060	—	None	35,711,706	14,480,934	12,630,755	27,111,689	9,789,417

			$427,743,950	$220,211,950	$—		$647,955,900	$292,973,974	$308,620,657	$601,594,631	$128,780,091

FOOTNOTES TO TABLE V

(1)	The term “soft costs” refers to miscellaneous closing costs such as accounting fees, legal fees, title insurance costs and survey costs. Original equity investment and mortgage financing includes amounts funded for the initial acquisition plus subsequent capital improvements and costs funded through equity investments.

(2)	Operating receipts include rental income from the properties as well as certain receipts from the settlement of bankruptcy claims, where applicable. The net excess (deficiency) presented is for the entire period the property was owned. No amounts are presented for partial land sales since such amounts are negligible.

(3)	The property sold represents only a portion of the property owned by the program and no receipts or expenses have been separately allocated.

(4)	In February 2000, CPA®:14 purchased a property in Valencia, California formerly net-leased to Stellex Technologies, Inc. In February 2005, the property was sold for $4,115,918, net of transaction costs, and a portion of the sale proceeds was used to repay an outstanding mortgage obligation of $2,183,627. CPA®:14 realized a gain on this sale of $195,930.

(5)	In March 1996, CPA®:12 purchased a property in Newark, Delaware formerly net-leased to the Lanxide Corporation. In March 2005, the property was sold for $2,834,926, net of transaction costs with CPA®:12 realizing a loss on sale of $7,922.

(6)	In March 2003, CPA®:15 purchased a property in Miami, Florida net-leased to Transworld Center, Inc. In April 2005, the property was sold for $19,419,321, net of transaction costs, with CPA®:15 realizing a loss on sale of $10,243.

(7)	In October 2000, CPA®:14 purchased a property in Eagan, Minnesota net-leased to Buffet, Inc. In August 2005, CPA®:14 sold excess land for $1,576,871, net of transaction costs, and the proceeds were used to repay an outstanding mortgage obligation of $1,625,640. CPA®:14 realized a gain on this sale of $251,870.

(8)	In June 2002, CPA®:15 purchased a property in Tulsa, Oklahoma net-leased to the Fleming Companies, Inc. In November 2005, CPA®:15 entered into a deed-in-lieu transaction with the lender of non- recourse mortgage financing. In connection with this transaction, CPA®:15 transferred the property to the lender in return for release from the outstanding debt obligation of $29,651,124 and related obligations totaling $268,934 and recorded a charge on extinguishment of debt of $363,198.

(9)	In December 1996, CPA®:12 purchased a property in San Leonardo, California formerly net-leased to the Scott Corporation. In December 2005, the property was sold for $13,383,436, net of transaction costs, and a portion of the sale proceeds was used to repay an outstanding mortgage obligation of $7,077,062. In connection with this transaction, CPA®:12 incurred a charge on the early extinguishment of debt of $334,628 and realized a loss of $80,265. Such amounts exclude an impairment charge of $800,000 and a gain of $316,253 on the sale of excess land at this property previously recognized during 2005.

(10)	In October 2000, CIP® purchased a property in Toulouse, France formerly net-leased to Societe Hoteliere Tourisme Grand Noble. In September 2004, in connection with the merger of CIP® and CPA®:15, CPA®:15 acquired the Toulouse property. In December 2005, CPA®:15 sold its majority interest in the assets and liabilities of the joint venture company, which owns property in Toulouse, France to the other third party joint venture partner for $4,089,685, net of transaction costs and the assumption of debt of $9,209,274. In connection with this sale, CPA®:15 recognized a gain of $1,672,008.

(11)	In February 1996, CPA®:12 purchased a property in Piscataway, New Jersey net-leased to Rheometric Scientific, Inc. In February 2006, CPA®:12 sold the property for $3,651,540, net of transaction costs. CPA®:12 realized a loss on this sale of $5,625, excluding previously recognized impairment charges totaling $2,095,000.

(12)	In July 2002, CPA®:15 purchased a property in Miami, Florida net-leased to Trends Clothing, Inc. In March 2006, CPA®:15 sold the property for $16,724,960, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $7,763,175. CPA®:15 realized a gain on this sale of $2,316,337.

(13)	In August 2000, CPA®:14 purchased a property in Rochester, Minnesota net-leased to Mayo Foundation. In May 2006, CPA®:14 sold the property for $35,511,853, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $11,647,577. CPA®:14 realized a gain on this sale of $14,177,921 and incurred a prepayment penalty of $1,586,298.

(14)	In December 2002, a limited partnership in which CPA®:14 and CPA®:15 held 40% and 60% interests, respectively, purchased a property in New York net-leased to Clear Channel Communications, Inc. In June 2006, the limited partnership sold the property for $200,012,204, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $81,165,800. The limited partnership realized a gain on this sale of $41,101,264 and incurred prepayment penalties and defeasance costs in connection with the mortgage repayment totaling $2,981,030.

(15)	In December 1999, CIP® purchased a property in Rotherham, United Kingdom formerly net-leased to New Wave. In September 2004, in connection with the merger of CIP® and CPA®:15, CPA®:15 acquired the property. In June 2006, CPA®:15 sold the property for $5,097,231, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $4,613,708. CPA®:15 realized a gain on this sale of $1,768,281.

(16)	In February 1995, through a limited liability company, CPA®:12 purchased three properties in Hayward, California leased to Applied Materials, Inc. CPA®:12 and CPA®:14 subsequently purchased 49.99% and 50.01% interests in a fourth property, respectively, through the limited liability company. In October 2006, CPA®:12 and CPA®:14 sold the properties for $96,707,200, net of transaction costs, and used a portion of the proceeds to repay an outstanding mortgage obligation of $28,641,515. CPA®:12 and CPA®:14 realized a gain on this sale totaling $32,967,749 and incurred prepayment penalties in connection with the mortgage repayment totaling $2,528,081.

FOOTNOTES TO TABLE V (continued)

(17)	In June 1998, CPA®:12 purchased a property in Mechanicsburg, Pennsylvania net-leased to Balanced Care Corporation. In October 2006, CPA®:12 sold the property for $6,743,679, net of transaction costs. CPA®:12 realized a gain on this sale of $2,470,996.

(18)	In November 1996, CPA®:12 purchased a property in Sunnyvale, California net-leased to Spectrian Corporation. In May 2006, CPA®:12 sold the property for $10,088,000, net of transaction costs. CPA®:12 realized a gain on this sale of $1,597,324.

(19)	In July 1997, CPA®:12 purchased a property in Milford, Massachusetts net-leased to Milford Manufacturing Services LLC. In November 2006, CPA®:12 sold the property for $3,955,073, net of transaction costs. CPA®:12 recognized impairment charges totaling $1,195,738 to reduce the property’s carrying value to its estimated fair value.

(20)	In January 2004, CPA®:15 purchased properties in Peoria, Illinois formerly net-leased to Affina Corporation. In November 2006, CPA®:15 sold the properties for $16,150,500, net of transaction costs. CPA®:15 realized a gain on this sale of $3,684,389.

(21)	In June 1998, CPA®:14 purchased a property in Daleville, Indiana formerly net-leased to Burlington Motors Carriers, Inc. In December 2006, CPA®:14 sold the property for $2,115,805, net of transaction costs. CPA®:14 realized a loss on this sale of $995,702, excluding previously recognized impairment charges totaling $3,810,000.

(22)	In February 2002, CPA®:14 purchased land in West Jordan, Utah net leased to PW Eagle, Inc. In January 2007, CPA®:14 sold the land for $1,850,000, net of closing costs and used a portion of the proceeds to pay an outstanding mortgage obligation of $1,004,894. CPA®:14 realized a loss on this sale of $55,500.

(23)	In January 1992, Corporate Property Associates 10 Incorporated (“CPA®:10”) and CIP® acquired a combined 47.35% interest in a real estate investment trust, Marcourt Investments Incorporated (“Marcourt”), which owned 13 domestic properties net leased to Marriott International, Inc., including a property in Las Vegas, Nevada. The remaining interest in Marcourt is owned by an unaffiliated third party. In December 2001, in connection with the merger of CPA®:10 and CIP®, CIP® acquired CPA®:10’s interest in Marcourt. In September 2004, in connection with the merger of CIP® and CPA®:15, CPA®:15 acquired CIP®’s interest in Marcourt. CPA®:15 accounts for its investment in Marcourt under the equity method of accounting as it does not have a controlling interest but exerts significant influence. In October 2007, Marcourt sold its property in Las Vegas for $43,334,218. Marcourt used the proceeds of the sale, along with capital contributions from CPA®:15 and the unaffiliated third party, to prepay the outstanding mortgage obligation of $46,914,949, which was collateralized by all 13 properties. The amount of the mortgage obligation attributable to the Las Vegas property was $3,847,026. Marcourt recognized a gain on this sale of $31,317,035, of which $14,828,616 was attributable to CPA®:15. The amounts in the table above reflect the total results of solely the Las Vegas property.

(24)	In February 2003, through a limited liability company, CPA®:12, CPA®:14 and CPA®:15 purchased properties in Tampa, Florida and Albuquerque, New Mexico net leased to Starmark Holdings LLC. In December 2006, in connection with the merger of CPA®:12 and CPA®:14, CPA®:14 acquired CPA®:12’s interest in the properties. In October 2007, the limited liability company sold the properties for $41,448,846, net of closing costs and recognized a gain on the sale of $12,253,279, of which $6,938,311 was attributable to CPA®:14 and $5,314,968 was attributable to CPA®:15. The original equity investment and original mortgage financing shown above reflect the original share of the equity investment and original share of the mortgage financing acquired by CPA®:14 and CPA®:15 in 2003 and the share of the equity investment and mortgage financing acquired by CPA®:14 in the merger with CPA®:12.

(25)	In November 2003, CPA®:15 purchased properties in Atlanta, Georgia and Bel Air, Maryland net leased to Starmark Holdings LLC. In November 2007, CPA®:15 sold the properties for $33,882,046 and used a portion of the proceeds to pay an outstanding mortgage obligation of $14,874,525. CPA®:15 recognized a gain on this sale of $9,833,482.

(26)	In October 2001, CPA®:14 purchased properties in Manchester, Michigan and Farmville, North Carolina net leased to Collins & Aikman Corporation. In December 2007, CPA®:14 sold the properties for $10,698,738, net of selling costs and used a portion of the proceeds to pay an outstanding mortgage obligation of $5,692,563. CPA®:14 recognized a gain on this sale of $1,112,250.

(27)	In February 1999, through a limited liability company, CPA®:12 and CPA®:14 purchased a property in Gilbert, Arizona net leased to Textron, Inc. In December 2006, in connection with the merger of CPA®:12 and CPA®:14, CPA®:14 acquired CPA®:12’s interest in the property. In December 2007, CPA®:14 sold the property for $35,711,706, net of selling costs and used a portion of the proceeds to pay an outstanding mortgage obligation of $12,141,060. CPA®:14 recognized a gain on this sale of $7,779,964. The original equity investment and original mortgage financing shown above reflect the original share of the equity investment and original share of the mortgage financing acquired by CPA®:14 in 1999 and the share of the equity investment and mortgage financing acquired by CPA®:14 in the merger with CPA®:12.

ANNEX B
CAREY WATERMARK INVESTORS INCORPORATED ENROLLMENT FORM

INSTRUCTIONS FOR COMPLETION OF
CAREY WATERMARK INVESTORS INCORPORATED ENROLLMENT FORM

 INSTRUCTIONS TO INVESTORS

YOU MUST COMPLETE ALL ITEMS AND SIGN THE ENROLLMENT FORM IN ITEM 5. INVESTORS ARE ENCOURAGED TO READ THE PROSPECTUS IN ITS ENTIRETY FOR A COMPLETE EXPLANATION OF AN INVESTMENT IN THE COMPANY.

Item 1  Indicate the number of shares you are purchasing (200 Shares is the minimum) and the dollar amount of your investment. Check the appropriate box to indicate whether this is an initial or additional investment and whether the order is to be combined with a previous Carey Watermark Investors Incorporated investment with the same primary account holder or beneficiary for IRA registrations, as determined by the account Tax ID number. Please see “The Offering/Plan of Distribution” section of the prospectus for further information on volume discounts Registration of other investment.

Item 2  Check the appropriate box to indicate form of ownership. If the investor is a Custodian, Corporation, Partnership or Trust, please provide the additional requested information and/or documents.

Item 3  Please print names(s) in which shares are to be registered and provide address and telephone numbers. Check appropriate box if you are subject to back up withholding (if the latter applies to you, cross out clause (ii) in the paragraph appearing immediately above Item 1). Trusts should provide their taxpayer identification number. Custodians on UGMA or UTMA registrations should provide the minor’s social security number. All individual investors should provide their social security number. Other entities should provide their taxpayer identification number. If you have an account with the broker/dealer named on the reverse side of the form, provide your account number.

Item 4  Provide distribution payment preference.

Item 5  You MUST initial the representations and sign the form in Item 5. Signature(s) must be witnessed and the date of signing must be inserted on the line provided.

AFTER FOLLOWING THE ABOVE INSTRUCTIONS, RETURN THE ENROLLMENT FORM TO THE FINANCIAL ADVISOR WHO SOLICITED YOUR ORDER TOGETHER WITH A CHECK MADE PAYABLE TO “CAREY WATERMARK INVESTORS INCORPORATED” (OR, INSTEAD OF A CHECK, A REQUEST TO THE BROKER/DEALER IN THE AMOUNT OF YOUR ORDER). TRUSTS should furnish a copy of the title and signature pages of the trust instrument and all amendments thereto. CORPORATIONS should furnish an appropriate corporate resolution authorizing the purchase of the Shares. PARTNERSHIPS should furnish a copy of the partnership agreement.

Notice to Investors.  The sale of shares pursuant to this subscription agreement will not be effective until Carey Watermark Investors Incorporated has issued written confirmation of purchase to the investor.

 INSTRUCTIONS TO FINANCIAL ADVISORS

Please be sure to verify all investor information on the Enrollment Form. YOU MUST COMPLETE ITEM 6 AND SIGN THE ENROLLMENT FORM FOR THE ORDER TO BE ACCEPTED. Please verify that investors have signed Item 5.

Please send check(s) payable to “Carey Watermark Investors Incorporated” and completed Enrollment Forms(s) to[ • ], [ • ]. Attn: [Carey Watermark Investors Incorporated New Business Team].

For wiring instructions, contact the [Carey Watermark Investors Incorporated New Business Team] at [ • ] at [ • ] prior to wiring funds.

The investor named below, under penalties of perjury, certifies that (i) the number shown under Item 4 on this Enrollment Form is his correct Taxpayer Identification Number (or he is waiting for a number to be issued to him) and (ii) he is not subject to backup withholding either because he has not been notified by the Internal Revenue Service (“IRS”) that he is subject to backup withholding as a result of a failure to report all interest or distributions, or the IRS has notified him that he is no longer subject to backup withholding [NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE APPROPRIATE BOX IN ITEM 4 BELOW HAS BEEN CHECKED].

1.    INVESTMENT

This is an (check one):	☐ Initial Investment	☐ Additional Investment in this offering	☐ Check this box if you have agreed with your broker-dealer to purchase shares net of commission. Investors electing this option are required to pay $9.35 per share.

	$		$

Number of Shares — minimum 200 (or 250 for NY and NC non-qualified investments)	Dollar Amount of Investment ($10.00 per share)	Number of Shares — minimum 200 for 250 (or NY and NC non-qualified investments)	Dollar Amount of Investment ($9.35 per share)

Make Investment Check Payable to:  CAREY WATERMARK INVESTORS INCORPORATED

☐	Volume Discounts Check this box if you wish to have your investment combined with a previous Carey Watermark Investors Incorporated investment with the same primary account holder or beneficiary for IRA registrations, as determined by the account Tax ID number. Please see “The Offering/Plan of Distribution” section of the prospectus for further information on volume discounts.

Registration of other investment

2.    FORM OF OWNERSHIP — Mark only one box

NON-QUALIFIED OWNERSHIP

☐ INDIVIDUAL
☐ HUSBAND AND WIFE AS COMMUNITY PROPERTY
(In Item 5, both signatures must appear)
☐ JOINT TENANTS WITH RIGHT OF SURVIVORSHIP
(In Item 5, both signatures must appear)
☐ TENANTS IN COMMON
☐ A MARRIED PERSON SEPARATE PROPERTY
(In Item 5, only one signature must appear)
☐ CUSTODIAN
Custodian for  Under the ☐ Uniform Gift to Minors Act of the State of  ☐ Uniform Transfers to Minors Act of the State of
☐ CORPORATION OR PARTNERSHIP
(Corporate Resolution or Partnership Agreement MUST be enclosed)
☐ TRUST  ☐ TAXABLE  ☐ GRANTOR A or B
(Signature and title pages of Trust Agreement must be enclosed)
Trustee name(s)  For the Benefit of  Trust Date
☐ ESTATE
☐ CHARITABLE REMAINDER TRUST
☐ NON-PROFIT ORGANIZATION
☐ TRANSFER ON DEATH (TOD)
(Please complete enclosed TOD Form to effect designation)	QUALIFIED OWNERSHIP

☐ IRA
☐ KEOGH
☐ PENSION OR PROFIT SHARING PLAN
 ☐ TAXABLE  ☐ EXEMPT UNDER §501a
☐ SIMPLIFIED EMPLOYEE PENSION / TRUST (S.E.P.)

Please complete the following for qualified ownership:

Custodian or Trustee Name
Mailing Address
City, State, Zip

To be completed by Custodian:

Custodian Tax ID #
Custodian Account #
Custodian Phone #

3.    INVESTOR INFORMATION

Name(s) and address will be recorded exactly as printed below: Please print name(s) in which shares are to be registered. Include trust name if applicable

☐ Check this box if you are not a U.S. citizen	☐ Check this box if you are subject to backup withholding

Name
Name of
Joint Investor

Address

City		State		Zip Code
Investor Social	- -	Joint Investor’s	- -	Taxpayer	-
Security		Social Security		ID #
Investor Home				Investor
Phone Number				Date of Birth
Investor e-mail address (optional)

☐ GO PAPERLESS Check this box if you would like to receive your correspondence relating to your Carey Watermark Investors Incorporated investment(s) at the e-mail address provided above. You may request paper copies of any document delivered electronically. You may revoke this consent at anytime, and the revoking of this consent applies to all documents and not to a portion of the deliverable documents.

Investor’s Account Number with Broker Dealer (if any):
4.    DISTRIBUTION PAYMENT OPTIONS
Complete this section only to enroll in Distribution Reinvestment or to direct distribution payments to a party other than indicated in Section 3. Choose Option a, b or c.
6a. DISTRIBUTION REINVESTMENT Check the applicable box to participate in the Distribution Reinvestment Plan: 100% ☐  Other ☐   %
6b. ALTERNATE PAYEE(S) (Non-Qualified Investors Only) Please indicate the address(es) to which distributions should be mailed. Distributions may be split on a percentage basis, between a maximum of two (2) payees. Percentage amount must equal 100%.

Destination 1:	%	Destination 2:	%*
Company		Company
Address		Address

City		City
State	Zip Code	State	Zip Code
Account number (if any):		Account number (if any):
Account name		Account name
6c. AUTOMATIC DEPOSITS Please include a voided check or savings deposit slip. (Non-Qualified Investors Only) I authorize Bank of the West to initiate variable entries to my checking or savings account. This authority will remain in effect until I notify Carey Watermark Investors Incorporated’s Investor Relations Department or Phoenix American Financial Services Inc., the transfer agent for Carey Watermark Investors Incorporated, in writing to cancel in such time as to afford a reasonable opportunity to act on the cancellation.

Financial Institution Name and Address:

Account Type (check one):	☐ Checking ☐ Savings ☐ Other
Account Number Bank ABA Routing Number
5.    SIGNATURE OF INVESTOR(S)
Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I hereby represent and warrant to you as follows:

Joint
		Investor	Investor

(a)	I have received the Prospectus.
		Initials	Initials
(b)	I hereby certify that (i) I have (a) a net worth (exclusive of home, furnishings and automobiles) of at least $250,000 or more, or, (b) a net worth (as described above) of at least $70,000 and had during the last two years or estimate that I will have during the current tax year a minimum of $70,000 annual gross income, or that I meet the higher suitability requirements imposed by my state of primary residence as set forth in the prospectus under “Suitability Standards;” (ii) I am purchasing the shares for my own account or in a fiduciary capacity; and (iii) I acknowledge that the shares are not liquid.	Initials	Initials

Notice to Investors.  The sale of shares pursuant to this subscription agreement will not be effective until Carey Watermark Investors Incorporated has issued written confirmation of purchase to the investor.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SIGNATURE OF INVESTOR	DATE

SIGNATURE OF INVESTOR	DATE
6.    BROKER/DEALER INFORMATION
The Financial Adviser must sign below to complete order. Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell shares in the state designated as the investor’s residence.

☐ Check if employed by new Broker/Dealer since last sale of Carey Watermark Investors Incorporated shares     ☐ Check if updated address

Licensed Firm Name
Advisor Name
Advisor Mailing Address
City	State		Zip Code
Advisor Number		Telephone Number
e-mail address (optional)		FINRA CRD Number

☐ GO PAPERLESS Check this box to receive correspondence relating to your clients’ investments in the Carey Watermark Investors Incorporated series of funds at the e-mail address provided above. This consent applies to all of your clients and not just this individual investment. This consent may be revoked at any time.

The undersigned confirms by his signature that he (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has discussed such investor’s prospective purchase of Shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the Shares; (iv) has delivered a current Prospectus and related supplements, if any, to such investor; and (v) has reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The above identified entity, acting in its capacity as agent. Advisor and/or Broker/Dealer, has performed functions required by federal and state securities laws and FINRA rules and regulations, including, but not limited to, Know Your Customer, Suitability and PATRIOT Act (AML Customer Identification) as required by their relationship with the subscribers) identified on this document.

Advisor Signature	Date

ALL INVESTOR AND BROKER/DEALER INFORMATION MUST BE COMPLETED OR
REGISTRATION CANNOT BE PROCESSED.

  No person has been authorized to give any information or to make any representation in connection with the offer contained in this prospectus unless preceded or accompanied by this prospectus nor has any person been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer contained in this prospectus, and, if given or made, such information or representations must not be relied upon. This prospectus does not constitute an offer or solicitation in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Carey Watermark Investors Incorporated since the date hereof. However, if any material change occurs while this prospectus is required by law to be delivered, this prospectus will be amended or supplemented accordingly.

 [CAREY WATERMARK INVESTORS
 INCORPORATED LOGO]
Carey Watermark
Investors Incorporated
A Maximum of 100,000,000 Shares of Common Stock
A Minimum of 2,000,000 Shares of Common Stock
A Maximum of 25,000,000 Shares of Common Stock issuable pursuant to Our Distribution
Reinvestment and Stock Purchase Plan

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

	$

SEC registration fee	48,634
FINRA filing fee	75,500
Legal fees and expenses	2,000,000
Printing and engraving	1,000,000
Accounting fees and expenses	300,000
Blue sky expenses	300,000
Escrow and transfer agents’ fees and expenses	500,000
Advertising and sales literature	500,000
Miscellaneous	775,866	(1)

Total	5,500,000	(2)

(1)	Includes due diligence expense reimbursement and miscellaneous issuer costs

(2)	All amounts, other than SEC registration fee and FINRA filing fee, are estimates. Excludes selling commissions, selected dealer fees and wholesaling fees.

ITEM 32.	SALES TO SPECIAL PARTIES.

None.

ITEM 33.	RECENT SALES OF UNREGISTERED SECURITIES.

On March 19, 2008, the advisor purchased 1,000 shares of our common stock for $9,000. Prior to the commencement of our offering, we will have been capitalized with $200,000 from the sale of an additional 21,222 shares to our advisor. Since this transaction was not considered to have involved a “public offering” within the meaning of Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, the shares issued were deemed to be exempt from registration. In acquiring our shares, the Advisor represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

ITEM 34.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

In addition, Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

—  the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

—  the director or officer actually received an improper personal benefit in money, property or services; or

—  with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

Finally, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Except as prohibited by Maryland law and as set forth below, our organizational documents limit the personal liability of our directors and officers for monetary damages and provide that a director or officer or non-director member of the investment committee will be indemnified and advanced expenses in connection with legal proceedings. We also maintain a directors and officers liability insurance policy and we expect to enter into indemnification agreements with each of our directors and executive officers.

In addition to any indemnification to which our directors and officers are entitled, our organizational documents provide that we will indemnify other employees and agents to the extent authorized by the directors, whether they are serving us or, at our request, any other entity. Provided the conditions set forth below are met, we have also agreed to indemnify and hold harmless our advisor and its affiliates (including W. P. Carey and Watermark Capital Partners) performing services for us from specific claims and liabilities arising out of the performance of its/their obligations under the advisory agreement.

Notwithstanding the foregoing, as required by the applicable guidelines of the North American Securities Administrators Association, Inc., our charter provides that a director, our advisor and any affiliate of our advisor (including W. P. Carey and Watermark Capital Partners) will be indemnified by us for losses suffered by such person and held harmless for losses suffered by us only if all of the following conditions are met:

—  such person has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

—  such person was acting on our behalf or performing services for us;

—  the liability or loss was not the result of negligence or misconduct by such person (if a non-independent director, our advisor or an affiliate of our advisor);

—  the liability or loss was not the result of gross negligence or willful misconduct by such person (if an independent director);

—  such indemnification or agreement to hold harmless is recoverable only out of our assets and not from the stockholders.

In addition, our charter provides that we may not indemnify a director, our advisor or any affiliate of our advisor (including W. P. Carey or Watermark Capital Partners) for losses and liabilities arising from alleged violations of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of us were offered or sold as to indemnification for violation of securities laws.

Finally, our charter provides that we may not pay or reimburse reasonable legal expenses and other costs incurred by a director, our advisor or any affiliate of our advisor (including W. P. Carey and Watermark Capital Partners) in advance of final disposition of a proceeding unless all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	such person has provided us with written affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met;

•	the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•	such person has provided us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that such person did not comply with the requisite standard of conduct and is not entitled to indemnification.

Indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals. As a result, we and our stockholders may be entitled to a more limited right of action than we and our stockholders would otherwise have if these indemnification rights were not included in our charter or the advisory agreement.

However, indemnification does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

ITEM 35.	TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED

Not applicable.

ITEM 36.	FINANCIAL STATEMENTS AND EXHIBITS.

b. Exhibits

Exhibit No.		Exhibit

3	.1.	Articles of Incorporation of Carey Watermark Investors Incorporated (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
3	.2.	Form of Articles of Amendment and Restatement of Carey Watermark Investors Incorporated
3	.3.	Bylaws of Carey Watermark Investors Incorporated (Incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
4	.1.	Form of Distribution Reinvestment and Stock Purchase Plan
4	.2.	Form of Notice to Stockholder
5	.1.	Opinion of Clifford Chance US LLP as to the legality of securities issued
8	.1.	Opinion of Venable LLP as to certain tax matters
10	.1.	Form of Selected Dealer Agreement
10	.2.*	Form of Subscription Escrow Agreement
10	.3.	Form of Sales Agency Agreement
10	.4.	Form of Advisory Agreement (Incorporated by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
10	.5.	Form of Agreement of Limited Partnership (Incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
10	.6.*	Form of 2008 Equity Incentive Plan
21	.1.*	Subsidiaries of the Registrant
23	.1.	Consent of PricewaterhouseCoopers LLP
23	.2.	Consent of Clifford Chance US LLP (contained in Exhibit 5.1)

Exhibit No.		Exhibit

23	.3.	Consent of Venable LLP (contained in Exhibit 8.1)
23	.4.	Consent of Director Nominees (Incorporated by reference to Exhibit 23.4 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
23	.5.	Consent of Director Nominee
99	.1.*	Consent of Morningstar, Inc.

*	To be filed by amendment.

TABLE VI
Acquisition of properties by
CPA®:14, CPA®:15, CPA®:16 — Global and CPA:17 — Global
from January 1, 2005 to December 31, 2007

Table VI provides information on the acquisition of properties by Prior Programs since January 1, 2005. This table only reflects information regarding properties acquired and is not indicative of the total portfolios of the certified.

The information in this table should not be considered as indicative of our possible acquisitions. Purchasers of the shares offered by this prospectus will not have any ownership in the CPA® REITs.

	CPA®:14	CPA®:15	CPA®:16-Global	CPA®:17-Global
	(Note 1)	(Note 1)	(Note 1)	(Note 1)

Locations	IN, PA, Finland, Germany	FL, ME, MI, NE, RI, Finland, France, Germany, Poland	AZ, CA, CO, CT, FL,
GA, IL, IN, KS, KY,
MD, ME, MI, MN, MO,
MS, NC, NJ, NV, NY,
OH, OK, PA, RI, SC,
TN, TX, UT, WA, WY,
Canada, Finland,
France, Germany,
Malaysia, Mexico,
Poland, Thailand,
			United Kingdom	IN, KS, MD
Type of property	(Note 2)	(Note 2)	(Note 2)	(Note 2)

Gross leasable space (sq.ft.)	1,554,816	5,385,705	18,559,548	150
Dates of purchase	12/2005-12/2007	1/2005-10/2007	1/2005-12/2007	12/2007
Original mortgage financing	$138,259,802	$470,167,361	$1,065,579,616	$—
Cash down payment-equity	28,239,358	180,833,018	722,565,382	8,691
Contract purchase price plus acquisition fees (Note 3)	166,499,160	651,000,379	1,788,144,998	8,691
Other cash expenditures expensed	—	—	—	—
Other capitalized expenditures (Note 4)	—	3,856,073	2,004,045	—

Total cost of property	$166,499,160	$654,856,452	$1,790,149,043	$8,691

FOOTNOTE

(1)	The fund owns interests in one or more joint ventures or tenants-in-common with affiliates that own property. The amounts included in the table above reflect the fund’s percentage ownership in the joint venture or tenants-in-common.

(2)	Acquisitions consist of the following types of properties:
CPA®:14 — Distribution, warehouse, office and retail facilities
CPA®:15 — Distribution, industrial, office, retail and warehouse facilities
CPA®:16 — Global — Distribution, hotel, industrial, office, retail, transportation and warehouse facilities
CPA®:17 — Global — Industrial facilities

(3)	Consists of initial purchase price, including closing costs such as the cost of appraisals, attorney’s and accountants’ fees, costs of title reports, transfer and recording taxes and title insurance. For properties under construction, this column consists of amounts funded to date. Amounts are based on currency conversion rates in effect on date funded, where applicable.

(4)	Consists of capitalized interest, net of construction rents, and also includes cost of improvements/adjustments subsequent to acquisitions. For properties under construction, interest on mortgages is capitalized rather than expensed and rentals received are recorded as a reduction of the basis in the properties.

ITEM 37.	UNDERTAKINGS.

(a) The registrant undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section (10)(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at this time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant undertakes to file a sticker supplement pursuant to rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(c) The registrant undertakes that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.

(d) The registrant undertakes to send to each stockholder at least on an annual basis a detailed statement of any transactions with the sponsor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the sponsor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(e) The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full year of operations of the registrant.

(f) The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information meeting the requirements of Rule 3-14 of Regulations S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10 percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(g) For purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h) For purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on June 6, 2008.

Carey Watermark Investors Incorporated

By:	/s/ Michael G. Medzigian
Michael G. Medzigian
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated.

Signature		Capacity	Date

By:	* Michael G. Medzigian	Chairman and Chief Executive Officer (Principal Executive Officer)	June 6, 2008

By:	* Thomas E. Zacharias	Director	June 6, 2008

By:	* Mark J. DeCesaris	Chief Financial Officer (Principal Financial Officer)	June 6, 2008

By:	* Thomas J. Ridings	Chief Accounting Officer (Principal Accounting Officer)	June 6, 2008

By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Pre-effective Amendment No. 1 to the Registration Statement on behalf of the persons indicated.

/s/ Michael G. Medzigian
       * Attorney-in-fact
           June 6, 2008

EXHIBIT INDEX

Exhibit No.		Exhibit

3	.1.	Articles of Incorporation of Carey Watermark Investors Incorporated (Incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
3	.2.	Form of Articles of Amendment and Restatement of Carey Watermark Investors Incorporated
3	.3.	Bylaws of Carey Watermark Investors Incorporated (Incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
4	.1.	Form of Distribution Reinvestment and Stock Purchase Plan
4	.2.	Form of Notice to Stockholder
5	.1.	Opinion of Clifford Chance US LLP as to the legality of securities issued
8	.1.	Opinion of Venable LLP as to certain tax matters
10	.1.	Form of Selected Dealer Agreement
10	.2.*	Form of Subscription Escrow Agreement
10	.3.	Form of Sales Agency Agreement
10	.4.	Form of Advisory Agreement (Incorporated by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
10	.5.	Form of Agreement of Limited Partnership (Incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
10	.6.*	Form of 2008 Equity Incentive Plan
21	.1.*	Subsidiaries of the Registrant
23	.1.	Consent of PricewaterhouseCoopers LLP
23	.2.	Consent of Clifford Chance US LLP (contained in Exhibit 5.1)
23	.3.	Consent of Venable LLP (contained in Exhibit 8.1)
23	.4.	Consent of Director Nominees (Incorporated by reference to Exhibit 23.4 to the registrant’s Registration Statement on Form S-11 (File No. 333-149899) filed on March 26, 2008)
23	.5.	Consent of Director Nominee
99	.1.*	Consent of Morningstar, Inc.

*	To be filed by amendment.